EXHIBIT 10.38

AMENDMENT No. 2, dated as of November 8, 2017 (this “Amendment”), to (i) the Credit Agreement dated as of May 14, 2015 and as amended by Amendment No. 1, dated as of February 15, 2017, among Milacron Holdings Corp., a Delaware corporation (“Holdings”), Milacron LLC, a Delaware limited liability company (the “Borrower”), the guarantors party thereto, the several banks and other financial institutions or entities from time to time party to the Credit Agreement (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) (as amended, restated, supplemented and otherwise modified from time to time prior to the date of the effectiveness of the Amendment, the “Credit Agreement”) and (ii) the Security Agreement, dated as of May 14, 2015 (as amended, restated, supplemented and otherwise modified from time to time prior to the date of the effectiveness of the Amendment, the “Security Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Amended Credit Agreement (as defined below) or the Security Agreement.
WHEREAS, the Borrower desires to amend the Credit Agreement and the Security Agreement on the terms set forth herein;
WHEREAS, Section 11.01 of the Credit Agreement provides that the Borrower, Holdings and the Required Lenders may amend the Credit Agreement and the other Loan Documents for certain purposes, including to permit additional extensions of credit to be included in the Credit Agreement;
WHEREAS, Bank of America, N.A. (in such capacity, the “Purchasing Term B Lender”) has agreed to purchase at par on the Amendment No. 2 Effective Date (as defined below) all Term B Loans held by Lenders that do not consent to this Amendment;
WHEREAS, Bank of America, N.A., JPMorgan Chase Bank, N.A., Barclays Bank PLC, Robert W. Baird & Co. Incorporated, Credit Suisse Securities (USA) LLC, Goldman Sachs Lending Partners LLC, KeyBanc Capital Markets Inc. and William Blair & Company, LLC are acting as joint lead arrangers and joint bookrunners for this Amendment;
NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
Section I.Amendments.
(a)The Credit Agreement is, effective as of the Amendment No. 2 Effective Date, subject to Section 3(b) below with respect to the definition of “Applicable Margin”, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto (the “Amended Credit Agreement”).

(b)The Security Agreement is, effective as of the Amendment No. 2 Effective Date, hereby amended by inserting the words “and the Specified Mortgaged Property” at the end of clause (g) of the definition of “Excluded Assets” set forth therein.
Section II.Representations and Warranties, No Default. The Borrower hereby represents and warrants that as of the Amendment No. 2 Effective Date, after giving effect to the amendments set forth in this Amendment, (i) no Default or Event of Default exists and is continuing and (ii) all representations and warranties contained in the Amended Credit Agreement and the other Loan Documents are true and correct in all material respects; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
Section III.Effectiveness. (a) Subject to Section 3(b) below, Section 1 of this Amendment shall become effective on the date (such date, if any, the “Amendment No. 2 Effective Date”) that the following conditions have been satisfied or waived:
(i)Consents. The Administrative Agent shall have received executed signature pages hereto from Lenders constituting the Required Lenders, the Purchasing Term B Lender and each Obligor.
(ii)Legal Opinions. The Administrative Agent shall have received a customary written opinion of Ropes & Gray LLP, counsel to the Obligors. The Obligors hereby request such counsel to deliver such opinion.
(iii)Payments. The Administrative Agent shall have received evidence satisfactory to it that substantially concurrently with the effectiveness of this Amendment on the Amendment No. 2 Effective Date (i) all accrued interest on the Term B Loans to but excluding the Amendment No. 2 Effective Date shall have been paid and (ii) Amendment No. 2 Assignments shall become effective with respect to all Term B Loans held by Amendment No. 2 Non-Consenting Lenders in accordance with Section 2.19(c) of the Amended Credit Agreement
(iv)Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower dated the Amendment No. 2 Effective Date certifying as to the satisfaction (or waiver) of the conditions set forth in Section 2.
(v)Other Documents. The Administrative Agent and the Joint Lead Arrangers shall have received such certificates of good standing or status (to the extent that such concepts exist) from the applicable secretary of state (or equivalent authority) of the jurisdiction of organization of each Obligor (in each case, to the extent such concept exists in the applicable jurisdiction), consents to assignment of the Term B Loans, certificates of customary board of directors resolutions or other customary corporate authorizing action, incumbency certificates and/or other customary certificates of Responsible Officers of each Obligor evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment.
(b) Notwithstanding anything contained herein to the contrary, the amendments relating to the definition of “Applicable Margin” included in Exhibit A shall only become effective upon the occurrence of the Amendment No. 2 Effective Date and the effectiveness of Amendment No. 2 Assignments with respect to all Term B Loans held by Amendment No. 2 Non-Consenting Lenders in accordance with Section 2.19(c) of the Amended Credit Agreement.
Section IV.[Reserved.]
Section V.Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
Section VI.Governing Law.
(a)THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY OBLIGOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS AMENDMENT OR THE ENFORCEMENT OF ANY JUDGMENT.
(c)EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 6. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
Section VII.Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section VIII.Effect of Amendment. Except as expressly set forth herein, (i) this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or any other Agent, in each case under the Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Loan Document. Each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement as amended hereby, or any other Loan Document as amended hereby, is hereby ratified and re-affirmed in all respects and shall continue in full force and effect. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement and each other Loan Document, and from and after the Amendment No. 2 Effective Date, all references to the Credit Agreement or the Security Agreement, as applicable, in any Loan Document and all references in the Credit Agreement or the Security Agreement, as applicable, to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement or the Security Agreement, as applicable, shall, unless expressly provided otherwise, refer to the Credit Agreement or the Security Agreement, as applicable, as amended by this Amendment. Each of the Obligors hereby consents to this Amendment and confirms that all obligations of such Obligor under the Loan Documents to which such Obligor is a party shall continue to apply to the Credit Agreement and the Security Agreement, each as amended hereby. The parties hereto acknowledge and agree that the amendment of the Credit Agreement and the Security Agreement pursuant to this Amendment and all other Loan Documents amended and/or executed and delivered in connection herewith shall not constitute a novation of the Credit Agreement and the other Loan Documents as in effect prior to the Amendment No. 2 Effective Date.
Section IX.Reaffirmation. Each of the Obligors hereby consents to the amendment of the Credit Agreement and the Security Agreement described in Section 1 of this Amendment and hereby confirms its respective guarantees, pledges, grants of security interests, subordinations and other obligations, as applicable, under and subject to the terms of each of the Loan Documents to which it is party, and confirms, agrees and acknowledges that, notwithstanding the consummation of this Amendment, such guarantees, pledges, grants of security interests, subordinations and other obligations, and the terms of each of the Loan Documents to which it is a party, except as expressly modified by this Amendment, are not affected or impaired in any manner whatsoever and shall continue to be in full force and effect and shall also guarantee and secure all obligations as amended and reaffirmed pursuant to the Credit Agreement and this Amendment.  Each of the Obligors confirms, acknowledges and agrees that the Lenders and the Purchasing Term B Lender are “Lenders” and “Secured Parties” for all purposes under the Loan Documents.  For the avoidance of doubt, each Obligor hereby restates the provisions of Section 2 of the Security Agreement and agrees that all references in the Security Agreement to the “Secured Obligations” shall include the Term B Loans as amended hereby.
Section X.WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

HOLDINGS:
MILACRON HOLDINGS CORP.,

By:	/s/ Bruce A. Chalmers
Name:    Bruce A Chalmers
Title:    Vice President Finance, Chief
Financial Officer and Treasurer
BORROWER:
MILACRON LLC,

By:	/s/ Bruce A. Chalmers
Name:    Bruce A Chalmers
Title:    Vice President Finance and Chief
Financial Officer

Guarantors:

MCRON FINANCE CORP.
By:    /s/ Bruce A. Chalmers
Name:    Bruce A. Chalmers
Title:    Vice President Finance, Chief
Financial Officer and Treasurer
MILACRON MARKETING COMPANY LLC
By:    /s/ Bruce A. Chalmers
Name:    Bruce A. Chalmers
Title:    Chief Financial Officer and
Treasurer
CIMCOOL INDUSTRIAL PRODUCTS LLC
By:    /s/ Bruce A. Chalmers
Name:    Bruce A. Chalmers

Title:    Chief Financial Officer and
Treasurer

MILACRON PLASTICS TECHNOLOGIES GROUP LLC
By:    /s/ Bruce A. Chalmers
Name:    Bruce A. Chalmers
Title:    Chief Financial Officer and
Treasurer

DME COMPANY LLC
By:    /s/ Bruce A. Chalmers
Name:    Bruce A. Chalmers
Title:    Chief Financial Officer and
Treasurer

CANGEN HOLDINGS, INC.
By:    /s/ Bruce A. Chalmers
Name:    Bruce A. Chalmers
Title:    Vice President and Chief
Financial Officer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:	/s/ Richard Barritt
Name:    Richard Barritt
Title:    Vice President

BANK OF AMERICA, N.A.,
as Purchasing Term B Lender

By:	/s/ David H. Strickert
Name:    David H. Strickert
Title:    Managing Director

EXHIBIT A

TERM LOAN AGREEMENT

Dated as of May 14, 2015,
as amended by
Amendment No. 1 on
February 15, 2017 and as further amended by Amendment No. 2 on November 8, 2017

$939,897,500,

by and among

MILACRON HOLDINGS CORP.,
as Holdings,

MILACRON LLC,
as the Borrower,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
THE OTHER LENDERS PARTY HERETO,
BANK OF AMERICA, N.A.,
JPMORGAN CHASE BANK, N.A.,
BARCLAYS BANK PLC,
ROBERT W. BAIRD & CO. INCORPORATED
CREDIT SUISSE SECURITIES (USA) LLC,
GOLDMAN SACHS LENDING PARTNERS LLC,
KEYBANC CAPITAL MARKETS INC.,

and
WILLIAM BLAIR & COMPANY, LLC,
as Joint Lead Arrangers and Joint Bookrunners,
KEYBANC CAPITAL MARKETS INC.,
as Syndication Agent and Documentation Agent

TABLE OF CONTENTS
Page
SECTION 1.

DEFINITIONS; RULES OF CONSTRUCTION

1.1	Definitions 1

1.2	Accounting Terms 47

1.3	Uniform Commercial Code 48

1.4	Certain Matters of Construction 48

1.5	Rounding 49

1.6	Certain Calculations and Tests 49

1.7	Changes in Calculations 49
SECTION 2.

CREDIT FACILITIES

2.1	Term Commitments 50

2.2	Procedure for Borrowing 50

2.3	Requests for Borrowings 50

2.4	[Reserved] 51

2.5	[Reserved] 51

2.6	Funding of Borrowings 51

2.7	Interest Elections 51

2.8	Termination of Commitments 52

2.9	Repayment of Loans; Evidence of Debt 52

2.10	Repayment of Term B Loans 52

2.11	Prepayment of Loans 53

2.12	Fees 55

2.13	Interest 55

2.14	Alternate Rate of Interest 56

2.15	Increased Costs 56

2.16	Break Funding Payments 57

2.17	Taxes 57

2.18	Payments Generally; Pro Rata Treatment; Sharing of Set-offs 60

2.19	Mitigation Obligations; Replacement of Lenders 61

2.20	Illegality 62

2.21	[Reserved] 62

2.22	Incremental Extensions of Credit 62

2.23	Extension Offers 64
SECTION 3.

CONDITIONS PRECEDENT

3.1	Conditions Precedent to Closing 65
SECTION 4.

REPRESENTATIONS AND WARRANTIES

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Page

4.1	Organization and Qualification 67

4.2	Power and Authority 67

4.3	Enforceability 67

4.4	Capital Structure 67

4.5	Title to Properties; Security Interests 67

4.6	Financial Statements 67

4.7	No Material Adverse Effect 67

4.8	Solvency 68

4.9	Taxes 68

4.10	Intellectual Property 68

4.11	Governmental Approvals 68

4.12	Compliance with Laws 68

4.13	Compliance with Environmental Laws 68

4.14	Litigation 69

4.15	ERISA 69

4.16	Margin Regulations; Investment Company Act 70

4.17	PATRIOT Act, Etc. 70

4.18	Complete Disclosure 70

4.19	EEA Financial Institutions 70
SECTION 5.

AFFIRMATIVE COVENANTS

5.1	Inspections; Appraisals and Books and Records 71

5.2	Financial and Other Information; Certificates 71

5.3	Notices 73

5.4	Compliance with Laws 73

5.5	Taxes 74

5.6	Maintenance of Properties 74

5.7	Insurance 74

5.8	Use of Proceeds 74

5.9	Maintenance of Ratings 74

5.10	Further Assurances; After-Acquired Property 74

5.11	Consolidated Corporate Franchises 75

5.12	Conduct of Business 75

5.13	Flood Hazard 75

5.14	Post-Closing Covenant 76

5.15	Designation of Unrestricted Subsidiaries 76
SECTION 6.

NEGATIVE COVENANTS

6.1	Permitted Debt 76

6.2	Permitted Liens 80

6.3	Restricted Payments 83

6.4	Investments 83

6.5	Disposition of Assets 83

6.6	Restrictions on Payment of Certain Debt 83

6.7	Fundamental Changes 83

6.8	Fiscal Year 84

6.9	Restrictive Agreements 84

6.10	Affiliate Transactions 85

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Page

6.11	Amendments to Subordinated Debt 86

6.12	Passive Holding Company 86
SECTION 7.

EVENTS OF DEFAULT; REMEDIES ON DEFAULT

7.1	Events of Default 86

7.2	Action in Event of Default 88

7.3	Application of Proceeds 88

7.4	Setoff 89

7.5	Remedies Cumulative; No Waiver 89
SECTION 8.

AGENT

8.1	Appointment, Authority and Duties of the Administrative Agent 89

8.2	Possession of Collateral 91

8.3	Reliance by the Administrative Agent 91

8.4	Action upon Default 91

8.5	Exculpatory Provisions 92

8.6	Successor Administrative Agent and Co-Administrative Agents 92

8.7	Due Diligence and Non-Reliance 93

8.8	Indemnifications 93

8.9	The Agents in Their Individual Capacity 94

8.10	Agent Titles 94

8.11	Survival 94

8.12	Withholding Tax 94

8.13	Certain ERISA Matters 94
SECTION 9.

SUCCESSORS AND ASSIGNS

9.1	Successors and Assigns 95
SECTION 10.

GUARANTEE

10.1	The Guarantee 100

10.2	Obligations Unconditional 101

10.3	Reinstatement 101

10.4	Subrogation 102

10.5	Remedies 102

10.6	Continuing Guarantee 102

10.7	General Limitation on Amount of Secured Obligations Guaranteed 102
SECTION 11.

MISCELLANEOUS

11.1	Consents, Amendments and Waivers 102

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Page

11.2	Indemnification and Expenses 105

11.3	Notices and Communications 106

11.4	Credit Inquiries 107

11.5	Severability 107

11.6	Cumulative Effect; Conflict of Terms 107

11.7	Counterparts 108

11.8	Entire Agreement 108

11.9	Relationship with the Lenders 108

11.10	No Advisory or Fiduciary Responsibility 108

11.11	Confidentiality 108

11.12	GOVERNING LAW 109

11.13	Consent to Forum 109

11.14	Waivers by Obligors of Jury Trial 109

11.15	PATRIOT Act Notice 110

11.16	Marshalling; Payments Set Aside 110

11.17	Release of Liens and Guarantees 110

11.18	Intercreditor Agreement 110

11.19	Acknowledgment and Consent to Bail-In of EEA Financial Institutions 111

11.20	Flood Matters 111

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment and Acceptance

Exhibit B	Borrowing Request

Exhibit C	Financial Statements Certificate

Exhibit D	Note

Exhibit E-1	U.S. Tax Compliance Certificate 1

Exhibit E-2	U.S. Tax Compliance Certificate 2

Exhibit E-3	U.S. Tax Compliance Certificate 3

Exhibit E-4	U.S. Tax Compliance Certificate 4

Schedule I	[Reserved]

Schedule II	Notice Addresses

Schedule 1.1(a)	Unrestricted Subsidiaries

Schedule 4.4	Names and Capital Structure

Schedule 4.10	Patents, Trademarks and Copyrights

Schedule 5.14(a)	Closing Date Mortgaged Property

Schedule 6.1	Existing Debt

Schedule 6.2	Existing Liens

Schedule 6.4	Contingent Obligations

Schedule 6.5	Permitted Investments

Schedule 6.10	Existing Affiliate Transactions

-iv-

TERM LOAN AGREEMENT
THIS TERM LOAN AGREEMENT (this “Agreement”) is dated as of May 14, 2015, and amended as of February 15, 2017 and November 8, 2017, by and among MILACRON HOLDINGS CORP., a Delaware corporation (“Holdings”), MILACRON LLC, a Delaware limited liability company (the “Borrower”), each Subsidiary of the Borrower from time to time party hereto as a Guarantor (this and each other capitalized term used herein without definition having the meaning assigned to such term in Section 1.1), the financial institutions party to this Agreement from time to time as lenders (collectively, the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”).
R E C I T A L S:
WHEREAS, the Borrower has requested that, upon the satisfaction of the conditions precedent set forth in Section 3 below, the Lenders make term loans to the Borrower in an aggregate principal amount of $939,897,500 on the Amendment No. 1 Effective Date on the terms set forth in this Agreement and the Borrower shall use the proceeds thereof to fund the 2017 Transactions in accordance with Section 5.8;
WHEREAS, the Borrower and the Guarantors are members of a consolidated group of companies engaged in similar or related businesses and will derive benefits from the extensions of credit under this Agreement; and
WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to make such extensions of credit for the benefit of the Borrower under this Agreement.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
SECTION 1.

DEFINITIONS; RULES OF CONSTRUCTION
1.1    Definitions. As used herein, the following terms have the meanings set forth below:
“2012 Transactions”: the transactions contemplated by the Stock Purchase Agreement, dated as of March 29, 2012, by and among Holdings, the shareholders of Holdings, the holders of options of Holdings, Mcron Acquisition Corp and the representative of the sellers named therein, the issuance of the Existing Secured Notes, the entry into and borrowings under the related asset-based credit facility and the repayment of existing indebtedness, consummated on April 30, 2012.
“2017 Transactions”: the funding of the Term B Loans on the Amendment No. 1 Effective Date, the repayment in full of the Term Loans, the redemption of the Senior Notes Debt and the payment of fees and expenses in connection with the foregoing.

“ABL Administrative Agent”: Bank of America, N.A. in its capacity as administrative agent and collateral agent under the ABL Facility Documentation, or any successor administrative agent and collateral agent under the ABL Facility Documentation.
“ABL Amendment Agreement”: the Second Amendment Agreement, dated as of May 14, 2015, by and among Holdings, the Borrower, the other borrowers and guarantors party thereto, the ABL Administrative Agent and the lenders party thereto.
“ABL Amendment and Restatement”: the amendment and restatement of the ABL Facility on March 28, 2013.

“ABL Collateral”: “Revolving Priority Collateral” as defined in the Intercreditor Agreement.
“ABL Facility”: that certain Third Amended and Restated Credit and Guaranty Agreement, dated as of May 14, 2015, by and among Holdings, the Borrower, the other borrowers and guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder and the ABL Administrative Agent and the other agents party thereto, including any related notes, collateral documents, letters of credit and guarantees, instruments and agreements executed in connection therewith, and any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), and any amendments, restatements, amendments and restatements, supplements, modifications, replacements or refinancings thereof (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise) and any indenture, guarantees, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that refinance any part of the loans, notes, guarantees, other credit facilities or commitments thereunder, including any such refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.
“ABL Facility Documentation”: the ABL Facility and all security, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.
“ABL Facility Lender”: any lender under the ABL Facility.
“Acquired EBITDA”: with respect to any Acquired Entity or Business for any period, the amount for such period of EBITDA of such Acquired Entity or Business (determined using the definition of EBITDA as if references to the Borrower and its Restricted Subsidiaries therein were references to such Acquired Entity or Business), all as determined on a consolidated basis for such Acquired Entity or Business.
“Acquired Entity or Business”: as defined in the definition of “EBITDA.”
“Acquisition”: any transaction or series of related transactions, consummated on or after the date hereof, by which the Borrower directly, or indirectly through one or more Subsidiaries, (i) acquires any business, division or line of business, or all or substantially all of the assets, of any Person, whether through purchase of assets, merger or otherwise, or (ii) acquires securities or other ownership interests of any Person having at least a majority of the combined voting power of the then outstanding Equity Interests of such Person.
“Adjustment Date”: each date of delivery of financial statements required to be delivered pursuant to Section 5.2(a) or (b), as applicable, commencing with the financial statements for the Fiscal Quarter ending June 30, 2017.
“Administrative Agent”: as defined in the preamble.
“Administrative Agent Indemnitees”: the Administrative Agent and its officers, directors, employees, Affiliates, agents (including, without limitation, the ABL Administrative Agent, to the extent the ABL Administrative Agent is acting as collateral agent for the Administrative Agent and the Lenders pursuant to the Intercreditor Agreement) and attorneys.
“Administrative Questionnaire”: an Administrative Questionnaire in the form provided by the Administrative Agent.
“Affected Lender”: as defined in Section 2.20.
“Affiliate”: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliated Lender”: any Non-Debt Fund Affiliate, Holdings, the Borrower or any Subsidiary of the Borrower, but excluding any Debt Fund Affiliate.

“Agents”: the Administrative Agent, Joint Lead Arrangers, the Syndication Agent and Documentation Agent.
“Agent Professionals”: attorneys, accountants, appraisers, auditors, environmental engineers or consultants, and other professionals and experts retained by the Administrative Agent.
“Agreement”: as defined in the preamble.
“Amendment No. 1”: Amendment No. 1 to this Agreement, dated as of February 15, 2017, by and among the Obligors, the Administrative Agent, the Initial Term B Lender and the Lenders party thereto.
“Amendment No. 1 Effective Date”: has the meaning specified in Amendment No. 1.
“Amendment No. 2”: Amendment No. 2 to this Agreement, dated as of November 8, 2017, by and among the Obligors, the Administrative Agent, the Purchasing Term B Lender and the Lenders party thereto.
“Amendment No. 2 Assignment”: an assignment of Term B Loans by an Amendment No. 2 Non-Consenting Lender to the Purchasing Term B Lender on the Amendment No. 2 Effective Date pursuant to Section 2.19(c).
“Amendment No. 2 Effective Date”: has the meaning specified in Amendment No. 2.
“Amendment No. 2 Non-Consenting Lender”: a Lender that is a Non-Consenting Lender with respect to Amendment No. 2.
“Applicable Law”: all applicable laws, rules, regulations and binding governmental requirements having the force and effect of law applicable to the Person in question or any of its property or assets, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
“Applicable Margin”: the applicable margin shall be the percentage per annum set forth below for the applicable Type of Loan based on the Total Net Leverage Ratio as of the most recent Adjustment Date:

Total Net Leverage Ratio	Base Rate Loans	LIBOR Loans
Category 1
Greater than 3.50 to 1.00	1.75%	2.75%
Category 2
Less than or equal to 3.50 to 1.00	1.50%	2.50%

The Applicable Margin shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Total Net Leverage Ratio in accordance with the table above; provided that if financial statements are not delivered when required pursuant to Section 5.2(a) or (b), as applicable, the “Applicable Margin” shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.2(a) or (b), as applicable, for the first fiscal quarter ending after the Amendment No. 2 Effective Date.
“Asset Disposition”: a sale, lease, license, transfer or other voluntary disposition of Property of the Borrower or any of its Restricted Subsidiaries, including a disposition of Property in connection with a Sale and Leaseback Transaction, and any casualty or condemnation event regarding such Property.
“Assignment and Acceptance”: an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if the Borrower’s consent is required by this

Agreement), substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.
“Attributable Debt”: when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower’s then current weighted average cost of funds for Debt as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.
“Available Basket Amount”: at any date of determination, a cumulative amount equal to:
(a)    the sum of:
(i)    $75,000,000,
(ii)    the CNI Growth Amount,
(iii)    the fair market value (as reasonably determined by the Borrower) of property or assets contributed to the Borrower from any contribution to its equity capital which have not been designated as an Excluded Contribution,
(iv)    the net cash proceeds received by the Borrower from the sale (other than to a Restricted Subsidiary) or issuance of any Qualified Capital Stock of, or contributions to, the Borrower, which proceeds have not been designated as an Excluded Contribution,
(v)    the aggregate principal amount of any Debt or Equity Interests not constituting Qualified Capital Stock, in each case, of the Borrower or any Restricted Subsidiary issued after the Closing Date (other than Debt or such Equity Interests issued to the Borrower or a Restricted Subsidiary), which has been converted into or exchanged for Qualified Capital Stock of the Borrower or any Equity Interests of any Parent Entity, together with the fair market value of any cash equivalents and the fair market value (as reasonably determined by the Borrower) of any property or assets received by the Borrower or any Restricted Subsidiary upon such exchange or conversion,
(vi)    the Net Proceeds received by the Borrower or any Restricted Subsidiary after the Closing Date in connection with the Asset Disposition to a Person (other than the Borrower or any Restricted Subsidiary) of any Investment made pursuant to clause (q)(i) of the definition of “Permitted Investments” (in an amount not to exceed the original amount of such Investment),
(vii)    the proceeds received by the Borrower or any Restricted Subsidiary after the Closing Date in connection with returns, profits, distributions and similar amounts, repayments of loans and the release of guarantees received on any Investment made pursuant to clause (q)(i) of the definition of “Permitted Investments” (in an amount not to exceed the original amount of such Investment),
(viii)    an amount equal to the sum of (A) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated into, the Borrower or any Restricted Subsidiary, the amount of the Investments of the Borrower or any Restricted Subsidiary in such Subsidiary made pursuant to clause (q)(i) of the definition of “Permitted Investments” (in an amount not to exceed the original amount of such Investment) and (B) the fair market value (as reasonably determined by the Borrower) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Borrower or any Restricted Subsidiary after the Closing Date from any dividend or other distribution by an Unrestricted Subsidiary,

(ix)    the aggregate Declined Prepayment Amount, minus
(b)    the sum at the time of determination of:
(i)    the cumulative amount of the Available Basket Amount used to make (A) Investments pursuant to clause (q)(i) of the definition of “Permitted Investments” and (B) Restricted Debt Payments pursuant to clause (w) of the proviso to Section 6.6, in each case, after the Closing Date and on or prior to the date of determination, and
(ii)    the cumulative amount of the Available Basket Amount used to make Restricted Payments pursuant to clause (d)(i) of the definition of “Permitted Restricted Payments” after the Closing Date and on or prior to the date of determination.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Product”: any Hedging Agreement entered into with the Borrower or any Subsidiary.
“Bank Product Debt”: Debt and other obligations of an Obligor relating to Bank Products.
“Bankruptcy Code”: Title 11 of the United States Code.
“Base Rate”: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the NYFRB Rate in effect on such day plus ½ of 1%; and (c) the LIBOR Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the LIBOR Rate for any day shall be based on the one-month rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the LIBOR Rate, respectively.
“Base Rate Loan”: a Loan that bears interest based on the Base Rate.
“Board of Governors”: the Board of Governors of the Federal Reserve System.
“Borrower”: as defined in the preamble hereto.
“Borrower Competitor”: any Person that (i) competes with or (ii) is an Affiliate of a Person that competes with the business of the Borrower and its Subsidiaries.
“Borrower Materials”: as defined in Section 5.2.
“Borrowing”: Loans of a single Class and Type and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.
“Borrowing Base”: as of any date, the Dollar Equivalent of an amount equal to:
(1)    85% of the aggregate book value of all accounts receivable owned by the Borrower and the Restricted Subsidiaries; plus

(2)    the lesser of (a) 65% of the lesser of cost (on a basis consistent with the Borrower’s historical accounting practices) or market value of the Borrower’s and the Restricted Subsidiaries’ eligible inventory (determined in accordance with the ABL Facility) and (b) 85% of the appraised net orderly liquidation value (based on the methodology used in the most recent appraisal delivered under the ABL Facility) of the Borrower’s and the Restricted Subsidiaries’ eligible inventory, in each case, calculated on a consolidated basis and in accordance with GAAP and based upon the most recent internal month-end financial statements available to the Borrower.
“Borrowing Minimum”: $1,000,000.
“Borrowing Multiple”: $500,000.
“Borrowing Request”: a request by the Borrower in accordance with the terms of Section 2.3 and, if written, substantially in the form of Exhibit B.
“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City, New York, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank eurodollar market.
“Capital Expenditures”: for any period of calculation, the aggregate of all amounts that would be reflected as additions to property, plant or equipment on a consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP; provided that the term “Capital Expenditures” shall not include: (i) expenditures made in connection with the replacement, substitution, restoration, upgrade, development or repair of assets to the extent financed with (x) insurance or settlement proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored, upgraded, developed or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced; (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time; (iii) the purchase price of property, plant or equipment or software in an amount equal to the proceeds of Asset Dispositions of fixed or capital assets that are not required to be applied to prepay the Loans pursuant to this Agreement; (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiaries and that are actually paid for, or reimbursed to the Borrower or any Restricted Subsidiary in cash or Cash Equivalents, by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation in respect of such expenditures to such Person or any other Person; (v) expenditures to the extent constituting any portion of a Permitted Acquisition (or a Permitted Investment) and expenditures made in connection with the Specified Transactions; (vi) the purchase price of equipment purchased during such period to the extent the consideration thereof consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment; (vi) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries; (vii) expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than the Borrower or a Restricted Subsidiary during the same Fiscal Year in which such expenditures were made pursuant to a Sale and Leaseback Transaction to the extent of the cash proceeds received by the Borrower or such Restricted Subsidiary pursuant to such Sale and Leaseback Transaction or (viii) expenditures financed with the proceeds of an issuance of Equity Interests of Holdings, the Borrower or a Parent Entity or a capital contribution to the Borrower.
“Capital Lease”: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Lease Obligation”: the portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
“Capitalized Software Expenditures”: for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Subsidiaries.
“Cash Equivalents”:
(1)    United States dollars or Canadian dollars;
(2)    (a) euro, or any national currency of any participating member state of the EMU; or
(b)    in the case of the Borrower or any Restricted Subsidiary, such local currencies held by them from time to time in the Ordinary Course of Business;
(3)    securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or the Canadian government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;
(4)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;
(5)    repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;
(6)    commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P, in each case maturing within 24 months after the date of creation thereof;
(7)    marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating agency) in each case maturing within 24 months after the date of creation thereof;
(8)    investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities 24 months or less from the date of acquisition;
(10)    Debt or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities 24 months or less from the date of acquisition; and
(11)    Investments in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts; provided further that for purposes of clause (p) of the definition of “Permitted Asset Disposition” only, Designated Non-Cash Consideration shall be deemed cash.
“Cash Interest Expense”: with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis for any period, Consolidated Interest Expense and Charges for such period (including (x) net losses on obligations under Hedging Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) fees payable in respect of letters of credit and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Consolidated Interest Expense and Charges), together with items excluded from the definition of “Consolidated Interest Expense and Charges” pursuant to clause (1) of the definition thereof, paid, or (without duplication) to be paid currently in cash.
“Cash Management Services”: any services provided from time to time by any Lender or any of its Affiliates to the Borrower or any Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts or similar cash management arrangements, including automated clearinghouse, e-payables, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
“CCMP”: CCMP Capital Advisors, LLC.
“CERCLA”: the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq., as amended).
“Change in Law”: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, binding guideline or directive by any Governmental Authority; provided that with respect to any increased costs that are instituted under Section 2.15, such increased costs shall only be instituted to the extent the applicable Lender is generally requiring reimbursement therefor from similarly situated borrowers under comparable credit facilities by any lending office of such Lender or by such Lender’s holding company, if any. For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines and directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III (it being understood that requests for payments on account of increased costs resulting from market disruption shall be limited to circumstances generally affecting the banking market and when the Required Lenders have made requests therefor), shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change in Working Capital”: with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, the amount of Changes in Current Assets and Liabilities; provided that, Changes in Working Capital shall be calculated without regard to any Changes in Current Assets and Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of (i) any Asset Disposition and acquisition, in each case, of any person, manufacturing facility or line of business, consummated during such period and (ii) the application of purchase accounting or (c) the effect of fluctuations in the amount of accrued or contingent obligations under Hedging Agreements.
“Change of Control”: (a) a Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), but excluding any employee benefit plan of Holdings or any of its subsidiaries (or any direct or indirect parent company thereof), and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, other than the Permitted Investors, shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Equity Interests representing more than the greater of (x) 35% of the then-outstanding Total Voting Power of Holdings and (y) the percentage of the then-outstanding Total Voting Power of Holdings owned, directly or indirectly, “beneficially” by the Permitted Investors (it being understood that a “Change of Control” shall not be deemed to have occurred with respect to clause (a) above if the Permitted Investors have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors or similar governing body of Holdings); or (b) Holdings shall fail to maintain direct beneficial ownership of 100% of the outstanding Equity Interests in the Borrower.
“Changes in Current Assets and Liabilities”: the sum of those amounts that comprise the changes in the current assets (excluding cash and Cash Equivalents (including Permitted Investments) and deferred tax accounts) and current liabilities section of the Borrower’s statement of cash flows as prepared on a consolidated basis excluding tax accruals and deferred taxes.
“Charge”: any charge, fee, expense, cost, accrual or reserve of any kind.
“Claims”: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interests, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of the Administrative Agent or replacement of any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by an Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
“Class”: with respect to any Loan, refers to whether such Loan is a Term Loan, a Term B Loan, an Incremental Term Loan of a particular Series, an Extended Term Loan of a particular Series or a Replacement Term Loan of a particular Series.
“Closing Date”: May 14, 2015.
“CNI Growth Amount”: at any date of determination, an amount equal to 50% of Consolidated Net Income of the Borrower and its Restricted Subsidiaries, for the period (taken as one accounting period) beginning on March 31, 2015 and ending on the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.2(a) or (b) at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit.
“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all the assets and properties of whatever kind and nature subject or purported to be subject to the Liens created by the Security Documents.
“Commitment”: with respect to each Lender, the Term B Commitment of such Lender or the commitments of such Lender set forth in the applicable Increased Facility Activation Notice or in an Assignment and Acceptance pursuant to which such Lender becomes a party hereto in accordance with Section 9.1, as applicable, in each case, as such amount may be adjusted from time to time in accordance with this Agreement.
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Confidential Information”: as defined in Section 11.11.
“Consolidated Depreciation and Amortization Expense”: with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated Interest Expense and Charges”: with respect to any Person for any period, the sum, without duplication, of (1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Debt at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to GAAP), (d) the interest component of Capital Lease Obligations, and (e) net payments, if any, pursuant to obligations under interest rate Hedging Agreements with respect to Debt, and excluding (v) accretion or accrual of discounted liabilities not constituting Debt, (w) any expense resulting from the discounting of Debt in connection with the application of recapitalization accounting or, if applicable, purchase accounting, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and (y) any expensing of bridge, commitment and other financing fees); plus consolidated capitalized interest of such Person and its Restricted Subsidiary for such period (whether paid or accrued); less interest income of such Person and its Restricted Subsidiaries for such period; plus (2) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of any Disqualified Equity Interest, refunding capital stock or any preferred stock of the Borrower or a Restricted Subsidiary during such period; provided that for purposes of this definition, interest on Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.
“Consolidated Net Income”: with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,
(1)    any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the 2012 Transactions, the Specified Transactions or the Transactions) shall be excluded,
(2)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3)    any after-tax effect of income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposed, abandoned, transferred, closed or discontinued operations shall be excluded,
(4)    any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments, other than in the Ordinary Course of Business, as determined in good faith by the Borrower, shall be excluded,
(5)    the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is the Borrower or a Restricted Subsidiary in respect of such period,
(6)    effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the property, equipment, leases, inventory, software, goodwill and other intangible assets, in-process research and development, deferred revenue, deferred trade incentives and other lease-related items, advanced billings and debt line items (including deferred costs and deferred rent related thereto) resulting from the application of purchase or recapitalization accounting or, if applicable, acquisition method accounting in relation to the 2012 Transactions, the Specified Transactions, the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,
(7)    any after-tax effect of income or loss from the early extinguishment of Debt or obligations under Hedging Agreements or other derivative instruments shall be excluded,
(8)    any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,
(9)    any non-cash compensation charge or expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any income or loss attributable to deferred compensation plans or trusts, including but not limited to charges and expenses arising under FASB ASC 718 and cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Borrower or any of its direct or indirect parent companies in connection with the 2012 Transactions, the Specified Transactions or the Transactions shall be excluded,
(10)    any fees and expenses (including any adjustment of estimated payouts on earn-outs) incurred during such period, or any amortization thereof for such period, in connection with the 2012 Transactions and the 2017 Transactions, the Specified Transactions or the Transactions and any acquisition, Investment, Asset Disposition, issuance or repayment of Debt, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,
(11)    (a) accruals and reserves that are established or adjusted (i) within twelve months after April 30, 2012 that are so required to be established as a result of the 2012 Transactions or in accordance with GAAP, (ii) within twelve months after March 28, 2013 that are so required to be established as a result of the transactions set forth in clause (i) of the definition of “Specified Transactions” or in accordance with GAAP, (iii) within twelve months after March 31, 2014 that are so required to be established as a result of the transactions set forth in clause (ii) of the definition of “Specified Transactions” or in accordance with GAAP, or (iv) within twelve months after October 17, 2014 that are so required to be established as a result of the transactions set forth in clause (iii) of the definition of “Specified Transactions” or in accordance with GAAP, or (iv) within twelve months after the Closing Date that are so required to be established as a result of the Transactions or in accordance with GAAP, or (b) changes as a result of adoption or modification of accounting policies, shall be excluded,
(12)    to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses or losses with respect to liability or casualty events or business interruption shall be excluded,
(13)    any gain or loss resulting in such period from obligations under Hedging Agreements and the application of FASB ASC 815 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations shall be excluded, and
(14)    any gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Debt (including any net loss or gain resulting from obligations under Hedging Agreements for currency exchange risk) shall be excluded.
In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing and without duplication with any of clauses (1) through (14) above, Consolidated Net Income shall include the amount of proceeds actually received from business interruption insurance and reimbursements actually received of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Consolidated Total Debt”: at any date (without duplication) all Capital Lease Obligations, Purchase Money Debt, Debt for borrowed money and letters of credit (but only to the extent drawn and not reimbursed for more than five (5) Business Days), in each case, determined for the Borrower and its Restricted Subsidiaries in accordance with GAAP.
“Contingent Obligation”: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation (other than clause (iv)) shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto as determined by the guaranteeing Person in good faith. The amount of any Contingent Obligation under clause (iv) above shall be deemed to be equal to the lesser of the aggregate unpaid amount of such obligation and the fair market value (determined in good faith by such Person) of the property.
“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
“Copyright Security Agreement”: each copyright security agreement executed and delivered pursuant to the Security Agreement or any other Security Document.
“Debt”: as applied to any Person, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person incurred or assumed as the deferred purchase price of property or services (but excluding (i) trade accounts payable and accrued obligations incurred in the Ordinary Course of Business and (ii) any deferred compensation arrangements entered into in the Ordinary Course of Business and any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person) to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP; (e) all Debt (excluding prepaid interest thereon) of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but the amount of such Debt shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt and (ii) the fair market value (as determined by such Person in good faith) of the encumbered property; (f) all Purchase Money Debt and Capital Leases Obligations; (g) net obligations of such Person in respect of Hedging Agreements to the extent required to be reflected on a balance sheet of such Person; (h) all Attributable Debt of such Person; (i) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions created for the account of such Person; (j) obligations in respect of Disqualified Equity Interests; and (k) all Contingent Obligations of such Person in respect of Debt of the kinds referred to in clauses (a) through (j) above. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Debt expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, Debt of the Borrower and its Restricted Subsidiaries shall exclude (i) liabilities under vendor agreements to the extent such liabilities may be satisfied through non-cash means such as purchase volume earnings credits, (ii) reserves for deferred taxes and (iii) for all purposes under this Agreement other than for purposes of Section 6.1, intercompany Debt among the Borrower and its Restricted Subsidiaries.

“Debt Fund Affiliate”: (a) Octagon Credit Investors, LLC and (b) any other Affiliate of the Sponsor (other than Holdings, any Subsidiary of Holdings or a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and for which no personnel making investment decisions in respect of any equity fund which has a direct or indirect equity investment in Holdings, the Borrower or the Restricted Subsidiaries has the right to make any investment decisions.
“Declined Prepayment Amount”: as defined in Section 2.11(h).
“Default”: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
“Default Rate”: as defined in Section 2.13(c).
“Defaulting Lender”: any Lender that (a) has failed to perform any funding obligations hereunder, and such failure is not cured within two (2) Business Days of the date of the funding obligation; (b) has notified the Administrative Agent or the Borrower that such Lender does not intend to comply with its funding obligations hereunder or generally under other agreements to which it commits to extend credit or has made a public statement to that effect; (c) has failed, within three (3) Business Days following written request by the Administrative Agent or the Borrower, to confirm in a manner reasonably satisfactory to the Administrative Agent and the Borrower that such Lender will comply with its funding obligations hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent of such confirmation; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding or taken any action in furtherance thereof, including, in the case of any Lender, the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, or become the subject of a Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of any equity interest in such Lender or parent company so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of the courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of, in the case of a solvent Person, the commencement of silent administration proceedings under the Dutch FSA, where such proceeding does not result in or provide such Lender or Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Person.
“Designated Competitor Affiliate”: as such term is defined in Section 11.1(f).
“Designated Non-Cash Consideration”: the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary, up to a maximum of the greater of (i) $50,000,000 and (ii) 3.0% of Total Assets at any time outstanding; in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration, up to a maximum of the greater of $50,000,000 and 3.0% of Total Assets at any time outstanding.
“Disinterested Director”: with respect to any Person and transaction, a member of the board of managers (or equivalent governing body) of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.
“Disposed EBITDA”: with respect to any Sold Entity or Business or for any period, the amount for such period of EBITDA of such Sold Entity or Business (determined using the definition of EBITDA as if references to the Borrower and its Restricted Subsidiaries therein were references to such Sold Entity or Business and its Subsidiaries) or such all as determined on a consolidated basis for such Sold Entity or Business.
“Disqualified Equity Interest”: any Equity Interest that, by its terms (or by the terms of any other Equity Interest into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale) in whole or in part, in each case prior to the Final Maturity Date; provided that if such Equity Interests are issued pursuant to an equity or incentive compensation or benefit plan or arrangement of Holdings, the Borrower or any of their respective Subsidiaries, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Holdings, the Borrower or any of their respective Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Disqualified Institution”: any Person set forth on the list provided by the Borrower to the Administrative Agent prior to the date hereof, which list shall be provided upon request to any Lender in order to assist in compliance with Section 9.1; provided, that the Borrower, upon notice to the Administrative Agent at JPMDQ_Contact@jpmorgan.com, shall be permitted to supplement such list from time to time with additional Persons only to the extent any such Person is a Borrower Competitor (in which case, the Administrative Agent shall make such supplemented list available to the Lenders); provided further, that (i) any such designation shall, subject to clause (ii) below, become effective on the third Business Day after the date such notice is received by the Administrative Agent as provided above and (ii) no such designation shall retroactively apply to any Person that is a Lender, Participant or party to a pending trade for a Loan at the time such designation would otherwise have become effective.

“Disregarded Domestic Person”: any direct or indirect Domestic Subsidiary of the Borrower, substantially all of whose assets consist of Equity Interests in one or more direct or indirect Foreign Subsidiaries.
“Documentation Agent”: Keybanc Capital Markets Inc.
“Dollar Equivalent”: on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount in a currency other than Dollars, the equivalent amount thereof in Dollars (a) with respect to conversions of amounts set forth in the Borrower’s books and records, as set forth therein; provided that such amounts are calculated in accordance with GAAP, and (b) otherwise as determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) using any method of determination it reasonably deems appropriate.
“Dollars”: lawful money of the United States.
“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of the United States, any state within the United States, or the District of Columbia.
“Dutch FSA”: the Dutch Financial Supervision Act (Wet op het financieel toezicht) and the rules and regulations promulgated thereunder.
“EBITDA”: with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:
(1)    increased (without duplication) by:
(a)    provision for taxes, including, without limitation, foreign, federal, state, local, franchise, excise and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations, and including pursuant to any Tax sharing arrangements) of such Person and such Subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus
(b)    Consolidated Interest Expense and Charges of such Person and such Subsidiaries for such period (including (x) net losses on obligations under Hedging Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) fees payable in respect of letters of credit and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Consolidated Interest Expense and Charges), together with items excluded from the definition of “Consolidated Interest Expense and Charges” pursuant to clause (1) of the definition thereof, and, in each such case, to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus
(c)    Consolidated Depreciation and Amortization Expense of such Person and such Subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus
(d)    any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Debt permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Transactions, this Agreement or any Permitted Refinancing Debt and (ii) any such fees, costs (including call premiums), commissions, expenses and other charges related to any amendment or other modification of the Existing Secured Notes Debt, the Senior Notes Debt, the ABL Facility, the Existing ABL Credit Agreement, this Agreement, the Existing Term Loan Agreement or any other Permitted Refinancing Debt, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus
(e)    the amount of any non-cash restructuring charge, accrual or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any non-cash restructuring costs incurred in connection with acquisitions after the Closing Date and non-cash costs related to the closure and/or consolidation of facilities; provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus
(f)    the amount of any cash restructuring charge, accrual or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any cash restructuring costs incurred in connection with acquisitions after the Closing Date, cash costs related to the implementation of cost savings initiatives and operating expense reductions, closure and/or consolidation of facilities and plants, opening and pre-opening expenses, business optimization and other integration and transition Charges (including inventory optimization programs, software development costs, costs relating to curtailments, costs related to entry into new markets, strategic initiatives and contracts, consulting fees, expansion and relocation expenses, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and startup costs) and severance and relocation, signing, retention and executive recruiting costs; plus
(g)    any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period; provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(h)    the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus
(i)    the amount of any management, monitoring, consulting, transaction and advisory fees and related expenses paid in such period under the Management Agreement to the extent otherwise permitted hereunder; plus
(j)    any costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Qualified Capital Stock of the Borrower; plus
(k)    Public Company Costs; and
(2)    decreased by (without duplication) (a) non-cash gains increasing Consolidated Net Income of such Person and such Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (b) the minority interest income consisting of subsidiary losses attributable to minority equity interests of third parties in any non-wholly owned Subsidiary to the extent such minority interest income is included in Consolidated Net Income and has not been received in cash by the Borrower or its Restricted Subsidiaries.
For purposes of computing EBITDA for any fiscal period during which a Permitted Acquisition is consummated, there shall be included in EBITDA (without duplication) as if such Permitted Acquisition had been consummated as of the first day of such period, the Acquired EBITDA of any Person or any division, product line and/or business operated by any Person, in each case, acquired by any Borrower or any Subsidiary of any Borrower during such period to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person or any division, product line and/or business acquired and not subsequently disposed of, an “Acquired Entity or Business”), based on the Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) determined on a Pro Forma Basis.
For purposes of computing EBITDA for any fiscal period during which a Permitted Asset Disposition of a Subsidiary, division, product line and/or business is consummated, there shall be excluded from EBITDA (without duplication) as if such Permitted Asset Disposition had been consummated as of the first day of such period, the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any Restricted Subsidiary during such period (each such Person, division, product line and/or business so sold or disposed of, a “Sold Entity or Business”) based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition) determined on a Pro Forma Basis.
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Yield”: with respect to any Debt and as of any date of determination, the applicable interest rate of such Debt, taking into account interest rate floors, original issue discount and upfront fees with respect to such Debt (with original issue discount and fees being equated to interest rate based on a four-year life to maturity) and any amendment made to the interest rate with respect to such Debt prior to such date of determination, but excluding customary arrangement, commitment, structuring and underwriting fees paid or payable to the Joint Lead Arrangers or their Affiliates (in each case in their capacities as such) in connection with such Debt or to one or more arrangers of such Debt (or their respective Affiliates) (in their capacities as such).
“Eligible Assignee”: (i) any Lender, any Affiliate of any Lender and any Related Fund, (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and (iii) any Affiliated Lender or Debt Fund Affiliate.
“EMU”: the economic and monetary union as contemplated in the Treaty on European Union.
“Enforcement Action”: any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of account debtors, exercise of setoff or recoupment, exercise of any right to vote or act in an Obligor’s Insolvency Proceeding, or otherwise), in each case solely to the extent permitted by the Loan Documents.
“Engagement Letter”: that certain engagement letter, dated as of April 8, 2015, by and among the Borrower, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Goldman Sachs Lending Partners LLC and Keybanc Capital Markets Inc.
“Environment”: ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, or as such term is otherwise defined in any Environmental Law.
“Environmental Claim”: any claim, written notice, demand, order, action, suit or proceeding alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health and safety (as it relates to exposure to Hazardous Materials) or the Environment.
“Environmental Law”: any and all present and future applicable treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, in each case having the force and effect of law, and the common law, relating to protection of public health as it relates to exposure to Hazardous Materials, the Release or threatened Release of Hazardous Material, the protection of the Environment, natural resources or natural resource damages, or occupational safety or health (as it relates to exposure to Hazardous Materials), and any and all applicable Environmental Permits.
“Environmental Lien”: any Lien in favor of any Governmental Authority pursuant to any Environmental Law.

“Environmental Permit”: any permit, license, approval, registration, notification, exemption, consent or other authorization required under Environmental Law.
“Equity Interest”: (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interest (whether general or limited), (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (e) all warrants, options or other rights to acquire any of the items in clauses (a) through (d), but, in the case of clauses (a) through (e), excluding any debt security that is convertible into, or exchange for, the items in clauses (a) through (d).
“ERISA”: the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate”: any Person (including any trade or business, whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event”: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) any Obligor or ERISA Affiliate fails to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan, or requests a minimum funding waiver; (f) receipt of notice from the PBGC relating to the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate in connection with the termination of a Pension Plan.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default”: as defined in Section 7.1.
“Excess Cash Flow”: with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis for any Excess Cash Flow Period, an amount (in any case not less than zero) equal to (A) EBITDA of the Borrower and the Restricted Subsidiaries for such Excess Cash Flow Period, minus, without duplication to the extent not already reflected as a reduction in EBITDA for such period, (B) the sum of the following items of the Borrower and the Restricted Subsidiaries on a consolidated basis:
(a)    Cash Interest Expense and scheduled payments of Debt for such Excess Cash Flow Period and, except in the case of Loans, amounts expended in connection with prepayments or redemptions of Debt during such period except to the extent financed with the proceeds of long-term Debt (other than revolving Debt),
(b)    (i) Capital Expenditures made, (ii) the aggregate consideration paid in cash in respect of Investments permitted under clauses (b), (i)(x), (p), (q)(i) (r), (s), (v), (w), (x), (z), (bb), (cc), (dd), (ee) or (ff) of the definition of “Permitted Investments” and (iii) the amount of Restricted Payments made in cash pursuant to clauses (b), (c), (f), (g), (h), (i), (j), (k), (n) or (o) of the definition of “Permitted Restricted Payments,” in each case, during the Excess Cash Flow Period (or, at the option of the Borrower, made or paid, as applicable, after the close of such Excess Cash Flow Period but prior to the Excess Cash Flow Prepayment Date), in each case to the extent such Capital Expenditures, Investments and Restricted Payments are not financed, or intended to be financed, using the proceeds of the incurrence of long-term Debt (other than revolving Debt); provided that any amount so deducted in respect of such Capital Expenditures, Investments or Restricted Payments that were made after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period,
(c)    Capital Expenditures, any Investments and Restricted Payments referred to in paragraph (b) above that the Borrower or any Restricted Subsidiary shall, during such Excess Cash Flow Period, become obligated to make, but that are not made during such Excess Cash Flow Period; provided that the Borrower shall deliver a certificate to the Administrative Agent in connection with the delivery of the Excess Cash Flow certificate for such Excess Cash Flow Period, signed by a Responsible Officer of the Borrower and certifying that such Capital Expenditures, Investments and Restricted Payments will be completed in the first six (6) months of the following Excess Cash Flow Period and shall not be financed using the proceeds of the incurrence of long-term Debt (other than revolving Debt); provided that (i) if such Capital Expenditure, Investments and Restricted Payments are made in respect of assets under construction, such Capital Expenditure, Investments and Restricted Payments shall be deemed to occur in full on the date of commencement of construction and (ii) any amount so deducted in respect of such Capital Expenditures, Investments and Restricted Payments that will be made after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period,
(d)    all Taxes of the Borrower and the Restricted Subsidiaries including state, foreign, franchise and similar taxes, in each case, paid in cash,
(e)    an amount equal to any positive Change in Working Capital of the Borrower and the Restricted Subsidiaries for such Excess Cash Flow Period,
(f)    cash expenditures made in respect of Hedging Agreements during such Excess Cash Flow Period, to the extent not reflected as a subtraction in the computation of EBITDA (or to the extent added thereto) or an addition to Cash Interest Expense,
(g)    amounts paid in cash during such Excess Cash Flow Period on account of (x) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of the Borrower and the Restricted Subsidiaries in a prior Excess Cash Flow Period and (y) reserves or accruals established in purchase accounting,
(h)    the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent either (x) such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by the Borrower and the Restricted Subsidiaries or (y) such items did not represent cash received by the Borrower and the Restricted Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period,
(i)    to the extent not expensed during such period or not deducted in calculating Consolidated Net Income (or EBITDA), the aggregate amount of cash payments in respect of long-term liabilities or other long-term obligations (other than Debt), Transaction Costs and expenditures, fees, costs and expenses paid in cash by the Borrower and the Restricted Subsidiaries and not financed using the proceeds of the incurrence of long-term Debt (other than revolving Debt) during such period (including payment and expenditures for Transaction Costs, the payment of financing fees and any such amounts netted from the gross amounts that otherwise would have been received under any transaction related thereto), and
(j)    the amount of cash Taxes paid in such period (and Tax reserves set aside and payable within twelve (12) months of such period) to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such period, plus, without duplication, (C) the sum of
(a)    an amount equal to any negative Change in Working Capital of the Borrower and the Restricted Subsidiaries for such Excess Cash Flow Period,
(b)    (i) to the extent any permitted Capital Expenditures, Investments or Restricted Payments referred to in clause (B)(c) above do not occur in the first six (6) months of the following Excess Cash Flow Period of the Borrower specified in the certificate of the Borrower delivered pursuant to clause (B)(c) above, the amount of such Capital Expenditures, Investments and Restricted Payments that were not so made in such six (6)-month period or (ii) to the extent any amounts are deducted pursuant to clause (B)(c) above in respect of assets under construction and such construction is abandoned or terminated, any unexpended amounts in respect of such deduction,
(c)    cash payments received in respect of Hedging Agreements during such Excess Cash Flow Period to the extent not included in the computation of EBITDA,
(d)    any extraordinary, unusual or nonrecurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b)),
(e)    to the extent deducted in the computation of EBITDA, cash interest income, and
(f)    the amount related to items that were deducted from or not added to Net Income in calculating Consolidated Net Income or were deducted from or not added to

Consolidated Net Income in calculating EBITDA to the extent either (x) such items represented cash received by the Borrower and the Restricted Subsidiaries or (y) such items do not represent cash paid by the Borrower and the Restricted Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period.
“Excess Cash Flow Period”: each fiscal year of the Borrower commencing with the year ending December 31, 2017.
“Excess Cash Flow Prepayment Date”: as defined in Section 2.11(c).
“Exchange Act”: the Securities Exchange Act of 1934, as amended.
“Excluded Assets”: shall have the meaning set forth in the Security Agreement.
“Excluded Contribution”: at any date of determination, an amount equal to:
(a)    the fair market value (as reasonably determined by the Borrower) of property or assets contributed to the Borrower (A) as capital contributions to its capital and (B) the net cash proceeds received by the Borrower from the sale (other than to a Restricted Subsidiary) of Qualified Capital Stock of the Borrower or Equity Interests of any Parent Entity, in each case designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of the Borrower on the date such capital contributions are utilized, which amount has not been included in the determination of the Available Basket Amount; minus
(b)    the sum at the time of determination of any amounts thereof used to make (A) Investments pursuant to clause (q)(ii) of the definition of “Permitted Investments,” (B) Restricted Debt Payments pursuant to clause (x) of the proviso to Section 6.6 or (C) Restricted Payments pursuant to clause (d)(ii) of the definition of “Permitted Restricted Payments.”
“Excluded Subsidiary”: (a) each Foreign Subsidiary, (b) any Subsidiaries that are not-for-profit entities or captive insurance Subsidiaries, (c) any Immaterial Subsidiary, (d) any other Subsidiary of the Borrower whose guarantee of the Secured Obligations would result in an adverse tax consequence to Holdings or any of its Subsidiaries (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Borrower, (e) any other Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (f) any Subsidiary that is prohibited by Applicable Law or by any contractual obligation existing on the Closing Date or existing at the time of acquisition thereof after the Closing Date, in each case, from becoming a Guarantor or which would require governmental (including regulatory) or contractual party consent, approval, license or authorization to provide a guarantee hereunder unless such consent, approval, license or authorization has been received (but without an obligation by any Subsidiary or the Borrower to seek the same), (g) an Unrestricted Subsidiary, (h) any other Subsidiary to the extent that the cost or burden of making it a Guarantor hereunder is excessive in relation to the value afforded thereby (as reasonably determined by the Administrative Agent and the Borrower), and (i) any Disregarded Domestic Person.
“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor pursuant to Section 10.1 of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or the guarantee thereof pursuant to Section 10.1) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor pursuant to Section 10.1 or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Tax”: with respect to any Agent, any Lender or any other recipient of a payment to be made by or on account of any Obligation of any Obligor hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its overall net or gross income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or as a result of any other present or former connection between the jurisdiction imposing such Tax and such recipient (other than a connection arising solely as a result of having executed, delivered, been a party to, performed its obligations or received a payment under, or enforced any Loan Document); (b) any branch profits Taxes imposed under Section 884(a) of the Code or any similar Tax, imposed by any other jurisdiction described in clause (a); (c) in the case of a Lender (other than an assignee pursuant to a request by the Administrative Agent or the Borrower under Section 2.19(b)), any U.S. federal withholding Tax that is required pursuant to laws in effect at the time such Lender becomes a Lender (or designates a new Lending Office) hereunder, except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17; (d) withholding Tax attributable to a Lender’s failure to comply with Section 2.17(f); and (e) any U.S. federal withholding Tax imposed pursuant to FATCA.
“Existing ABL Credit Agreement”: that certain Second Amended and Restated Credit and Guaranty Agreement, dated as of April 30, 2012, as amended and restated as of March 28, 2013, as further amended and restated as of October 17, 2014, by and among Holdings, the Borrower, the other borrowers and guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., a national banking association, as administrative agent and as collateral agent for the lenders thereto, and the other agents party thereto, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Amendment No. 1 Effective Date.
“Existing Foreign Facilities”: the committed debt facilities and other financing arrangements (including, without limitation commercial paper facilities with banks or other institutional lenders or other investors) of Foreign Subsidiaries existing on the Closing Date and set forth on Schedule 6.1, providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, waivers, modifications, extensions, renewals, replacements (whether or not upon termination, and whether with the original lenders or otherwise), restructurings, repayments, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or other investors generally that amends, restates, supplements, waives, replaces (whether or not upon termination, and whether with the original lenders or otherwise) restructures, repays, refunds, refinances or otherwise modifies from time to time any part of the loans, notes, other credit facilities or incremental facilities (or bridge loans or notes issued in lieu of such incremental facilities) or commitments thereunder, including any such replacement, refunding, refinancing, incremental or bridge facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof; provided that such increase in borrowing is permitted under Section 6.1.
“Existing Secured Notes Agent”: U.S. Bank National Association, as collateral agent under the Existing Secured Notes Indenture, including its successors and permitted assigns in such capacity from time to time.
“Existing Secured Notes Debt”: the senior secured notes and the guarantees thereof issued pursuant to the Existing Secured Notes Indenture.
“Existing Secured Notes Indenture”: that certain Indenture, dated as of April 30, 2012, by and among the Borrower, MCron Finance Corp., U.S. Bank National Association, and the guarantor party thereto.

“Existing Term Loan Agreement”: that (a) certain Term Loan Agreement, dated as of March 28, 2013, by and among Holdings, the Borrower and certain of its subsidiaries, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders thereto, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date and (b) this Agreement, as amended, supplemented or otherwise modified prior to the Amendment No. 1 Effective Date, as the context may require.
“Existing Term Loans”: all “Term B Loans” as defined in the Existing Term Loan Agreement outstanding on the Closing Date.
“Extended Term Loans”: as defined in Section 2.23(a)(ii).
“Extension”: as defined in Section 2.23(a).
“Extension Offer”: as defined in Section 2.23(a).
“Extraordinary Expenses”: all costs, expenses or advances that the Administrative Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, in accordance with the terms of this Agreement and the other applicable Loan Documents, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against the Administrative Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Liens securing the Obligations with respect to any Collateral), Loan Documents or Secured Obligations, including any lender liability; (c) the exercise, protection or enforcement of any rights or remedies of the Administrative Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and reasonable standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
“FATCA”: Sections 1471 through 1474 of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), the United States Treasury Regulations and published guidance with respect thereto, or official interpretations thereof, whether in existence on the date hereof or promulgated thereafter, any agreements entered into pursuant to Section 1471(b)(1) of the Code as in effect on the date hereof (or any amended or successor version described above) and any intergovernmental agreements entered into in connection with the foregoing (together with any law implementing such agreements).
“Federal Funds Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.
“Fee Letter”: that certain fee letter, dated as of May 14, 2015, by and between Borrower and JPMorgan Chase Bank N.A.
“Fees”: as defined in Section 2.12(a).
“Final Maturity Date”: as at any date, the latest to occur of (a) the Maturity Date, (b) the latest maturity date in respect of any outstanding Extended Term Loans and (c) the latest maturity date in respect of any outstanding Incremental Term Loans.

“Financial Statements Certificate”: a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit C.
“Fiscal Quarter”: each period of three fiscal months, commencing on the first day of a Fiscal Year.
“Fiscal Year”: the fiscal year of Holdings and its Subsidiaries for accounting purposes, ending on December 31 of each year.
“Fixed Amount”: as defined in Section 1.7(b).
“Flood Insurance Laws”: collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“FLSA”: the Fair Labor Standards Act of 1938.
“Foreign Lender”: any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Foreign Plan”: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.
“Foreign Prepayment Event”: as defined in Section 2.11(f).
“Foreign Subsidiary”: a Subsidiary that is not a Domestic Subsidiary.
“Full Payment”: with respect to any Obligations, the full cash payment thereof (other than obligations for taxes, indemnification, charges and other inchoate or contingent or reimbursable liabilities, in each case, for which no claim or demand for payment has been made or, in the case of indemnification, no notice has been given (or, in each case, reasonably satisfactory arrangements have otherwise been made)), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in such proceeding).
“GAAP”: generally accepted accounting principles in effect in the United States from time to time.
“Governmental Approvals”: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
“Governmental Authority”: any federal, state, provincial, territorial, local, municipal, foreign or other governmental agency, authority, body, department, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority.
“Guarantors”: Holdings and each wholly owned Restricted Subsidiary (other than any Excluded Subsidiary) of the Borrower who guarantees payment or performance of any Secured Obligations pursuant to terms and provisions of this Agreement.
“Hazardous Materials”: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant; or any chemicals, wastes, materials, compounds, constituents or substances, regulated under any Environmental Laws because of their hazardous or dangerous properties or characteristics.

“Hedging Agreement”: an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency or commodity.
“Holdings”: as defined in the preamble hereto.
“Immaterial Subsidiary”: at any date of determination, any Restricted Subsidiary designated to the Administrative Agent as such in writing by the Borrower from time to time (1) whose total assets (when combined with the assets of such Restricted Subsidiary’s Restricted Subsidiaries, after eliminating intercompany obligations) at the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.2(a) or (b) on or prior to such determination date were less than 2.50% of the Total Assets of the Borrower and the Restricted Subsidiaries as such date and (2) whose gross revenues (when combined with the revenues of such Restricted Subsidiary’s Restricted Subsidiaries, after eliminating intercompany obligations) for such period were less than 2.50% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that Immaterial Subsidiaries shall not in the aggregate have (a) total assets (when combined with the assets of such Restricted Subsidiary’s Restricted Subsidiaries, after eliminating intercompany obligations) at the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.2(a) or (b) on or prior to such determination date greater than 5.0% of the Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) gross revenues (when combined with the revenues of such Restricted Subsidiary’s Restricted Subsidiaries, after eliminating intercompany obligations) for such period greater than 5.0% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.
“Impacted Interest Period”: as defined in the definition of “LIBOR Rate.”
“Increased Facility Activation Date”: any Business Day on which any Increased Facility Activation Notice shall become effective pursuant to Section 2.22(a).
“Increased Facility Activation Notice”: an amendment to this Agreement and, if applicable, the other Loan Documents providing for Incremental Term Loans.
“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.
“Incremental Equivalent Debt”: as defined in Section 6.1(p).
“Incremental Term Facility”: the commitments (if any) of Lenders (including New Lenders) to make Incremental Term Loans in accordance with Section 2.22(a) and the Incremental Term Loans in respect thereof.
“Incremental Term Lenders”: (a) on any Increased Facility Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Increased Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.
“Incremental Term Loans”: any term loans made pursuant to Section 2.22(a).
“Incremental Term Maturity Date”: with respect to the Incremental Term Loans to be made pursuant to any Increased Facility Activation Notice, the maturity date specified in such Increased Facility Activation Notice.
“Incurrence-Based Amounts”: as defined in Section 1.7(b).
“Indemnified Parties”: as defined in Section 11.2.
“Indemnified Taxes”: all Taxes, other than Excluded Taxes and Other Taxes.

“Indemnitees”: Administrative Agent Indemnitees and Lender Indemnitees.
“Information”: as defined in Section 4.18.
“Initial Term B Lender”: Bank of America, N.A., in its capacity as such.
“Insolvency Proceeding”: any case or proceeding commenced by or against a Person under any state, federal (including the Bankruptcy Code), provincial, territorial or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, bankruptcy, debtor relief or debt adjustment law, or for any related relief under any applicable bankruptcy or insolvency law relating to the relief of debtors, readjustment of indebtedness, reorganization, dissolution, liquidation, composition, or extensions; (b) the appointment of a receiver, interim receiver, monitor, trustee, liquidator, administrator, conservator, custodian or other similar Person for such Person or any part of its Property, including, in the case of any Lender, the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; or (c) the marshalling of the assets or liabilities or an assignment for the benefit of creditors.
“Intellectual Property”: as defined in the Security Agreement.
“Intellectual Property Claim”: any claim or assertion (whether in writing, by suit or otherwise) that the Borrower’s or any Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.
“Intellectual Property Security Agreements”: any Copyright Security Agreements, Patent Security Agreement or Trademark Security Agreement.
“Intercreditor Agreement”: the Intercreditor Agreement dated as of May 14, 2015, by and between the Administrative Agent and the ABL Administrative Agent and acknowledged by the Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Interest Election Request”: a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.7.
“Interest Payment Date”: (a) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Borrowing of any LIBOR Loans with an Interest Period of more than three (3) months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three (3) months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any Base Rate Loan, the first day of April, July, October and January of each year and (c) with respect to all Term Loans, the Amendment No. 1 Effective Date and the Amendment No. 2 Effective Date.
“Interest Period”: as to any LIBOR Loan, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or any other period of 12 months or less, if agreed by all relevant Lenders), as the Borrower may elect, or the date any LIBOR Loan is converted to a Base Rate Loan in accordance with Section 2.7 or repaid or prepaid in accordance with Section 2.9, Section 2.10 or Section 2.11; provided that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
“Interpolated Rate”: at any time, for any Impacted Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate (for the longest period for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, as of 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. When determining the rate for a period which is less than the shortest period for which the LIBOR Screen Rate is available, the LIBOR Screen Rate for purposes of paragraph (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select.
“Inventory”: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in an Obligor’s business (but excluding Equipment).
“Investment”: with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees of Debt), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to directors, officers, employees, members of management and consultants, in each case made in the Ordinary Course of Business), purchases or other acquisitions for consideration of Debt, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; it being understood that guarantees of obligations not constituting Debt shall not be deemed an Investment. The amount of any Investment shall be deemed to be the amount actually invested, without adjustment for subsequent increases or decreases in value or any write-downs or write-offs thereof, but giving effect to any repayments thereof in the form of loans and any return on capital or return on Investment in the cash of equity Investments (whether as a distribution, dividend, redemption or sale but not in excess of the amount of such Investment).
“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.
“Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (ii) debt securities or debt instruments with a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries, (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment or distribution and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.
“IRS”: the United States Internal Revenue Service.
“Joint Lead Arrangers”: Bank of America, N.A., JPMorgan Chase Bank, N.A., Barclays Bank PLC, Robert W. Baird & Co. Incorporated, Credit Suisse Securities (USA) LLC, Goldman Sachs Lending Partners LLC, Keybanc Capital Markets Inc. and William Blair & Company, LLC.
“LCT Election”: as defined in Section 1.6(a).
“LCT Test Date”: as defined in Section 1.6(a).
“Lender”: each financial institution with a Term Loan, the Initial Term B Lender (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.1), as well as any person that becomes a “Lender” hereunder in accordance with Section 9.1.

“Lender Indemnitees”: the Lenders and their Affiliates, and each of their respective officers, directors, employees, agents and attorneys.
“Lending Office”: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by written notice to the Administrative Agent and the Borrower.
“LIBOR Loan”: a Loan that bears interest based on the LIBOR Rate (other than a Base Rate Loan).
“LIBOR Rate”: with respect to any LIBOR Loan for any Interest Period, the London interbank offered rate for Dollars as administered by ICE Benchmark Association (or any other Person that takes over the administration of such rate for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; and provided, further, if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBOR Rate shall be the Interpolated Rate, provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  Notwithstanding the foregoing, in no event shall the LIBOR Rate for any Loan for any Interest Period be less than 0% at any time.
“LIBOR Screen Rate”: as defined in the definition of “LIBOR Rate.”
“Lien”: with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, in each case in the nature of security, whether or not filed, recorded or otherwise perfected under Applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Limited Condition Transaction”: as defined in Section 1.6(a).
“Loan Documents”: this Agreement, the Notes, the Security Documents and Amendment No. 1.
“Loans”: the Term Loans, the Term B Loans, any Extended Term Loans, any Incremental Term Loans and any Replacement Term Loans.
“Local Time”: New York City time.
“Management Agreement”: the Advisory Services and Monitoring Agreement, dated as of March 28, 2013, by and among Mcron Acquisition Corp., Holdings, Mcron Finance Sub LLC and CCMP, as in effect on the Closing Date and giving effect to amendments, restatements, amendments and restatements, supplements or other modifications thereto that, taken as a whole, are not disadvantageous in any material respect to the Lenders as compared to such agreement in effect on the Closing Date.
“Management Group”: directors, officers and other management personnel of the Borrower (or its direct or indirect parent).
“Margin Stock”: shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect”: a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent under any Loan Document or (iii) the ability of the Borrower and the Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents.

“Material Debt”: any Debt represented by a contract or agreement (other than the Loans) or any of its Restricted Subsidiaries in a principal amount exceeding $35,000,000. For purposes of determining the amount of Material Debt at any time, in respect of Debt of the Borrower or any of its Restricted Subsidiaries owing under any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any of its Restricted Subsidiaries would be required to pay if the related Hedging Agreement were terminated at such time.
“Maturity Date”: September 28, 2023.
“Maximum Incremental Equivalent Amount”: at any date of determination, the sum of (a) (i) $220,000,000 minus (ii) (A) the aggregate principal amount of Incremental Term Loans (other than Refinancing Term Loans) made pursuant to Section 2.22 (in reliance on clause (a) of the definition of “Maximum Incremental Facilities Amount”) after the Amendment No. 1 Effective Date prior to such date and (B) the aggregate principal amount of Incremental Equivalent Debt issued or incurred pursuant to Section 6.1(p) (in reliance on this clause (a)) prior to such date (provided that the maximum amount deducted pursuant to this clause (a)(ii) shall not exceed $220,000,000), plus (b) the amount of any optional prepayment of any Loan in accordance with Section 2.11(a) following the Amendment No. 1 Effective Date so long as such prepayment was not funded (i) with the proceeds of any long-term Indebtedness (other than revolving Indebtedness) or (ii) with the proceeds of any Incremental Term Facility that effectively extends the Maturity Date with respect to any Class of Loans hereunder plus (c) an additional amount if, after giving effect to the incurrence of such additional amount (but excluding the cash proceeds of such additional amount for purposes of the calculation of the Total Net Secured Leverage Ratio), the Total Net Secured Leverage Ratio shall be less than or equal to 4.00 to 1.0, determined on a Pro Forma Basis as of the most recently completed Test Period for which financial statements and certificates required by Section 5.2(a) or (b), as the case may be, have been delivered.
“Maximum Incremental Facilities Amount”: at any date of determination, the sum of (a)(i) $220,000,000 minus (ii) the sum of (A) the aggregate principal amount of Incremental Term Loans (other than Refinancing Term Loans) made pursuant to Section 2.22 after the Amendment No. 1 Effective Date and prior to such date (in reliance on this clause (a)) and (B) the aggregate principal amount of Incremental Equivalent Debt issued or incurred pursuant to Section 6.1(p) (in reliance on clause (a)(i) of the definition of Maximum Incremental Equivalent Amount) after the Amendment No. 1 Effective Date and prior to such date (provided that the maximum amount deducted pursuant to this clause (a)(ii) shall not exceed $220,000,000) plus (b) the amount of any optional prepayment of any Loan in accordance with Section 2.11(a) following the Amendment No. 1 Effective Date so long as such prepayment was not funded (i) with the proceeds of any long-term Indebtedness (other than revolving Indebtedness) or (ii) with the proceeds of any Incremental Term Facility that effectively extends the Maturity Date with respect to any Class of Loans hereunder plus (c) an additional amount if, after giving effect to the incurrence of such additional amount (but excluding the cash proceeds of such additional amount for purposes of calculating the Total Net Secured Leverage Ratio), the Total Net Secured Leverage Ratio shall be less than or equal to 4.00 to 1.0, determined on a Pro Forma Basis as of the most recently completed Test Period for which financial statements and certificates were required by Section 5.2(a) or (b), as the case may be, have been delivered.
“Minimum Extension Condition”: as defined in Section 2.23(b).
“Mold-Masters”: Mold-Masters Luxembourg Holdings S.à.r.l., a company incorporated under the laws of the Grand Duchy of Luxembourg as a private limited liability company (société à responsabilité limitée).
“Moody’s”: Moody’s Investors Service, Inc., and its successors.
“Mortgage”: each mortgage, deed of trust or deed to secure debt pursuant to which an Obligor grants a Lien on Mortgaged Property to the Administrative Agent for the benefit of Secured Parties as security for the Secured Obligations in form and substance reasonably satisfactory to the Administrative Agent as the same may be amended, amended and restated or otherwise modified; provided that, if any Mortgage is in a mortgage recording tax state, such Mortgage shall be capped at the title insurance amount for the Mortgaged Property.

“Mortgaged Property”: any owned Real Estate owned by any Obligor as of the Closing Date and any owned Real Estate acquired after the Closing Date with a fair market value in excess of $5,000,000.
“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions and with respect to which any Obligor has any ongoing obligation.
“Net Income”: with respect to any Person, the net income (loss) of such Person and its Subsidiaries that are Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
“Net Proceeds”: (a) an amount equal to 100% of the cash proceeds actually received by the Borrower or any of the Restricted Subsidiaries, which, in any Fiscal Year in the aggregate for all such persons exceeds $20,000,000 (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any Asset Disposition (which is not in the Ordinary Course of Business) to any Person of any asset or assets of the Borrower or any Restricted Subsidiary in a single transaction or series of related transactions (other than those (x) pursuant to a Permitted Asset Disposition (other than pursuant to clause (h)(i) or (p) of the definition thereof) and (y) with respect to ABL Collateral so long as the ABL Facility is in effect, from any loss, damage, destruction or condemnation, or any Asset Disposition to any person of any ABL Collateral), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, payments of debt and other obligations relating to the applicable asset then due and payable or required to be paid or discharged by the purchaser or transferee of such asset (other than pursuant to the ABL Facility, this Agreement and any other Debt that is secured by Liens ranking pari passu with or junior to the Secured Obligations), other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof or any Permitted Tax Distributions resulting therefrom and (iii) any reserve for adjustment in respect of (A) the sale price of such asset or assets established in accordance with GAAP and (B) any liabilities associated with such asset or assets and retained by the Borrower or such Restricted Subsidiary after such sale, transfer or other disposition thereof, including pension and other post-employment benefit obligations associated with such transaction; provided that if Holdings or the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use or commit to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair Term Priority Collateral useful in the business the Borrower and the Restricted Subsidiaries or make Permitted Acquisitions, in each case within twelve (12) months of such receipt, then such portion shall not constitute Net Proceeds except to the extent not so used or not contractually committed to be so used within such twelve (12)-month period (it being understood that (1) any amount so contractually committed to be used within such twelve (12)-month period must be so used within one hundred eighty (180) days of such commitment, (2) if any amount is reinvested in assets under construction, such reinvestment shall be deemed to occur in full on the date of commencement of construction, (3) if any portion of such proceeds are not so used within the period required by clause (1) hereof (whether because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used or for any other reason), such remaining portion shall constitute Net Proceeds (as of the date of such termination or expiration (if applicable)) and (4) to the extent any amounts are deducted from Net Proceeds pursuant to clause (2) above in respect of assets under construction and such construction is abandoned or terminated, any unexpended amounts shall constitute Net Proceeds (as of the date of such termination or abandonment) without giving effect to this proviso), and (b) an amount equal to 100% of the cash proceeds received by the Borrower or any Restricted Subsidiary from the incurrence, issuance or sale by the Borrower or any of the Restricted Subsidiaries of any Debt (other than of Debt permitted by Section 6.1) net of all Taxes and fees (including investment banking fees), commissions, underwriting discounts, costs and other expenses, in each case incurred in connection with such issuance or sale.

“New Lender”: as defined in Section 2.22(b).
“Non-Consenting Lender”: as defined in Section 2.19(c).
“Non-Debt Fund Affiliate”: the Sponsor, other than any Debt Fund Affiliate and any natural person.
“Note”: as defined in Section 2.9(e).
“NYFRB”: the Federal Reserve Bank of New York.
“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations”: all (a) principal of and premium, if any, on the Loans, (b) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under the Loan Documents, and (c) other monetary obligations owing by Obligors pursuant to the terms and provisions of the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, including interest, expenses and fees which, but for the filing of a petition in bankruptcy with respect to the Borrower or any Guarantor, would have accrued on any Obligations, whether or not a claim is allowed against the Borrower or such Guarantor for such interest, expenses or fees in the Insolvency Proceeding.
“Obligor”: the Borrower, Holdings and each other Guarantor.
“OFAC”: the U.S. Treasury Department’s Office of Foreign Assets Control.
“Ordinary Course of Business”: the ordinary course of business of any Person.
“Organic Documents”: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
“OSHA”: the Occupational Safety and Hazard Act of 1970.
“Other Taxes”: all present or future stamp, court, filing, recording, intangible, or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed as a result of a present or former connection between the jurisdiction imposing such Tax and the applicable Lender (other than a present or former connection arising solely as a result of having executed, delivered, been a party to, performed its obligations or received a payment under, or enforced any Loan Document) with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).
“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent Entity”: any Person that is a direct or indirect parent company (which may be organized as a partnership) of Holdings.
“Participant”: as defined in Section 9.1(c).
“Patent Security Agreement”: each patent security agreement executed and delivered pursuant to the Security Agreement or any other Security Document.
“PATRIOT Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
“Payment Item”: each check, draft or other item of payment payable to the Borrower, including those constituting proceeds of any Collateral.
“PBGC”: the Pension Benefit Guaranty Corporation.
“Pension Plan”: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years and with respect to which any Obligor has any ongoing obligation.
“Perfection Certificate”: that certain perfection certificate, dated as of the Closing Date, executed and delivered by each Grantor (as defined in the Security Agreement) to the Administrative Agent.
“Permitted Acquisition”: any Acquisition by the Borrower so long as
(i)    no Event of Default under Section 7.1(a) or (h) exists or would result after giving pro forma effect to such Acquisition; and
(ii)    the aggregate consideration paid by the Borrower and the other Obligors that is attributable to the acquisition of Equity Interests of Persons that do not become Obligors and assets that are not owned by the Borrower or an Obligor (other than Holdings except and only to the extent such Equity Interests or assets so acquired are substantially concurrently with the closing of such acquisition being contributed by Holdings to an Obligor (other than Holdings)) shall not exceed in the aggregate for all such Permitted Acquisitions (except to the extent permitted by another clause of the definition of “Permitted Investments”) the greater of (x) $50,000,000 and (y) 3.00% of Total Assets at the time of any such Permitted Acquisition; provided that the limitation under this clause (vi) shall not apply to any acquisition to the extent not less than 75.0% of the EBITDA of the Person(s) or assets acquired in such acquisition (for this purpose and for the component definitions used therein, in the case of an acquisition of any Person(s), determined on a consolidated basis for such Persons and their Subsidiaries) is directly generated by Person(s) that become Obligors or is attributable to assets that are owned by Obligors (other than Holdings except and only to the extent such Equity Interests or assets so acquired are substantially concurrently with the closing of such acquisition being contributed by Holdings to an Obligor (other than Holdings)).
“Permitted Asset Disposition”: an Asset Disposition that is:
(a)    a sale of Inventory or goods (or other assets) in the Ordinary Course of Business;
(b)    any disposition of property or equipment in the Ordinary Course of Business that is obsolete, worn-out, unmerchantable or otherwise unsalable and any disposition of property or equipment no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;
(c)    a disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value (as determined in good faith by the Borrower) of less than the greater of (i) $5,000,000 and (ii) 1.0% of Total Assets;
(d)    a disposition of property or assets or issuance of securities (i) by the Borrower or any Restricted Subsidiary to any Obligor (other than Holdings) or (ii) by any Obligor or a Restricted Subsidiary to another Restricted Subsidiary; provided that in the case of this clause (d)(ii), where the transferor is an Obligor, the recipient is not an Obligor and such disposition is for less than fair market value (as reasonably estimated by the Borrower in good faith), to the extent such disposition constitutes a Permitted Investment;
(e)    an exchange of like property for use in a Similar Business;
(f)    a sale, lease, assignment, sublease, license or sublicense of any real or personal property in the Ordinary Course of Business;
(g)    an issuance or sale of Equity Interests in, or Debt or other securities of, an Unrestricted Subsidiary or any other disposition of such Unrestricted Subsidiary or any disposition of assets of such Unrestricted Subsidiary;
(h)    a disposition arising from (i) casualty, condemnation, expropriation or similar action or transfers by reason of eminent domain with respect to any property or other assets, or (ii) exercise of termination rights under any lease, sublease, license, sublicense, concession or other agreement, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement;
(i)    the grant in the Ordinary Course of Business of any licenses or sublicenses of Intellectual Property;
(j)    any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including any Sale and Leaseback Transaction;
(k)    a discount of Inventory or notes receivable or the conversion of accounts receivable to notes receivable in the Ordinary Course of Business;
(l)    any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(m)    a disposition in connection with the outsourcing of services in the Ordinary Course of Business;

(n)    an abandonment of Intellectual Property (and rights thereto) in the Ordinary Course of Business;
(o)    voluntary terminations of obligations under Hedging Agreements;
(p)    as long as no Event of Default exists, Asset Dispositions not otherwise permitted hereunder (i) in an aggregate amount not to exceed the greater of (x) $100,000,000 and (y) 5.50% of Total Assets and (ii) in which (x) the sales price is at least the fair market value of the assets sold and (y) solely in the case of any Asset Disposition involving assets with a fair market value in an amount exceeding the greater of (A) $15,000,000 and (B) 1.00% of Total Assets, at least 75% of the consideration therefor is in the form of cash or Cash Equivalents;
(q)    a sale or other disposition of Equity Interests of the Borrower;
(r)    a transfer or other Asset Disposition by any Obligor to any other Obligor;
(s)    an Asset Disposition constituting a merger, consolidation or other business combination or the disposition of all or substantially all of the assets of the Borrower or its Restricted Subsidiaries, in each case as permitted hereunder;
(t)    sales of accounts receivable, including in connection with the collection, settlement or compromise thereof or in an Insolvency Proceeding, in the Ordinary Course of Business;
(u)    a Permitted Restricted Payment or Permitted Investment; or
(v)    a disposition of cash and Cash Equivalents or Investment Grade Securities in the Ordinary Course of Business.
“Permitted Contingent Obligations”: Contingent Obligations that are:
(a)    arising from endorsements of Payment Items or other instruments for collection or deposit or otherwise from the honoring by a bank or other financial institution of a Payment Item drawn against insufficient funds, in each case in the Ordinary Course of Business;
(b)    arising from Hedging Agreements permitted hereunder;
(c)    existing on the Closing Date and set forth on Schedule 6.4 and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed;
(d)    incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations;

(e)    arising from customary indemnification obligations, adjustments of purchase price, earnout or similar obligations, in each case, in favor of purchasers in connection with Permitted Asset Dispositions;
(f)    arising under the Loan Documents or other Debt permitted by Section 6.1;
(g)    arising under guarantees of Subordinated Debt; provided that such guarantee shall be subordinated to the same extent as such Subordinated Debt is subordinated to the Secured Obligations;
(h)    arising with respect to customary indemnification obligations in favor of sellers in connection with Permitted Acquisitions;
(i)    arising with respect to customary provisions of any customer agreement or purchase order (including to pay the deferred purchase price of goods or services or progress payments in connection with such goods or services) incurred in the Ordinary Course of Business;
(j)    consisting of guarantees of Debt incurred for the benefit of any other Obligor (other than, solely with respect to Debt for borrowed money, Holdings) or Restricted Subsidiary if the primary obligation is permitted under Section 6.1;
(k)    otherwise incurred in the Ordinary Course of Business; or
(l)    in an aggregate amount of $10,000,000 or less at any time outstanding.
“Permitted Debt Securities”: Debt of the Borrower or any Restricted Subsidiary (i) that is unsecured or secured by Liens on the Collateral ranking junior to the Liens securing the Secured Obligations pursuant to an intercreditor agreement in form reasonably satisfactory to the Administrative Agent, (ii) the terms of which do not provide for any scheduled repayment, mandatory redemption (other than pursuant to customary provisions relating to redemption or repurchase upon change of control or sale of assets) or sinking fund obligation prior to the date that is, at the time of issuance of such Debt, ninety-one (91) days after the Final Maturity Date and (iii) in the case of Debt with an outstanding principal amount in excess of $20,000,000, the covenants, events of default, and remedy provisions of which, taken as a whole, are (A) not materially more restrictive to, or the mandatory repurchase or redemption provisions thereof are not materially more onerous or expansive in scope, taken as a whole, on, the Borrower and the Restricted Subsidiaries than the terms of the Loan Documents or (B) consistent with then current market terms for the type of Debt issued, in each case, in the good faith determination of the Borrower.
“Permitted Investment”: any Investment:
(a)    by the Borrower and Restricted Subsidiaries in Subsidiaries to the extent existing on the Closing Date;
(b)    existing on the Closing Date and set forth in Schedule 6.5 or made pursuant to a binding commitment in effect on the Closing Date and set forth in Schedule 6.5 or consisting of any extension, modification or renewal of any such Investment; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Closing Date or (ii) as otherwise permitted under this Agreement;

(c)    in cash, Cash Equivalents or Investment Grade Securities or in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with a Permitted Asset Disposition;
(d)    by an Obligor in (i) another Obligor (other than Holdings), and (ii) any Restricted Subsidiary that is not an Obligor, which consists solely of contributions or other Dispositions of Equity Interests in any Person that is not an Obligor;
(e)    in any Person in connection with Permitted Acquisitions (including any Investment held by such Person so long as such Investment was not acquired by such Person in contemplation of such Permitted Acquisition);
(f)    consisting of or constituting Permitted Contingent Obligations;
(g)    in bank deposits or other endorsements for collection or deposit in the Ordinary Course of Business;
(h)    acquired or received (i) in exchange for any other Investment or accounts receivable held by the Borrower or any of its Subsidiaries in connection with any plan of reorganization, bankruptcy workout or recapitalization or similar arrangement upon the bankruptcy or insolvency of the issuer/account debtor of such other Investment or accounts receivable, (ii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, (iii) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates or (iv) in settlement of debts created in the Ordinary Course of Business;
(i)    consisting of or constituting (x) Permitted Acquisitions, (y) Permitted Asset Dispositions (other than pursuant to clause (d) and (u) thereof) and (z) transactions permitted under Section 6.7 (other than pursuant to clauses (ii)(x)(2), (iii) and (iv)(b) of such Section), in each case as permitted hereunder;
(j)    consisting of or constituting the capitalization or forgiveness of any Debt owed to an Obligor by any other Obligor to the extent that the first Obligor is permitted to make equity Investments in the second Obligor hereunder;
(k)    received as the non-cash portion of consideration received in connection with Permitted Asset Dispositions;
(l)    by Restricted Subsidiaries that are not Obligors in (i) other Restricted Subsidiaries that are not Obligors, and (ii) Obligors;
(m)    consisting of or constituting obligations under Hedging Agreement permitted hereunder;
(n)    the payment for which consists of Qualified Capital Stock of the Borrower or Equity Interests of Holdings or any Parent Entity;

(o)    consisting of Debt and guarantees thereof permitted hereunder, to the extent constituting an Investment;
(p)    consisting of, or to finance, purchase and/or acquire Inventory, supplies, material, services or equipment or purchase of contract rights or license or leases of Intellectual Property in the Ordinary Course of Business;
(q)    in an amount not to exceed (i) the Available Basket Amount at the time of any such Investment plus (ii) the portion of Excluded Contributions on the date of such election, in each case, that the Borrower elects to apply pursuant to this clause (q);
(r)    consisting of or constituting advances to, or guarantees of Debt of, directors, employees, members of management, officers and consultants not in excess of $10,000,000 outstanding at any one time, in the aggregate;
(s)    consisting of or constituting loans and advances to officers, directors, employees, members of management and consultants for business related travel expenses, moving expenses and other similar expenses, in each case incurred in the Ordinary Course of Business or consistent with past practices to fund such Person’s purchase of Equity Interests of the Borrower or any Parent Entity;
(t)    consisting of or constituting receivables owing to the Borrower or any of its Restricted Subsidiaries if created or acquired in the Ordinary Course of Business;
(u)    consisting of or constituting pledges or deposits (i) with respect to leases or utilities provided to third parties in the Ordinary Course of Business or (ii) otherwise described in the definition of “Permitted Liens” or made in connection with such Permitted Liens;
(v)    in an aggregate principal amount not to exceed the greater of (x) $75,000,000 and (y) 4.50% of Total Assets at the time of any such Investment at any time outstanding;
(w)    consisting of or constituting earnest money deposits made in connection with any letter of intent or purchase agreement or otherwise in connection with any escrow arrangements with respect to any acquisition;
(x)    consisting of or constituting loans and advances relating to indemnification or reimbursement of any officers, directors, employees, consultants or members of management in respect of liability relating to their serving in any such capacity or as otherwise permitted hereunder;
(y)    by any Obligor in any Restricted Subsidiary that is not an Obligor; provided that the aggregate amount of Investments outstanding at any time pursuant to this clause (y) other than in the form of transfers of Equity Interests or Debt of a Restricted Subsidiary that is not an Obligor to a Restricted Subsidiary shall not exceed the greater of (x) $75,000,000 and (y) 4.50% of Total Assets at the time of any such Investment); and provided further that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Restricted Subsidiaries shall not be included in calculating the limitation in this clause (y) at any time;
(z)    loans or advances of payroll to officers, directors, members of management, consultants and employees in the Ordinary Course of Business;
(aa)    any transaction, to the extent it constitutes an Investment, that (i) is permitted and made in accordance with Section 6.10 (other than clause (viii) thereof) or Section 6.3, or (ii) is made as part of the Transactions;
(bb)    any Investments made by Restricted Subsidiaries that are not Obligors, to the extent such Investments are made with the proceeds of a Permitted Investment made by an Obligor in such Restricted Subsidiary in accordance with the terms of clause (q), (v), (y) (but only to the extent used to make a Permitted Acquisition), (dd), (ee) or (ff) of this definition;
(cc)    in Holdings in amounts and for purposes for which Permitted Restricted Payments to Holdings are permitted under the definition thereof;
(dd)    made in connection with the creation, formation and/or acquisition of any joint venture, or in any Restricted Subsidiary to enable such Restricted Subsidiary to create, form and/or acquire any joint venture, in an aggregate outstanding amount not to exceed the greater of (x) $15,000,000 and (y) 1.0% of Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered (or were required to be delivered) pursuant to Section 5.2(a) or (b), as applicable;
(ee)    Investments so long as the Total Net Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recently ended Test Period for which financial statements have been delivered (or were required to be delivered) pursuant to Section 5.2(a) or (b) does not exceed 4.5 to 1.0; and
(ff)    made after the Closing Date by the Borrower and/or any of its Restricted Subsidiaries in an aggregate amount not to exceed the greater of $40,000,000 and 2.5% of Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered (or were required to be delivered) pursuant to Section 5.2(b) or (b) minus (A) the amount of Restricted Payments made by the Borrower or any Restricted Subsidiary in reliance on clause (n) of the definition of “Permitted Restricted Payments,” minus (B) the amount of Restricted Debt Payments made by the Borrower or any Restricted Subsidiary in reliance on Section 6.6(y).
“Permitted Investors”: (i) the Sponsor, (ii) the members of the Management Group and (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons specified in clauses (i) and (ii), collectively, have beneficial ownership of more than 50% of the Total Voting Power of the Borrower (or any of its direct or indirect parent entities).
“Permitted Lien”: as defined in Section 6.2.
“Permitted Purchase Money Debt”: Purchase Money Debt of the Borrower and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount of such Purchase Money Debt (taken together with amounts incurred under Section 6.1(k)) and Permitted Refinancing Debt in respect of Debt originally incurred pursuant to Section 6.1(g) and (k)) does not exceed at the time any such Debt is incurred the greater of $50,000,000 and 3.00% of Total Assets at the time such Purchase Money Debt is incurred.
“Permitted Refinancing Debt”: any Debt issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Debt being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Debt); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Debt so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses, associated with such Permitted Refinancing Debt), except as otherwise permitted under Section 6.1, (b) other than with respect to Debt permitted pursuant to Sections 6.1(g), (j), (k), (x), (cc)(ii) and (gg), such Permitted Refinancing Debt has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being Refinanced, (c) if the Debt being Refinanced is by its terms subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Debt shall be subordinated in right of payment to such Obligations on terms not materially less favorable to the Lenders as those contained in the documentation governing the Debt being Refinanced, taken as a whole, (d) no Permitted Refinancing Debt in respect of Debt of an Obligor shall have obligors or contingent obligors that are not Obligors except to the extent otherwise permitted under Section 6.1 or 6.4, (e) if the Debt being Refinanced is (or would have been required to be) secured by the Collateral (whether on a pari passu or junior basis to the Secured Parties), such Permitted Refinancing Debt may be secured by such Collateral on terms not materially less favorable, taken as a whole, to the Secured Parties than (i) in respect of such Permitted Refinancing Debt secured by the Collateral on a pari passu basis to the Secured Parties, those contained in the Security Documents and (ii) in respect of such Permitted Refinancing Debt secured by the Collateral on a junior basis to the Secured Parties, those contained in the collateral agreement outstanding in respect of the Debt being Refinanced; and; provided further that, except as otherwise provided herein, with respect to a Refinancing of (x) Permitted Debt Securities such Permitted Refinancing Debt shall meet the requirements of clauses (i), (ii) and (iii) of the definition of “Permitted Debt Securities” and (y) Debt secured by a Lien on the Collateral, any Liens securing such Permitted Refinancing Debt shall be subject to an intercreditor agreement that is not materially less favorable, taken as a whole, to the Secured Parties than the intercreditor agreement outstanding in respect of the Debt being Refinanced and (f) except as otherwise permitted by Section 6.2 (other than Section 6.2(x)), the Permitted Refinancing Debt may not be secured by any assets of the Borrower or any Restricted Subsidiary that did not secure the Debt being Refinanced (other than after-acquired property that would have been required to secure the Debt being Refinanced and, if the Debt that is being Refinanced is secured by Liens on the Collateral ranking pari passu with or junior to the Liens on the Collateral securing the Obligations, on any other assets that constitute Collateral at the time such Permitted Refinancing Debt is incurred); provided further that individual equipment, purchase money or capital lease financings provided by one lender (or its Affiliates) may be cross-collateralized to other equipment, purchase money or capital lease financings incurred pursuant to this Agreement and can be provided by such lender (or its Affiliates).
“Permitted Restricted Payments”: any Restricted Payment
(a)    payable solely in Qualified Capital Stock of the Borrower;
(b)    consisting of or constituting a Permitted Tax Distribution;

(c)    by the Borrower to Holdings to enable Holdings (or any Parent Entity) or any of its Subsidiaries to purchase, redeem, retire or otherwise acquire shares of its Equity Interests (or options or rights to acquire its Equity Interests) held by any present, former or future officers, directors, employees, members of management or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) (including any Equity Interests rolled over by management of Mold-Masters or of the Borrower or any direct or indirect parent companies or Subsidiaries in connection with the 2012 Transactions, the Specified Transactions or the Transactions), in an aggregate cash amount not exceeding $15,000,000 in any calendar year, with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $25,000,000 in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed:
(i)    the cash proceeds from the sale of Qualified Capital Stock of the Borrower and, to the extent contributed to the capital of the Borrower, Equity Interests of Holdings or any Parent Entity, in each case to present or former employees, officers, directors, members of management or consultants (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Borrower, any of its Subsidiaries or any of their respective direct or indirect parent companies that occurs after the Closing Date (other than Equity Interests the proceeds of which are used to fund the 2012 Transactions, the Specified Transactions or the Transactions); plus
(ii)    the cash proceeds of key man life insurance policies received by the Borrower or any of its Restricted Subsidiaries after the Closing Date; less (without duplication)
(iii)    the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii) of this clause (c);
(d)    (i) so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom, Restricted Payments in an amount not to exceed the Available Basket Amount at the time of any such Restricted Payment and (ii) Restricted Payments in an amount not to exceed the portion of Excluded Contributions on the date of such election that the Borrower elects to apply to this clause (d)(ii);
(e)    deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(f)    by the Borrower (or a Restricted Payment to Holdings or any Parent Entity to fund such payment of dividends on such Person’s common stock) following a Qualified IPO, of up to 6.0% per annum of the net cash proceeds received by (or, in the case of a Restricted Payment to a direct or indirect parent entity, contributed to the capital of) the Borrower in or from any such Qualified IPO;
(g)    by the Borrower, or by the Borrower to Holdings to enable Holdings or any Parent Entity, to purchase or redeem fractional shares (or cash payments in lieu thereof) of Equity Interests in connection with the exercise of warrants, options, other rights to acquire Equity Interests or other securities convertible or exchangeable for Equity Interests of the Borrower (or any Parent Entity);
(h)    as shall be necessary to allow Holdings (or any Parent Entity) to pay (i) operating expenses in the Ordinary Course of Business and other corporate overhead, legal, accounting and other professional fees and expenses (including, without limitation, those owing to third parties plus any customary indemnification claims made by directors, officers, employees, members of management or consultants of Holdings (or any Parent Entity)), the Borrower and the Restricted Subsidiaries attributable to the ownership of or operations of Holdings (or any Parent Entity), the Borrower and the Restricted Subsidiaries, (ii) fees and expenses related to any debt or equity offering, Permitted Investment or acquisition permitted hereunder (in each case, whether or not successful), (iii) franchise or similar taxes and other fees and expenses required in connection with the maintenance of its organizational existence or qualification to do business, (iv) the consideration to finance any Permitted Investment; provided that (A) such Restricted Payments under this clause (h)(iv) shall be made substantially concurrently with the closing of such Permitted Investment and (B) Holdings (or any Parent Entity) shall, promptly following the closing thereof, cause all such property acquired to be contributed to the Borrower or one of its Restricted Subsidiaries or the merger or amalgamation of the Person formed or acquired into the Borrower or one of its Restricted Subsidiaries in order to consummate such Permitted Investment, (v) customary salary, bonus, severance, indemnification obligations and other fees, benefits or expenses reimbursements payable to directors, officers, employees, members of management and consultants of Holdings (or any Parent Entity), the Borrower and the Restricted Subsidiaries and any payroll, social security or similar taxes thereof to the extent such salaries, bonuses, severance, indemnification obligations and other fees, benefits or expense reimbursements are attributable to the ownership or operation of Holdings (or any Parent Entity), the Borrower and the Restricted Subsidiaries, (vi) any incremental state or local income or franchise tax (net of any federal income tax benefits, as determined in good faith by the Borrower) payable by Holdings or any Parent Entity as a result of any Restricted Payment to such entity permitted by this clause (h) and clauses (b), (g) and (i), (vii) any amounts permitted to be paid pursuant to clauses (ii), (iii), (iv), (v), (vii), (x) and (xiii) of Section 6.10; and (viii) without duplication of clause (v), Public Company Costs;
(i)    made or expected to be made by the Borrower in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management or consultants of Holdings (or any Parent Entity) or any of its Subsidiaries (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of the foregoing) and any repurchases of Equity Interests in consideration of such payments including demand repurchases in connection with the exercise of stock options and any retirement of Equity Interest in consideration of such payment;

(j)    of regularly scheduled amounts then due and payable to holders of any class or series of Disqualified Equity Interests;
(k)    made within 60 days after the date of declaration thereof, if at the date of declaration such Restricted Payment would have complied with the provisions of this Agreement;
(l)    to fund the Transactions and the fees and expenses related thereto or owed to Affiliates (in each case, as permitted under this Agreement) and, to the extent constituting a Restricted Payment, for purposes of entering into and consummating the Transactions and the transactions expressly permitted under this Agreement;
(m)    payable in shares of Equity Interests of, or consisting of rights to payment on Debt owed to the Borrower or any Restricted Subsidiary by, Unrestricted Subsidiaries;
(n)    by the Borrower in an aggregate amount not to exceed the greater of $40,000,000 and 2.5% of Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered (or were required to be delivered) pursuant to Section 5.2(a) or (b) minus (A) the amount of Restricted Debt Payments made by the Borrower or any Restricted Subsidiary in reliance on Section 6.6(y), minus (B) the outstanding amount of Investments made by the Borrower or any Restricted Subsidiary in reliance on clause (ff) of the definition of “Permitted Investment”;
(o)    by the Borrower so long as the Total Net Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recently ended Test Period for which financial statements have been delivered (or were required to be delivered) pursuant to Section 5.2(a) or (b) is less than or equal to 4.00 to 1.00; and
(p)    made on the Closing Date to consummate the Transactions, including the Specified Distribution.
“Permitted Tax Distributions”: for each taxable year or portion thereof with respect to which Borrower and/or any of its Subsidiaries are members (or constituent parts) of a consolidated, combined, unitary or similar income or franchise tax group for U.S. federal and/or applicable state or local income or franchise Tax purposes of which a direct or indirect parent of the Borrower is the common parent (a “Tax Group”), aggregate distributions (which may be made in quarterly installments to fund estimated Tax payments) to pay the portion of any consolidated, combined, unitary or similar U.S. federal, state or local income and franchise Taxes (as applicable) of such Tax Group for such taxable year that are attributable to the income (or the applicable franchise tax base) of the Borrower and/or such Subsidiaries, as applicable; provided that (i) the amount of such dividends or other distributions for any taxable year or portion thereof shall not exceed the amount of such Taxes that the Borrower and/or such Subsidiaries, as applicable, would have paid had the Borrower and/or such Subsidiaries, as applicable, been a stand-alone corporate taxpayer (or a stand-alone corporate Tax Group) and (ii) dividends or other distributions in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries for such purpose.
“Person”: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

“Plan”: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established or maintained by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.
“Platform”: as defined in Section 5.2.
“Pledge Agreement”: the Pledge Agreement, dated as of May 14, 2015, by each Obligor in favor of the Administrative Agent.
“PPSA”: the Personal Property Security Act (Ontario) and the regulations thereunder.
“Prepayment Fees”: as defined in Section 2.11(i).
“Prime Rate”: the rate of interest per annum determined from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City and notified to the Borrower (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).
“Pro Forma Basis”: as to any calculation of the Total Net Leverage Ratio, the Total Net Secured Leverage Ratio and Total Assets for any events as described below that occur subsequent to the commencement of any Test Period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the Test Period (for income statement items) or the last day of the Test Period (for balance sheet items), after giving effect thereto (it being understood and agreed that (x) such pro forma adjustments shall be excluded to the extent already accounted for in the calculation of EBITDA for such period and (y) if any person that became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary shall have experienced any event requiring adjustments pursuant to this definition, then such calculation shall give pro forma effect thereto for such period as if such event occurred at the beginning of such period): (i) in making any determination of EBITDA, pro forma effect shall be given to any Asset Disposition of a Restricted Subsidiary, manufacturing facility or line of business, to any asset acquisition, any discontinued operation or any operational change and any Subsidiary designation as an Unrestricted Subsidiary or redesignation as a Restricted Subsidiary in each case that occurred during the Test Period or thereafter and through and including the date of such determination) and (ii) in making any determination on a Pro Forma Basis, all Debt (including Debt incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Debt incurred for working capital purposes) incurred or permanently repaid, returned, redeemed or extinguished following the first day of such Test Period shall be deemed to have been incurred or repaid, returned, redeemed or extinguished on the last day of such Test Period.
Pro forma calculations or determinations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Senior Officer of the Borrower and, for any fiscal period ending on or prior to the last day of the four full consecutive Fiscal Quarters ended after the occurrence of any such event described above, may include (a) adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in note (1) to “Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Other Data” in the offering memorandum in connection with the Existing Secured Notes Debt; (b) adjustments calculated in accordance with Regulation S‑X under the Exchange Act; and (c) adjustments to give effect to any Pro Forma Cost Savings in an amount pursuant to this clause (c) not to exceed 30% of EBITDA for the applicable Test Period before giving effect to such Pro Forma Cost Savings.
“Pro Forma Cost Savings”: without duplication, with respect to the eighteen (18) month period referenced below and any pro forma event, the net reduction in costs (including sourcing), operating expenses and other operating improvements or synergies for which specified actions have been taken or are reasonably expected to be taken during the eighteen (18) month period ended after the date of such pro forma event and that are reasonably identifiable and factually supportable, as if all such reductions in costs had been effected as of the beginning of such period, net of the amount of actual benefits realized during such period from such actions based on the good faith reasonable beliefs of the Borrower.
“Properly Contested”: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect; and (e) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
“Property”: any property or asset, whether real, personal or mixed, or tangible or intangible.
“PTE” a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs”: any Charge associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar Requirements of Law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, any Charge relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and to the extent relating thereto, other executive costs, legal and other professional fees and listing fees.
“Public Lender”: as defined in Section 5.2.
“Purchase Money Debt”: (a) Debt incurred to finance the purchase, lease, construction, repair, replacement, improvement or acquisition, as the case may be, of real or personal property or other assets, and whether acquired through the direct acquisition of property or assets or the acquisition of Equity Interest of any Person owning such property or assets, or otherwise and (b) any renewals, extensions, modifications or refinancings thereof.
“Purchase Money Lien”: a Lien that secures Purchase Money Debt, encumbering only the real or personal property or other assets financed, purchased, leased, constructed, repaired, replaced, improved or acquired, as the case may be, with such Purchase Money Debt; provided that individual equipment, purchase money or capital lease financings provided by one lender (or its Affiliates) may be cross-collateralized to other equipment, purchase money or capital lease financings, which consist of Purchase Money Debt incurred pursuant to this Agreement and are provided by such lender (or its Affiliates).
“Purchasing Term B Lender” shall have the meaning set forth in Amendment No. 2.
“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Obligor that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an “ECP” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “ECP” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Capital Stock”: any Equity Interest of the Borrower that is not a Disqualified Equity Interest.
“Real Estate”: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
“Refinance”: as defined in the definition of the term “Permitted Refinancing Debt,” and “Refinanced” shall have a meaning correlative thereto.

“Refinancing Term Loans”: Incremental Term Loans that the Borrower has designated as “Refinancing Term Loans” in the applicable Increased Facility Activation Notice; provided that (i) such Refinancing Term Loans will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Loans being refinanced, (ii) the other terms and conditions relating to such Refinancing Term Loans (excluding pricing (including interest, fees and premiums) and optional prepayment or redemption terms) are substantially identical to, or taken as a whole are no more favorable (as reasonably determined by the Borrower) to the lenders providing such Refinancing Term Loans than those applicable to the Loans being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Loans existing at the time of such refinancing) and (iii) the aggregate principal amount of any Refinancing Term Loans does not exceed the aggregate principal amount of the Loans being refinanced therewith, plus fees, premiums, accrued interest and costs and expenses related thereto and (iv) the proceeds of such Refinancing Term Loans shall be applied, within three (3) Business Days following the date of incurrence thereof, to the prepayment of outstanding Loans so refinanced in an amount equal to the aggregate principal amount of such Refinancing Term Loans minus the aggregate amount of fees and expenses incurred by the Borrower in connection therewith.
“Regulation T”: Regulation T of the Board of Governors as from time to time in effect and rulings and interpretations thereunder or thereof, and any successor provision thereto.
“Regulation U”: Regulation U of the Board of Governors as from time to time in effect and rulings and interpretations thereunder or thereof, and any successor provision thereto.
“Regulation X”: Regulation X of the Board of Governors as from time to time in effect and rulings and interpretations thereunder or thereof, and any successor provision thereto.
“Related Fund”: with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such Lender, (ii) an Affiliate of such Lender or (iii) an entity or an Affiliate of an entity that administers, advises or manages such Lender.
“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Related Real Estate Documents”: (i) a Mortgage, (ii) a mortgagee title insurance policy, insuring the Administrative Agent’s interest under the Mortgage, in a form and amount and by an insurer reasonably acceptable to the Administrative Agent, which must be fully paid on such effective date; (iii) either (a) a new ALTA survey or (b) an existing as-built survey of the Mortgaged Property (together with a no change affidavit) sufficient for the title company to remove the standard survey exceptions and issue survey-related endorsements; (iv) a life-of-loan flood hazard determination and, if the Mortgaged Property is located in a special flood hazard area, an acknowledged notice to borrower and evidence of flood insurance in accordance with Section 5.13 hereof; (v) mortgage opinions, addressed to the Administrative Agent and the Secured Parties covering the due authorization, execution, delivery and enforceability of the applicable Mortgage and such other customary matters incident to the transactions contemplated herein as Administrative Agent may reasonably request (if not covered by title insurance), and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent; (vi) evidence reasonably satisfactory to the Administrative Agent that the applicable Obligors have delivered to the title company such standard and customary affidavits, certificates, information, instruments of indemnification (including a so-called “gap” indemnification) and other documents as may be reasonable necessary to cause the title company to issue the title insurance policies as contemplated by clause (ii) above; and (vii) evidence reasonably satisfactory to the Administrative Agent of payment by the Borrower of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages, fixture filings and other real estate documents and the issuance of the title policies contemplated by clause (ii) above.

“Release”: any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
“Removal Effective Date”: as defined in Section 8.6(a).
“Replacement Term Loans”: as defined in Section 11.1(d).
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Representatives”: as defined in Section 11.11.
“Repricing Transaction”: other than in the context of a transaction involving a Permitted Acquisition or similar Investment or a Change of Control, the refinancing or repricing of all or a portion of the Term B Loans the primary purpose of which is to reduce the all-in yield applicable to the Term B Loans through (a) the incurrence by the Borrower of any secured term loans (including, without limitation, any new or additional term loans under this Agreement, whether incurred directly or by way of the conversion of Term B Loans into a new tranche or series of replacement term loans under this Agreement) (i) having an Effective Yield for such Debt that is less than the Effective Yield for the Term B Loans, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Term B Loans or (b) any effective reduction in the Effective Yield for the Term B Loans (e.g., by way of amendment, waiver or otherwise).
“Required Lenders”: Lenders having Loans that, taken together, represent more than 50% of the sum of all Loans outstanding. The Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Required Percentage”: 50%; provided that the Required Percentage with respect to any Excess Cash Flow Period shall be reduced to (i) 25% if the Total Net Secured Leverage Ratio at the end of such Excess Cash Flow Period is equal to or less than 2.75 to 1.00 but greater than 2.25 to 1.00 and (ii) 0% if the Total Net Secured Leverage Ratio at the end of such Excess Cash Flow Period is equal to or less than 2.25 to 1.00.
“Requirements of Law”: with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Response”: (a) any “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.
“Responsible Officer”: any Senior Officer, and the treasury director and the director of financial analysis.
“Restricted Debt Payment”: as defined in Section 6.6.
“Restricted Payment”: (a) any dividend or other distribution in respect of any Equity Interest (other than payment-in-kind) of the Borrower and (b) any purchase, redemption, or other acquisition or retirement for value of any Equity Interest of the Borrower.

“Restricted Subsidiary”: any direct or indirect Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
“Sale and Leaseback Transaction”: an arrangement with any Person relating to Property used or useful in the business of the Borrower or its Subsidiaries, whether now owned or acquired after the Closing Date, whereby the Borrower or a Subsidiary sells or transfers such Property to a Person and thereafter rents or leases such Property or other Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.
“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council.
“Sanctioned Person”: at any time, (a) any Person, or any Person controlled by a Person, listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any person listed in any Sanctions-related list of designated Persons maintained by the United Nations Security Council, or (c) any person with whom it is prohibited to do business on account of Sanctions imposed on a country in which the Person is organized or operating.
“SEC”: the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Secured Bank Product Obligations”: Bank Product Debt owing to a Secured Bank Product Provider (provided that (i) Secured Bank Product Obligations of any Obligor shall not include any Excluded Swap Obligations with respect to such Obligor, (ii) Secured Bank Product Obligations shall not include Bank Product Debt in respect of Noticed Hedges (as defined in the ABL Facility) under the ABL Facility and (iii) for the avoidance of doubt, any Bank Product Debt owing to a Person prior to such Person becoming a Secured Bank Product Provider shall constitute Secured Bank Product Obligations upon such Person becoming a Secured Bank Product Provider).
“Secured Bank Product Provider”: any Agent, Lender, ABL Facility Lender or any Affiliate thereof (provided that if any such Affiliate is not an Agent or a Lender, such Affiliate shall have executed an instrument reasonably satisfactory to the Borrower and the Administrative Agent agreeing to the provisions of Section 11.18).

“Secured Obligations”: the Obligations and the Secured Bank Product Obligations.
“Secured Parties”: the Administrative Agent, the Lenders and Secured Bank Product Providers.
“Securities Act”: the Securities Act of 1933.
“Security Agreement”: that certain security agreement, dated as of May 14, 2015, by and among the Administrative Agent, the Borrower and the Guarantors.
“Security Documents”: the Pledge Agreement, the Security Agreement, the Mortgages, the Intercreditor Agreement and the Intellectual Property Security Agreements, in each case including joinders and replacements thereto and all other documents, instruments and agreements now or hereafter utilized to pledge or grant or purport to pledge or grant a security interest or Lien on any property as collateral for the Secured Obligations.
“Senior Notes Debt”: the Borrower’s 7.75% Senior Notes due 2021, issued pursuant to the Senior Notes Indenture, dated as of the March 28, 2013, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof and the guarantees thereof.

“Senior Notes Indenture”: the Indenture, dated as of March 28, 2013, among the Borrower, the Guarantors and U.S. Bank National Association, as trustee.
“Senior Officer”: the chairman of the board, president, chief administrative officer, chief executive officer, chief financial officer, chief operating officer or treasurer of the Borrower or, if the context requires, of another Obligor.
“Series”: with respect to any Incremental Term Loans, Extended Term Loans or Replacement Term Loans all such Loans established pursuant to an Increased Facility Activation Notice or the applicable amendment in connection with the establishment of such Extended Term Loans unless any such Incremental Term Loans, Extended Term Loans or Replacement Term Loans have the same terms (other than upfront fees or original issue discount) as the Loans of any existing Class and are specified to be an increase in the amount of Loans of such existing Class.
“Significant Subsidiary”: any Subsidiary that, on a consolidated basis with its subsidiaries, accounts for more than 10% of the Total Assets or more than 10% of the Borrower’s and the Restricted Subsidiaries’ consolidated revenues.
“Similar Business”: any business conducted or proposed to be conducted by the Borrower and its Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.
“Sold Entity or Business”: as defined in the definition of “EBITDA.”
“Solvent”: as to Holdings, the Borrower and their Restricted Subsidiaries on the Closing Date, (i) the sum of the debt (including contingent liabilities) of Holdings, the Borrower and their Restricted Subsidiaries, taken as a whole, does not exceed the fair value or the present fair saleable value of the assets of Holdings, the Borrower and their Restricted Subsidiaries, taken as a whole; (ii) the capital of Holdings, the Borrower and their Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings, the Borrower and their Restricted Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) Holdings, the Borrower and their Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the Ordinary Course of Business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Distribution”: the one-time special distribution to the existing shareholders of Holdings in an aggregate amount not to exceed $145,000,000.
“Specified Mortgaged Property” the Mortgaged Property located at 70 E. Hillis Street, Youngwood, PA 15697.
“Specified Transactions”: collectively, (i) the transactions contemplated by the Securities Purchase Agreement, dated as of February 11, 2013 (together with the exhibits and disclosure schedules thereto, among the Borrower, Mold-Masters, the selling equityholders of Mold-Masters party thereto and the Seller’s (as defined therein) representative party thereto), the equity investments in Holdings the issuance of the Senior Notes Debt, the ABL Amendment and Restatement, the refinancing or repayment of certain third party Debt for borrowed money of Mold-Masters and its subsidiaries, and the entry into and borrowings under the Existing Term Loan Agreement, consummated March 28, 2013, (ii) the transactions contemplated by Amendment No. 1  to the Existing Term Loan Agreement, dated as of March 31, 2014, including, but not limited to, the borrowings of the incremental term loans thereunder, and (iii) the transactions contemplated by  that certain Amendment Agreement, dated as of October 17, 2014, by and among Holdings, the Borrower, Mold-Masters (2007) Limited, the subsidiaries of Holdings party thereto, the lenders party thereto and Bank of America, N.A., a national banking association, as administrative agent and collateral agent, including, but not limited to, the amendment and restatement of the Existing ABL Facility.
“Sponsor”: CCMP and its Affiliates, other than any operating portfolio companies.

“Subordinated Debt”: Debt incurred by the Borrower or a Restricted Subsidiary that is expressly subordinate and junior in right of payment to the Obligations.
“Subsidiary”: with respect to any Person, any entity more than 50% of whose voting Equity Interests is owned by such Person (including indirect ownership by such Person through other entities in which an Obligor directly or indirectly owns more than 50% of the voting Equity Interests). When used without reference to Holdings, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Borrower.
“Swap Obligation”: with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Syndication Agent”: Keybanc Capital Markets Inc.
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, remittances, fees or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tax Group”: as defined in the definition of “Permitted Tax Distributions.”
“Term Facility”: the Term B Commitment and the Term B Loans made hereunder.
“Term B Commitment”: with respect to the Initial Term B Lender, its commitment to make a Term B Loan on the Amendment No. 1 Effective Date in an amount equal to $939,897,500.
“Term B Loan”: as defined in Section 2.1.
“Term B Loan Installment Date”: as defined in Section 2.10(a).
“Term Loans”: all term loans outstanding under this Agreement immediately prior to the Amendment No. 1 Effective Date.
“Term Priority Collateral”: as defined in the Intercreditor Agreement.
“Termination Date”: as defined in Section 5.
“Test Period”: each period of four consecutive fiscal quarters of the Borrower then last ended for which financial statements have been delivered pursuant to Section 5.2(a) or (b), in each case taken as one accounting period.
“Total Assets”: with respect to any Person and its Restricted Subsidiaries, the total assets of such Person and its Restricted Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Borrower and the Restricted Subsidiaries as may be expressly stated.
“Total Net Leverage Ratio”: as at the last day of any Test Period, the ratio of (a) an amount equal to (i) Consolidated Total Debt on such day minus (ii) an amount equal to the sum of (x) unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries on such date plus (y) the cash and cash equivalents of the Borrower and its Restricted Subsidiaries restricted in favor of the Secured Parties and any Debt permitted under Section 6.1 that is secured by a Lien on the Collateral permitted by Section 6.2, (in each case determined in accordance with GAAP), to (b) EBITDA for such Test Period.
“Total Net Secured Leverage Ratio”: as at the last day of any Test Period, the ratio of (a) an amount equal to (i) Consolidated Total Debt on such day (other than any portion thereof that is unsecured or is secured by Liens on the Collateral ranking junior to the Liens securing the Secured Obligations pursuant to an intercreditor agreement, in each case, except for Incremental Equivalent Debt, which in the case of any such Incremental Equivalent Debt shall be included) minus (ii) an amount equal to the sum of (x) unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries on such date plus (y) the cash and cash equivalents of the Borrower and its Restricted Subsidiaries restricted in favor of the Secured Parties and any Debt permitted under Section 6.1 that is secured by a Lien on the Collateral permitted by Section 6.2 (in each case determined in accordance with GAAP) to (b) EBITDA for such Test Period.
“Total Voting Power”: with respect to any Person, the total number of votes which holders of Equity Interests having the ordinary power to vote, in the absence of contingencies, are entitled to cast for the election of directors (determined on a fully diluted basis).
“Trademark Security Agreement”: each trademark security agreement executed and delivered pursuant to the Security Agreement or any other Security Document.
“Transaction Costs”: as defined in the definition of “Transactions.”
“Transactions”: each of the following transactions consummated or to be consummated in connection therewith:
(a)    the execution, delivery and performance of the Loan Documents and any Borrowing hereunder (including any Borrowing to fund the Transaction Costs);
(b)    the repayment, redemption, defeasance, discharge, refinancing, termination or satisfaction in full of the obligations under the Existing Term Loan Agreement and the Existing Secured Notes Debt;
(c)    the Specified Distribution and the 2017 Transactions;
(d)    the execution, delivery and performance of the ABL Amendment Agreement and the amendment and restatement of the Existing ABL Credit Agreement;
(e)    the payment of all fees, premiums, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition (the “Transaction Costs”).
“Type”: as to any Loan, its nature as a Base Rate Loan or a LIBOR Loan.
“UCC”: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other United States jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
“Unfunded Pension Liability”: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States”: United States of America. “U.S.” has a correlative meaning.
“Unrestricted Subsidiary”: as of the Closing Date, the entities listed on Schedule 1.1(a); and subsequent to the Closing Date, any Subsidiary of the Borrower designated by it as an Unrestricted Subsidiary pursuant to Section 5.15.
“U.S. Tax Compliance Certificate”: as defined in Section 2.17(f)(ii)(B)(3).

“Voluntary Prepayments”: (a) any voluntary prepayment of Loans pursuant to Section 2.11(a) and (b) any voluntary prepayment of ABL Loans in accordance with the ABL Facility to the extent that the commitments in respect of such loans are substantially concurrently reduced voluntarily in an equal amount, in each case, to the extent not financed using the proceeds of the incurrence of any long-term Debt (other than revolving Debt).
“Weighted Average Life to Maturity”: when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.
“Write-Down and Conversion Powers” with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Holdings delivered to Administrative Agent before the Closing Date; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision of this Agreement or the other Loan Documents to reflect the effect of any change in GAAP or the application thereof occurring after the date of this Agreement on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that if an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of such affected provisions (without the payment of any amendment or similar fees to the Administrative Agent or the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof subject to the approval of the Required Lenders (not to be unreasonably withheld, conditioned or delayed); provided further that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof. If the Borrower notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS. Notwithstanding anything to the contrary above or the definition of Capital Lease or Capitalized Lease Obligation, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the date hereof) that would constitute Capital Leases on the Closing Date hereof shall be considered Capital Leases and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith.
1.3    Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Deposit Account,” “Document,” “Equipment,” “Goods” and “Instrument.”
1.4    Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Wherever the context may require, any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions consolidating, amending, replacing, supplementing, or interpreting such law or statute, except as specifically provided otherwise; (b) unless specifically provided otherwise, any document, instrument or agreement (including any Loan Documents) includes any amendments, restatements, amendments and restatements, supplements, waivers and other modifications, extensions or renewals (to the extent not prohibited by the Loan Documents); (c) any section means, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and permitted assigns; (f) unless specified otherwise, all references herein to times of day shall be references to New York time (daylight or standard, as applicable); or (g) discretion of the Administrative Agent or any Lender means the sole and absolute discretion of such Person acting reasonably and in good faith. All fundings of Loans and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of fair market value, Available Basket Amount and covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of the Borrower’s knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer. In the event that payment or performance of any covenant, duty or obligation is stated to be due or performance is required on (or before) a day that is not a Business Day, then the time for such performance or payment shall be extended to the next Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.
When applying baskets, thresholds and other exceptions to the representations, covenants and Events of Default, the Dollar Equivalent to any relevant amount shall be calculated (i) in the case of any Investment, lease, Lien, loan, Debt or other relevant transaction in place on the Closing Date, as at the Closing Date, and (ii) in the case of any Permitted Asset Disposition, Permitted Acquisition, Permitted Investment, lease, Permitted Lien, loan, Debt or taking other relevant action, as at the date the relevant Obligor incurs or makes the relevant Asset Disposition, Acquisition, Investment, lease, Lien, loan, Debt or takes the other relevant action. No Event of Default or breach of any representation or covenant shall arise solely as a result of a subsequent change in the Dollar equivalent of any relevant amount due to fluctuations in exchange rates.
1.5    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up for five).
1.6    Certain Calculations and Tests.
(a)    Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including, without limitation, the Total Net Leverage Ratio, or the Total Net Secured Leverage Ratio) and/or the amount of EBITDA or Total Assets or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to (A) the consummation of any transaction in connection with any acquisition or similar Investment (including the assumption or incurrence of Indebtedness), (B) the making of any Restricted Payment and/or (C) the making of any Restricted Debt Payment (such action pursuant to clause (A), (B) or (C), a “Limited Condition Transaction”), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower (a “LCT Election”), (1) in the case of any acquisition or similar Investment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment or (y) the consummation of such acquisition or Investment, (2) in the case of any Restricted Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x)

the declaration of such Restricted Payment or (y) the making of such Restricted Payment and (3) in the case of any Restricted Debt Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment (the applicable date pursuant to clause (1), (2) or (3), as applicable, the “LCT Test Date”), in each case, after giving effect to the relevant acquisition, Restricted Payment and/or Restricted Debt Payment on a Pro Forma Basis. If the Borrower has made a LCT Election for any Limited Condition Transaction, then in connection with any subsequent determination of compliance with any financial ratio or test (including, without limitation, the Total Net Leverage Ratio, or the Total Net Secured Leverage Ratio) and/or the amount of EBITDA or Total Assets with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments or Restricted Debt Payments on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, compliance with any such financial ratio or test and/or the amount of EBITDA or Total Assets shall be tested by calculating the availability under such financial ratio or test and/or the amount of EBITDA or Total Assets, as applicable, on a pro forma basis assuming such Limited Condition Transaction and any other transactions in connection therewith have been consummated (including any incurrence of Indebtedness and the use of proceeds thereof).
(b)    Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any Total Net Leverage Ratio test and/or any Total Net Secured Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including, without limitation, any Total Net Leverage Ratio test and/or any Total Net Secured Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.
1.7    Changes in Calculations. For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including the Total Net Leverage Ratio, the Total Net Secured Leverage Ratio or the amount of Total Assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.
SECTION 2.

CREDIT FACILITIES
2.1    Term Commitments.
(i)    The Initial Term B Lender agrees to make a term loan to the Borrower in Dollars (a “Term B Loan” on the Amendment No. 1 Effective Date in an amount not to exceed the amount of its Term B Commitment. The Term B Loans may be Base Rate Loans or LIBOR Loans, as further provided herein.
2.2    Procedure for Borrowing.
(a)    [Reserved.]
(b)    Subject to Section 2.14, the Borrowing on the Amendment No. 1 Effective Date shall be comprised entirely of Base Rate Loans or LIBOR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Base Rate Loan or LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term B Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Term B Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of additional costs resulting from such exercise and existing at the time of such exercise.
(c)    Borrowings of more than one Type may be outstanding at the same time; provided that, without the consent of the Administrative Agent, there shall not at any time be more than a total of fifteen (15) Borrowings of LIBOR Loans outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
2.3    Requests for Borrowings. To request the Borrowing of Term B Loans on the Amendment No. 1 Effective Date, the Borrower shall notify the Administrative Agent of such request pursuant to a Borrowing Request (a) in the case of a LIBOR Loan, not later than 1:00 p.m., three (3) Business Days before the proposed Amendment No. 1 Effective Date or (b) in the case of a Base Rate Loan, not later than 1:00 p.m., one (1) Business Day before the proposed Amendment No. 1 Effective Date. Such Borrowing Request shall be delivered by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”) to the Administrative Agent. The Borrowing Request shall specify the following information in compliance with Section 2.2:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be of Base Rate Loans or LIBOR Loans;
(iv)    in the case of Borrowings of LIBOR Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”; and
(v)    location and number of the Borrower’s account to which funds are to be disbursed.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Borrowing of Base Rate Loans. If no Interest Period is specified with respect to a requested LIBOR Loan, then the Borrower shall be deemed to have selected a LIBOR Loan with an Interest Period of one (1) month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Term B Loan to be made as part of the requested Borrowing.
2.4    [Reserved].
2.5    [Reserved].
2.6    Funding of Borrowings.
(a)    The Initial Term B Lender shall make the Term B Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make the proceeds of such Term B Loan available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the Borrowing Request.
(b)    Unless the Administrative Agent shall have received notice from the Initial Term B Lender prior to the Amendment No. 1 Effective Date that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) above and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent; provided that any such payment by the Borrower to the Administrative Agent is without prejudice to any claim the Borrower may have against such applicable Lender, forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Term B Loan included in such Borrowing.
2.7    Interest Elections.
(a)    The Borrowing on the Amendment No. 1 Effective Date initially shall be of the Type specified in the Borrowing Request and, in the case of a LIBOR Loan, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Loan, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. No LIBOR Loans may be converted to a different Type prior to the last day of the Interest Period applicable thereto.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent in writing of such election by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be a Base Rate Loan or a LIBOR Loan; and
(iv)    if the resulting Borrowing is a LIBOR Loan, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Loan prior to the time specified in clause (b) above, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a

LIBOR Loan and (ii) unless repaid, each LIBOR Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.
2.8    Termination of Commitments. The Term B Commitment of the Initial Term B Lender on the Amendment No. 1 Effective Date shall be automatically and permanently reduced to $0 upon the making of such Lender’s Term B Loan to the Borrower pursuant to Section 2.1.
2.9    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loans of such Lender as provided in Section 2.10.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain the Register, as set forth in Section 9.1(b)(iv), in which it shall record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and; provided further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
(e)    Any Lender may request that the Loans made by it be evidenced by a promissory note (a “Note”) in the form of Exhibit D. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Borrower.
2.10    Repayment of Term B Loans.
(a)    Subject to the other paragraphs of this Section, commencing March 31, 2017, the Borrower shall (subject to the application of clause (b) below and Section 2.23) repay Borrowings on the last day of March, June, September and December in each year prior to the Maturity Date (each such date being referred to as a “Term B Loan Installment Date”), in each case in an amount equal to 0.25% of the original principal amount of the Term B Loans outstanding on the Amendment No. 1 Effective Date and the final principal repayment installment of the Term B Loans shall be repaid on the Maturity Date (subject to Section 2.23) and shall be in an amount equal to the aggregate principal amount outstanding on such date.
(b)    Prepayment of the Borrowings from:
(i)    Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) shall be applied first to Base Rate Loans and then to LIBOR Loans, with the application thereof to remaining installments as directed by the Borrower (or if the Borrower fails to specify, in direct order of maturity); and
(ii)    any optional prepayments of the Loans pursuant to Section 2.11(a) shall be applied to the remaining installments thereof, in each case, as directed by the Borrower (or if the Borrower fails to specify, shall be applied first to Base Rate Loans and then to LIBOR Loans, in each case, in direct order of maturity).
(c)    Prior to any optional repayment of any Borrowing hereunder, the Borrower shall notify the Administrative Agent by telephone (confirmed by fax or other electronic transmission (including “.pdf” or “.tif”)) of the Borrowings to be repaid not later than 12:00 p.m., (i) in the case of a Base Rate Loan, one (1) Business Day before the scheduled date of such repayment and (ii) in the case of a LIBOR Loan, three (3) Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid. In the event the Borrower fails to specify the Borrowings to which any such voluntary prepayment shall be applied, such prepayment shall be applied as follows first to prepay the Base Rate Loans and then to the LIBOR Loans, in each case, in direct order of maturity.
(d)    Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of each Lender with Term Loans, the full amount of Term Loans on the Amendment No. 1 Effective Date.
2.11    Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class of Loans in whole or in part, in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(c). Prepayments shall be accompanied by Prepayment Fees required by Section 2.11(i), if any, and accrued interest.
(b)    Subject to Section 2.11(f), the Borrower shall apply, without duplication, all Net Proceeds within three (3) Business Days of receipt thereof to prepay Loans in accordance with Section 2.10(b); provided that to the extent any other Debt (other than Loans) is secured on a pari passu basis with the Loans is outstanding at the time of any such prepayment, the amount of such Net Proceeds required to repay Loans shall be the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of the Loans and the denominator of which is the aggregate principal amount of the Loans and such other pari passu secured Debt requiring such a prepayment; provided, that to the extent the holders of any such other pari passu secured Debt decline their respective share of any such prepayment, such share may be retained by the Borrower and treated as a “Declined Prepayment Amount” for all purposes hereunder.
(c)    Subject to Section 2.11(f), not later than 100 days after the end of each Excess Cash Flow Period (the date of such prepayment, the “Excess Cash Flow Prepayment Date”), the Borrower shall prepay Loans in an aggregate amount equal to (i) an amount equal to the Required Percentage of Excess Cash Flow for such Excess Cash Flow Period, and, at the option of the Borrower, minus (ii) without duplication of amounts previously deducted in respect of prior Excess Cash Flow Periods, the aggregate amount of Voluntary Prepayments made at any time from the first day of the applicable Excess Cash Flow Period until the Excess Cash Flow Prepayment Date; provided that no prepayment under this Section 2.11(c) shall be required to the extent that the amount thereof would not exceed $2,500,000. Prepayments pursuant to the immediately preceding sentence shall be applied in accordance with Section 2.10(b).
(d)    [Reserved]
(e)    Concurrently with any prepayment pursuant to Section 2.11(b), the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer demonstrating the calculation of the amount of the applicable Net Proceeds required to repay Loans. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to Administrative Agent a certificate of a Responsible Officer demonstrating the derivation of such excess.

(f)    Notwithstanding any other provisions of Section 2.11(b), (A) to the extent that any of or all the Net Proceeds received by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.11(b) (a “Foreign Prepayment Event”) are prohibited or delayed by applicable local law, from being repatriated to the Borrower, the portion of such Net Proceeds so affected will not be required to be applied to repay Loans at the times provided in Section 2.11(b); it being understood that if the repatriation of the relevant affected Net Proceeds is permitted under the applicable local law, within 365 days following the applicable Foreign Prepayment Event, such repatriation will be promptly effected and such repatriated Net Proceeds will be promptly applied (net of additional Taxes payable or reasonably reserved against in good faith as a result thereof) to the repayment of the Loans pursuant to Section 2.11(b) and (B) to the extent that the Borrower has reasonably determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event would have a material adverse Tax consequence (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation) the Net Proceeds so affected may be retained by the applicable Foreign Subsidiary; provided that to the extent that the repatriation of such Net Proceeds from the applicable Foreign Subsidiary would no longer have a material adverse Tax consequence within the 365-day period following the Foreign Prepayment Event, the applicable Foreign Subsidiary will promptly repatriate the applicable Net Proceeds and such repatriated Net Proceeds will be promptly applied (net of additional Taxes payable or reasonably reserved against in good faith as a result thereof) to the repayment of the Loans pursuant to Section 2.11(b).
(g)    Notwithstanding any other provisions of Section 2.11(c), (A) to the extent that any of or all the Excess Cash Flow attributable to a Foreign Subsidiary is prohibited or delayed by applicable local law, from being repatriated to the Borrower, the portion of such Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in Section 2.11(c); it being understood that if the repatriation of such Excess Cash Flow is permitted under the applicable local law within 365 days following the end of the applicable Excess Cash Flow Period, such repatriation will be promptly effected and such repatriated Excess Cash Flow will be promptly applied (net of additional Taxes payable or reasonably reserved against in good faith as a result thereof) to the repayment of the Loans pursuant to Section 2.11(c), and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Excess Cash Flow attributable to a Foreign Subsidiary would have a material adverse Tax consequence (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation), the Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that to the extent that the repatriation of such Excess Cash Flow from the applicable Foreign Subsidiary would no longer have a material adverse Tax consequence within the 365-day period following the end of the applicable Excess Cash Flow Period, the applicable Foreign Subsidiary will promptly repatriate the applicable Excess Cass Flow and such repatriated Excess Cash Flow will be promptly applied (net of additional Taxes payable or reasonably reserved against in good faith as a result thereof) to the repayment of the Loans pursuant to Section 2.11(c).
(h)    Each prepayment of Loans required pursuant to this Section 2.11 shall be applied pro rata among the Term B Loans and any other Classes of Loans requiring such prepayment and with respect to scheduled installments of principal of any such Class of Loans to such installments as directed by the Borrower, or in the absence of such direction, in the direct order of maturity. Notwithstanding anything to the contrary contained in this Section 2.11, if any Lender shall notify the Administrative Agent on the date of any prepayment that it wishes to decline its share of any prepayment made pursuant to Section 2.11(b) or Section 2.11(c), such share (the “Declined Prepayment Amount”) may be retained by the Borrower; provided that in no event shall any Lender decline any prepayment in connection with Net Proceeds from Debt.
(i)    If the Borrower (x) prepays, refinances, substitutes or replaces any Loans in connection with a Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, then the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Loans outstanding immediately prior to such amendment. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction (as applicable, the “Prepayment Fees”); provided that the Borrower shall be subject to the requirements of this Section 2.11(i) only until the date that is six months following the Amendment No. 2 Effective Date. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.
(j)    Additionally, notwithstanding anything else in this Agreement to the contrary, in the event that any Loan of any Lender would otherwise be repaid or prepaid from the proceeds of other Loans being funded on the date of such repayment or prepayment, if agreed to by the Borrower and such Lender and notified to the Administrative Agent prior to the date of the applicable repayment or prepayment, all or any portion of such Lender’s Loan that would have otherwise been repaid or prepaid in connection therewith may be converted on a “cashless roll” basis into a new Loan.
2.12    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Fee Letter, at the times and in the amount specified therein (the “Fees”).
(b)    All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Once paid, none of the Fees shall be refundable under any circumstances.
2.13    Interest.
(a)    The Base Rate Loans shall bear interest at the Base Rate plus the Applicable Margin.
(b)    The LIBOR Loans included in each Borrowing shall bear interest at the LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(c)    Notwithstanding the foregoing, during the occurrence and continuation of an Event of Default under Section 7.1(a), if any principal of or interest on any Loan or any fees payable by the Borrower hereunder are not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any fees, 2% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section (in each case, the “Default Rate”).
(d)    Accrued interest shall be payable in arrears on each Interest Payment Date and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such LIBOR Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination of an interest rate by the Administrative Agent pursuant to this Agreement shall be conclusive and binding on the Borrower and the Lenders absent manifest error.
2.14    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Loan:

(%3)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or
(%3)    the Administrative Agent is advised by the Required Lenders that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term B Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Loan shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto a Base Rate Loan, and (ii) if the Borrowing Request requests a LIBOR Loan, such Borrowing shall be made as a Base Rate Loan.
2.15    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR Rate); or
(ii)    subject any Lender to any Taxes (other than (A) Indemnified Taxes or Other Taxes indemnified under Section 2.17 and (B) Excluded Taxes); or
(iii)    impose on any Lender or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then within thirty (30) days of receipt of a certificate of the type specified in paragraph (d) below the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    If any Lender determines that any Change in Law regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time within thirty (30) days of receipt of a certificate of the type specified in paragraph (d) below the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

(d)    A certificate of a Lender setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in clauses (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(e)    Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.
2.16    Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of margin). Such loss, cost and expense to any Lender shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan but exclusive of the Applicable Margin relating thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for U.S. Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
2.17    Taxes.
(a)    Any and all payments by or on account of any Obligor shall be free and clear of and without reduction for any Taxes except as required by Applicable Law. If Applicable Law requires any applicable withholding agent to withhold or deduct any Tax from any such payment, then the applicable withholding agent shall make such withholdings or deductions and timely pay any such Taxes to the relevant Governmental Authority in accordance with Applicable Law. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that after all required withholdings and deductions for Indemnified Taxes and Other Taxes (including withholdings and deductions applicable to additional sums payable under this Section 2.17) have been made, the Lender (or, in the case of a payment received by the Administrative Agent for its own account, the Administrative Agent) receives on the due date an amount equal to the sum it would have received if no such withholding or deduction had been made.
(b)    Without limiting the provisions of Section 2.17(a), the Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with Applicable Law.
(c)    Without limiting the provisions of, and without duplication for amounts paid under, Section 2.17(a) and Section 2.17(b), the Borrower shall indemnify, hold harmless and reimburse (within 30 days after written demand therefor) the Agents and the Lenders for any Indemnified Taxes (including those attributable to amounts payable under this Section 2.17) withheld or deducted by any Obligor or Agent, or paid by any Agent or

Lender, with respect to any payment on account of any Obligations or Loan Documents, and Other Taxes, whether or not such Taxes were properly asserted by the relevant Governmental Authority (other than penalties attributable to the gross negligence, willful misconduct or bad faith of such Agent or Lender) and reasonable expenses relating thereto. A certificate as to the amount of any such payment or liability delivered to the Borrower by any Agent, or by a Lender (with a copy to the Administrative Agent), shall be conclusive, absent manifest error. If the Borrower reasonably believes that any Agent or any Lender is entitled to receive a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to such Agent or Lender by any Obligor pursuant to or in respect of this Section 2.17, the Borrower (on behalf of itself and on behalf of the other Obligors) may notify (in writing) the Administrative Agent or the applicable Agent or Lender of the availability of such refund. Upon receipt of such a notice, the applicable Agent or Lender shall promptly apply for such refund unless, in the good faith judgment of such Agent or Lender, applying for such refund would cause such Agent or Lender to suffer any material economic, legal or regulatory disadvantage. The Borrower shall reimburse such Agent or Lender for all reasonable out-of-pocket expenses of such Agent or Lender incurred in pursuing such refund. If any Agent or Lender receives any such refund, it shall be governed by Section 2.17(e).Notwithstanding anything to the contrary contained in this Section 2.17, the Obligors shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.17 for any Indemnified Taxes or Other Taxes (and any related expenses) to the extent the Administrative Agent or the relevant Lender, as the case may be, fails to notify the relevant Obligor of such possible indemnification claim within 180 days after the Administrative Agent or such Lender, as the case may be, receives written notice from the applicable Governmental Authority of the specific tax assessment giving rise to such indemnification claim.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Obligor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of payment reasonably satisfactory to the Administrative Agent.
(e)    If any Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Obligor or with respect to which any Obligor has paid additional amounts pursuant to this Section 2.17, it shall pay to such Obligor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Obligor under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Agent or Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that (i) such Obligor, upon the request of such Agent or Lender agrees to repay the amount paid over to such Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or Lender in the event such Agent or Lender is required to repay such refund to such Governmental Authority and (ii) nothing herein contained shall obligate any Lender or Agent to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled. Notwithstanding anything to the contrary, in no event will any Agent or any Lender be required to pay any amount to any Obligor the payment of which would place such Agent or such Lender, as applicable, in a less favorable net after tax position than such Agent or such Lender, as applicable, would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.
(f)    (%4) Each Lender shall, at such times as are reasonably requested by the Administrative Agent or the Borrower, provide the Administrative Agent and the Borrower with any documentation prescribed by Applicable Law or reasonably requested by the Administrative Agent or the Borrower certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in Section 2.17(f)(ii) or (iii)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Administrative Agent and the Borrower updated or other appropriate documentation (including any new documentation reasonably requested by the Administrative Agent or the Borrower) or promptly notify the Administrative Agent and the Borrower in writing of its inability to do so.

(ii)    Without limiting the provisions of Section 2.17(f)(i), above,
(%5)    Each Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to the Administrative Agent and the Borrower on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of IRS Form W‑9 (or any successor forms) certifying that such Lender is exempt from U.S. federal backup withholding or information reporting requirements.
(%5)    Each Foreign Lender shall deliver to the Administrative Agent and the Borrower, on or before the date on which it becomes a party to this Agreement (and from time to time upon request by the Administrative Agent or the Borrower), whichever of the following is applicable:
(1)    two properly completed and duly signed original copies of IRS Form W‑8BEN or W-8BEN-E, as applicable, (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party;
(2)    two properly completed and duly signed original copies of IRS Form W‑8ECI (or any successor forms);
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit E-1, E-2, E-3 or E-4, as applicable (any such certificate, a “U.S. Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of IRS Form W‑8BEN or W-8BEN-E, as applicable (or any successor forms);
(4)    to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two properly completed and duly signed original copies of IRS Form W‑8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W‑8ECI, W‑8BEN, W-8BEN-E, U.S. Tax Compliance Certificate, Form W‑9, Form W‑8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.17 if such beneficial owner were a Lender, as applicable (provided that, if the Foreign Lender is a partnership for U.S. federal income tax purposes (and not a participating lender) and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner); or
(5)    two properly completed and duly signed original copies of any other form prescribed by Applicable Law as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax on any payments to such Lender under any Loan Document.
(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)    Notwithstanding any other provision of this Section 2.17(f), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.
(v)    Each Lender hereby authorizes the Administrative Agent with to deliver to the Obligors and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17(f).
2.18    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 2:00 p.m., on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds (except as otherwise provided in the Collateral Agreement with respect to the application of amounts realized from the Collateral) shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    If (other than (x) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans to any assignee or participant, including any assignee or participation that is an Obligor, the Sponsor or any of their respective Affiliates or (y) as otherwise expressly provided elsewhere herein, including, without limitation, as provided in or contemplated by Section 2.22, Section 2.23, Sections 9.1(f), (i) and (j) or Section 11.1(d)) any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.6(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
2.19    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender or becomes an Affected Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) repay all Obligations of the Borrower owing to such Lender relating to the Loans held by such Lender as of such termination date or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.1), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iv) the Borrower shall be liable to such Lender under Section 2.16 if any LIBOR Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, (v) such assignment shall otherwise comply with Section 9.1; provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein and (vi) until such time as such obligations are repaid or such assignment is consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15 or Section 2.17, as the case may be. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower, the Administrative Agent or any Lender may have against any replaced Lender. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.19(b).
(c)    If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 11.1 requires the consent of all of the Lenders or all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by (i) repaying all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (ii) requiring such Non-Consenting

Lender to assign (except in the case of Amendment No. 2 Assignments, in accordance with and subject to the restrictions contained in Section 9.1) all or the affected portion of its Loans hereunder to one (1) or more assignees; provided that (a) the replacement Lender (which, in the case of Amendment No. 2 Assignments shall be the Purchasing Term B Lender) shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof and the Borrower shall pay to such Non-Consenting Lender all accrued and unpaid interest thereon, (b) the Borrower shall be liable to such Lender under Section 2.16 if any LIBOR Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, (c) with respect to any such assignment occurring on or prior to the six month anniversary of the Amendment No. 2 Effective Date in connection with any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Transaction, the Borrower shall be liable to such Lender (and not the Lender that replaces such Lender) under Section 2.11(h) for the payment of a prepayment premium in accordance with the terms thereof, (d) except in the case of Amendment No. 2 Assignments, such assignment shall otherwise comply with Section 9.1; provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein, and (e) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.19(c); provided that, notwithstanding the provisions of Section 9.1, no Assignment and Acceptance shall be required in connection with Amendment No. 2 Assignments and such assignments shall become effective as to any Amendment No. 2 Non-Consenting Lender upon the receipt by the Administrative Agent (who shall promptly distribute the same to the applicable Amendment No. 2 Non-Consenting Lender) of the amounts set forth in clause (a) of the proviso above for the account of such Amendment No. 2 Non-Consenting Lender.
2.20    Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any LIBOR Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent (at which time such Lender shall be deemed an “Affected Lender”), any obligations of such Affected Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Affected Lender (with a copy to the Administrative Agent), either convert all LIBOR Loans of such Affected Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Affected Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Affected Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
2.21    [Reserved].
2.22    Incremental Extensions of Credit.
(i)    immediately prior to and after giving effect to any Increased Facility Activation Notice (and the making of any Incremental Term Loans pursuant thereto), except as otherwise agreed by the Lenders providing such Incremental Term Loans, no Event of Default has occurred and is continuing or shall result therefrom,
(ii)    the aggregate principal amount of all Incremental Term Loans pursuant to this Section 2.22 shall not exceed the Maximum Incremental Facilities Amount; provided that for the avoidance of doubt, any borrowing of the Term B Loans on the Amendment No. 1 Effective Date shall not be deemed to utilize any capacity under the foregoing,
(iii)    the Incremental Term Loans shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Term B Loans,

(iv)    the Incremental Term Facility shall have an Incremental Term Maturity Date no earlier than the Maturity Date,
(v)    the provisions with respect to payment of interest, original issue discount and upfront fees shall be as set forth in the applicable Increased Facility Activation Notice; provided that if the Effective Yield in respect of any Incremental Term Loans (other than Refinancing Term Loans) that are pari passu in right of payment and are secured equally and ratably with the Term B Loans provided to the Borrower exceeds the Effective Yield for the existing Term B Loans by more than 0.50%, the Applicable Margin for the existing Term B Loans shall be increased so that the Effective Yield in respect of such existing Term B Loans is equal to the Effective Yield for the Incremental Term Loans less 0.50%; provided, that if the applicable Incremental Term Facility includes an interest rate floor greater than that applicable to the Term B Loans, such excess amount shall be equated to yield for purposes of determining whether an increase to the Applicable Margin for the existing Term B Loans shall be required; provided, further, that if such increase is required as above, the interest rate floor (but not the Applicable Margin) applicable to the existing Term B Loans shall be increased by the lesser of (x) such excess amount and (y) the required amount of the increase,
(vi)    all Incremental Term Loans shall rank pari passu or junior in right of payment and right of security in respect of the Collateral with the Term B Loans or may be unsecured; provided that any Incremental Term Loans that are junior lien or unsecured shall be documented pursuant to a separate credit agreement, and
(vii)    all terms (except for covenants or other provisions applicable only to periods after the Final Maturity Date) of any Incremental Term Facility not set forth herein, if not consistent with the applicable existing Term Facility, shall be reasonably satisfactory to the Administrative Agent (or, in the case of Refinancing Term Loans, if not consistent with then current market terms, as reasonably determined by the Borrower); provided that each Incremental Term Facility shall share ratably in any mandatory prepayments of the Term Facility unless the Borrower and the lenders in respect of such Incremental Term Facility elect lesser payments.
Notwithstanding the foregoing, without the consent of the Administrative Agent, each increase effected pursuant to this paragraph shall be in a minimum amount of at least $25,000,000. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.
(b)    Any additional bank, financial institution or other entity which, with the consent of the Borrower and (to the extent such consent would be required under Section 9.1 with respect to an assignment of Term B Loans to such person) the consent of the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.22(a) shall execute the Incremental Activation Notice, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement and the other Loan Documents; provided that (i) the Sponsor and any Non-Debt Fund Affiliate shall be permitted (without Administrative Agent consent) to provide Incremental Term Loans, it being understood that in connection with such Incremental Term Loans, the Sponsor and any such Non-Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such persons under Section 9.1 and (ii) any Debt Fund Affiliate shall be permitted to provide any Incremental Term Loans; provided that in connection therewith, such Debt Fund Affiliate shall be subject to the restrictions applicable to Debt Fund Affiliates under Section 9.1.
(c)    Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans evidenced thereby. Any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. Without limiting the foregoing, in connection with any Incremental Term Facility the respective Obligors shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage as necessary to reflect the increase in Debt under this Agreement.
(d)    Prior to the effectiveness of any Increased Facility Activation Notice and the Incremental Term Loans thereunder, the Administrative Agent shall have received legal opinions, board resolutions and other closing documents and certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 3.1. The proceeds of the Incremental Term Loans may be used for any purpose not otherwise prohibited hereunder.
2.23    Extension Offers.
(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Loans of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans of such Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Loans of such Class and otherwise modify the terms of such Loans pursuant to the terms of the relevant Extension Offer of such Class (including by increasing the interest rate or fees payable in respect of such Loans and/or modifying the amortization schedule in respect of such Lender’s Loans) (each, an “Extension”; any Extended Term Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted), so long as the following terms are satisfied:
(i)    no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders,
(ii)    except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to the immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Loans of any Lender that agrees to an extension with respect to such Loans extended pursuant to any Extension (any such extended Loans, “Extended Term Loans”) shall have the same terms as the Class of Loans subject to such Extension Offer until the Final Maturity Date,
(iii)    the final maturity date of any Extended Term Loans shall be no earlier than the maturity date of the Class of Loans subject to such Extension Offer,
(iv)    the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Loans extended thereby,
(v)    any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of the Loans, in each case as specified in the respective Extension Offer,
(vi)    if the aggregate principal amount of Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans of such Lenders of the applicable Class shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer,
(vii)    all documentation in respect of such Extension shall be consistent with the foregoing and
(viii)    any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b)    With respect to all Extensions consummated by the Borrower pursuant to this Section 2.23, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.8, 2.9, 2.11 and 2.18, (ii) the amortization schedule set forth in Section 2.10 shall be adjusted to give effect to the Extension of the relevant Loans and (iii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans of any or all applicable Classes be tendered. The Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and, subject to compliance with this Section 2.23 hereby waive the requirements of any provision of this Agreement (including Sections 2.8, 2.9, 2.11, and 2.18) that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.
(c)    No consent of any Lender shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to its Loans (or a portion thereof). All Extended Term Loans and all obligations in respect thereof shall be Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Classes in respect of Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.23. Without limiting the foregoing, in connection with any Extensions the respective Obligors shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent) or otherwise amend such Mortgage to the extent the Administrative Agent determines such amendment is necessary (based on the advice of local counsel) to ensure such Extended Term Loans benefit from such Mortgage.
(d)    In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.
SECTION 3.

CONDITIONS PRECEDENT
3.1    Conditions Precedent to Closing. The Lenders shall not be required to fund any requested Term Loan, or otherwise extend credit to the Borrower hereunder on the Closing Date, until the following conditions have been satisfied (or waived):
(a)    The Loan Documents required on the Closing Date and the Perfection Certificate shall have been duly executed and delivered to the Administrative Agent by each of the Obligor signatories thereto.
(b)    The Administrative Agent shall have received UCC, tax, judgment and intellectual property lien searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Obligor as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches as the Administrative Agent may reasonably require, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens) and all actions necessary to establish that the Administrative Agent, for the benefit of the Secured Parties, will have a perfected security interest in and Lien on the Collateral with the priority required by the Loan Documents and (subject to Permitted Liens and to the terms of the Intercreditor Agreement) shall have been taken to the extent required by the terms of this Agreement and the Security Documents (other than the Mortgages); (provided, that the only actions that shall be required on the Closing Date to establish that the Administrative Agent will have a perfected Lien on the Collateral shall be the delivery of certificated securities, if any, evidencing the Equity Interests of the Obligors (other than Holdings) and their direct, wholly-owned subsidiaries and the perfection of the Administrative Agent’s security interest in any other Collateral of the Obligors pursuant to which a lien may be perfected by the filing of UCC financing statements.
(c)    The Administrative Agent shall have received certificates, reasonably satisfactory to it (A) from the Chief Financial Officer of Holdings and the Borrower certifying that, after giving effect to the Transactions, Holdings, the Borrower and their Restricted Subsidiaries, taken as a whole, are Solvent; and (B) from a Senior Officer of the Borrower certifying that (i) the representations and warranties in Section 4 and in the Security Documents are true and correct in all material respects (except in the case of any representation or warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent any representation and warranty is qualified by or subject to a “material adverse effect,” “material adverse change” or similar term or qualification, the definition thereof shall be a Material Adverse Effect for purposes of the making (or deemed making) of such representations and warranties on, or as of, the Closing Date (or any date prior thereto) and (ii) after giving effect to the Transactions, the Borrower and its Subsidiaries shall have no outstanding third party indebtedness for borrowed money or “disqualified” preferred stock other than the Loans and other extensions of credit under this Agreement, the ABL Facility, the Senior Unsecured Debt and Debt permitted by Section 6.1.
(d)    The Administrative Agent shall have received evidence reasonably satisfactory to it of the repayment, redemption, defeasance, discharge, refinancing or termination in full of all Existing Term Loans and all accrued interest and other amounts then due and owing under the Existing Term Loan Agreement and the release (or the making of arrangements for the release) of Liens in favor of the Existing Secured Notes Agent for the benefit of the lenders thereunder.
(e)    The Administrative Agent shall have received evidence reasonably satisfactory to it of the delivery of irrevocable notice for the repayment or redemption of the Existing Secured Notes Debt to the extent accompanied by any prepayments or deposits required to defease, terminate and satisfy in full the obligations under the Existing Secured Notes Indenture or Existing Secured Notes Debt (including the delivery of an Officer’s Certificate pursuant to Section 3.01 of the Existing Secured Notes Indenture and the release (or the making of arrangements for the release) of Liens in favor of the Existing Secured Notes Agent for the benefit of the noteholders thereunder.
(f)    The Administrative Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that an attached copy of such Obligor’s Organic Documents is true and complete and continue in full force and effect; (ii) that an attached copy of resolutions or written consent authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are or written consent is in full force and effect as of the Closing Date and were duly adopted; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.
(g)    The Administrative Agent shall have received a written opinion of counsel to the Borrower, in form reasonably satisfactory to the Administrative Agent.
(h)    The Administrative Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.
(i)    The Administrative Agent shall have received certificates of insurance of the Obligors evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents.
(j)    PATRIOT Act. To the extent requested at least ten (10) calendar days prior to the Closing Date, the Borrower and each of the Guarantors shall have provided the documentation and other information to the

Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the PATRIOT Act, at least three (3) business days prior to the Closing Date.
(k)    To the extent invoiced at least three (3) Business Days prior to the Closing Date, the Borrower shall have paid all expenses required to be paid or reimbursed to the Administrative Agent and the Lenders on the Closing Date. Furthermore, the Borrower shall have paid all fees payable on the Closing Date under the Engagement Letter.
(l)    The Borrower shall have delivered to the Administrative Agent a customary Borrowing Request in accordance with Section 2.
SECTION 4.

REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make available the Loans, to the extent required pursuant to Section 3.1, each of Holdings (where applicable) and the other Obligors represent and warrant (it being understood that such representations and warranties shall be construed as though the Transactions have been consummated) that on the Closing Date:
4.1    Organization and Qualification. Each Obligor and each Restricted Subsidiary is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, except where the failure to exist (other than in the case of the Borrower) or to be in good standing could not reasonably be expected to have a Material Adverse Effect. Each Obligor and each Restricted Subsidiary is duly qualified, authorized to do business and in good standing as a foreign entity in each jurisdiction where such qualification is required except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.
4.2    Power and Authority. Each Obligor is duly authorized to execute, deliver and perform the Loan Documents to which it is a party. The execution, delivery and performance of the Loan Documents to which each Obligor is a party have been duly authorized by all necessary corporate or organizational action, and do not (a) contravene the applicable Organic Documents of any Obligor; (b) violate or cause a default under any Applicable Law; or (c) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor, except with respect to contravention, violation or imposition of any Lien referred to in clauses (b) and (c) above, could not reasonably be expected to result in a Material Adverse Effect.
4.3    Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
4.4    Capital Structure. Schedule 4.4 shows, as of the Closing Date, for Holdings, each other Obligor and each Subsidiary of any other Obligor, its name, its jurisdiction of organization, its issued Equity Interests and the holders of its Equity Interests. Holdings has good title to its Equity Interests in the Borrower, and each other Obligor has good title to its Equity Interests in its Subsidiaries, in each case subject only to the Permitted Liens, and all such Equity Interests are validly issued, fully paid and non-assessable. As of the Closing Date there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or any pledged Equity Interests except as set forth on Schedule 4.4.
4.5    Title to Properties; Security Interests. As of the Closing Date, each Obligor (other than Holdings) has good and indefeasible title to (or valid leasehold interests in) all of its Real Estate and Mortgaged Property, and good title to all of its personal Property, in each case necessary for the conduct of business, free of Liens except Permitted Liens or any defects in title which do not constitute Liens or that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. All security interests granted to secure the Secured Obligations in the Collateral are perfected security interests in and Liens on the Collateral subject only to Permitted Liens and the terms and provisions of the Intercreditor Agreement.
4.6    Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of Holdings and its Subsidiaries that have been delivered to the Administrative Agent and the Lenders, were prepared in accordance with GAAP (subject to year-end adjustments and the omission of notes thereto in the case of interim statements), and fairly present in all material respects the financial positions and results of operations of Holdings and Subsidiaries at the dates and for the periods indicated.
4.7    No Material Adverse Effect. Since December 31, 2014, no Material Adverse Effect has occurred.
4.8    Solvency. On the Closing Date, after giving effect to the Transactions, Holdings, the Borrower and their Restricted Subsidiaries, taken as a whole, are Solvent.
4.9    Taxes. The Borrower and each Restricted Subsidiary has timely filed or caused to be filed all material Tax returns that it is required by Applicable Law to file, and has paid, caused to be paid or made provision for the payment of, all Taxes levied or imposed upon it, its income and its Properties that are due and payable (including in its capacity as a withholding agent), except in each case to the extent such Taxes are being Properly Contested or where the failure to file or pay could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Neither the Obligors nor any Restricted Subsidiary is aware of any proposed or pending Tax assessments, deficiencies or audits that, individually or in the aggregate could be reasonably expected to have a Material Adverse Effect.
4.10    Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, to the Borrower’s knowledge, the Borrower and each Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business as presently conducted and as proposed to be conducted, without conflict with any rights of others. To the Borrower’s knowledge, as of the Closing Date there is no pending or, to the Borrower’s knowledge, threatened in writing, Intellectual Property Claim with respect to the Borrower, any Subsidiary or any of their Intellectual Property which could reasonably be expected to result in a Material Adverse Effect. Schedule 4.10 sets forth all registered United States Intellectual Property and all applications for registration thereof owned by any Obligor as of the Closing Date.
4.11    Governmental Approvals. As of the Closing Date, the Borrower and each Restricted Subsidiary is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except where noncompliance could not reasonably be expected to result in a Material Adverse Effect.
4.12    Compliance with Laws. The Borrower and each Restricted Subsidiary has duly complied, and its Properties and business operations are in compliance, with all Applicable Law, except where noncompliance could not reasonably be expected to result in a Material Adverse Effect. There have been no citations, notices or orders of noncompliance issued to the Borrower and Restricted Subsidiaries under any Applicable Law, except as could not reasonably be expected to result in a Material Adverse Effect.
4.13    Compliance with Environmental Laws.
(a)    Except as individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect:
(i)    The Borrower and each Restricted Subsidiary and their businesses, operations and property are in compliance with applicable Environmental Law;

(ii)    The Borrower and each Restricted Subsidiary has obtained all Environmental Permits required for the conduct of their businesses and operations as presently conducted, and the ownership, operation and use of their properties, under Environmental Law, and all such Environmental Permits are valid and in good standing;
(iii)    There has been no Release or threatened Release of Hazardous Material on, at, under or from any property presently or, to the knowledge of the Borrower and the Restricted Subsidiaries, formerly owned, leased or operated by the Borrower and the Restricted Subsidiaries that could reasonably be expected to result in liability to the Borrower and the Restricted Subsidiaries under any applicable Environmental Law;
(iv)    There is no Environmental Claim pending or, to the knowledge of the Borrower, threatened against the Borrower and the Restricted Subsidiaries, or relating to the property currently or, to the knowledge of the Borrower, formerly owned, leased or operated by the Borrower and the Restricted Subsidiaries or their predecessors in interest or relating to the operations of the Borrower and the Restricted Subsidiaries and, to the knowledge of the Borrower, there are no actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of such an Environmental Claim;
(v)    To the knowledge of the Borrower, no Person with an indemnity or contribution obligation to the Borrower and the Restricted Subsidiaries relating to compliance with or liability under Environmental Law is in default with respect to such obligation;
(vi)    Neither the Borrower nor the Restricted Subsidiaries are obligated to perform any action or otherwise incur any material expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and neither the Borrower nor the Restricted Subsidiaries are conducting or financing any Response pursuant to any Environmental Law with respect to any property at any location;
(vii)    No property owned, operated or leased by the Borrower or the Restricted Subsidiaries and, to the knowledge of the Borrower and the Restricted Subsidiaries, no property formerly owned, operated or leased by the Borrower or the Restricted Subsidiaries is (i) listed or formally proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;
(viii)    No Environmental Lien has been recorded relating to the property currently or, to the knowledge of the Borrower, formerly owned, leased or operated by the Borrower and the Restricted Subsidiaries; and
(ix)    To the knowledge of the Borrower or the Restricted Subsidiaries, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any applicable Environmental Law.
(b)    The representations and warranties contained in this Section 4.13 are the sole and exclusive representations and warranties of the Obligors with respect to environmental matters, including regarding Environmental Laws and Hazardous Materials.
4.14    Litigation. As of the Closing Date, there are no proceedings or investigations pending or, to the Borrower’s knowledge, threatened in writing, against the Borrower or any Restricted Subsidiary, or any of their businesses or Properties that relate to any Loan Documents or transactions contemplated thereby that could reasonably be expected to result in a Material Adverse Effect if determined adversely to the Borrower or any

Restricted Subsidiary. As of the Closing Date, neither the Borrower nor any Restricted Subsidiary is in default in any material respect with respect to any order, injunction or judgment of any Governmental Authority.
4.15    ERISA. Except as individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
(a)    Each Plan is in compliance with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on an opinion letter from the IRS or an application for such a letter has been submitted to the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
(b)    There are no pending or, to the knowledge of the Borrower, threatened claims (other than routine claims for benefits), actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.
(c)     (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to result in any Obligor incurring any liability pursuant to Section 4069 or 4212(c) of ERISA.
(d)    (i) all employer and employee contributions of the Obligors and their respective employers required by law or by the terms of any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; and (ii) each Foreign Plan has been registered as required and has been maintained in good standing with applicable regulatory authorities.
4.16    Margin Regulations; Investment Company Act.
(a)    Neither the Borrower nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of Regulation T, U or X.
(b)    Neither the Borrower nor any Restricted Subsidiary is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940.
4.17    PATRIOT Act, Etc.
(a)    To the extent applicable, the Borrower and each Restricted Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans will knowingly be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(b)    None of the Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or controlled Affiliate of the Borrower is currently the subject of any Sanctions; and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise knowingly make available such proceeds to any Person for the purpose of financing the activities of any Person currently the subject of any Sanctions or in violation of any Sanctions, except to the extent licensed or otherwise approved by OFAC.
4.18    Complete Disclosure. As of the Closing Date all written information concerning the Borrower and its Subsidiaries (other than projected financial information, other forward looking information, and information of a general economic or industry-specific nature) furnished by the Borrower or its representatives to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement on or prior to the date hereof (the “Information”), when, taken as a whole, did not, when furnished (a) contain any untrue statement of a material fact or (b) omit to state a material fact necessary to make the statements contained therein in the light of the circumstances under which they were made not materially misleading (after giving effect to all supplements and updates thereto).
4.19    EEA Financial Institutions. No Obligor is an EEA Financial Institution.
SECTION 5.

AFFIRMATIVE COVENANTS
The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made or, in the case of indemnifications, no notice been given (or reasonably satisfactory arrangements have otherwise been made)) shall have been paid in full (such occurrence, the “Termination Date”), unless the Required Lenders shall otherwise consent in writing, the Borrower (and Holdings solely to the extent applicable to it) will, and the Borrower will cause each of the Restricted Subsidiaries to:
5.1    Inspections; Appraisals and Books and Records.
(a)    Maintain all financial records in a manner sufficient to permit the preparation of consolidated financial statements in accordance with GAAP.
(b)    Permit the Administrative Agent, subject (except when an Event of Default exists) to reasonable advance notice to, and reasonable coordination with, the Borrower and normal business hours, to visit and inspect the Properties of the Borrower or any Guarantor, at the Borrower’s expense as provided in clause (c) below, inspect, audit and make extracts from the Borrower’s books and records, including corporate, financial or operating records, and discuss with its officers, employees, agents, advisors and independent accountants (subject to such accountants’ customary policies and procedures) the Borrower or any Guarantor’s business, financial condition, assets and results of operations (it being understood that a representative of the Borrower is allowed to be present in any discussions with officers, employees, agent, advisors and independent accountants). No such inspection or visit shall unduly interfere with the business or operations of the Borrower or any Guarantor, nor result in any damage to the Property or other Collateral. No inspection shall involve invasive testing without the prior written consent of the Borrower. Neither Administrative Agent nor any Lender shall have any duty to the Borrower or any Guarantor to make any inspection, nor to share any results of any inspection, appraisal or report with the Borrower or any Guarantor. The Borrower and each Guarantor acknowledges that all inspections, appraisals and reports are prepared by the Administrative Agent and Lenders for their purposes, and the Borrower shall not be entitled to rely upon them.
(c)    Reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses (other than any legal fees or costs and expenses covered under Section 11.2) of the Administrative Agent in connection with examinations of the Borrower’s or Guarantor’s books and records or any other financial or Collateral matters as the Administrative Agent deems appropriate.

5.2    Financial and Other Information; Certificates. Keep proper records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP; and furnish to the Administrative Agent (with sufficient copies for the Administrative Agent’s distribution to the Lenders):
(%3)    within 95 days after the close of each Fiscal Year (or, so long as such financial statements are required to be filed on periodic reports under the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder, such later date as permitted by the Securities Act and Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder), its consolidated balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for the Borrower and its Subsidiaries, (i) which consolidated statements shall be audited and accompanied by a report and opinion by a firm of independent certified public accountants of recognized standing selected by the Borrower and acceptable to Administrative Agent (it being agreed that Ernst & Young LLP is acceptable to the Administrative Agent), which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, (ii) all of which consolidated statements shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to the Administrative Agent and (iii) which consolidated statements shall be accompanied by a customary management’s discussion and analysis of financial information;
(%3)    within 50 days after the end of each Fiscal Quarter (or, so long as such financial statements are required to be filed on periodic reports under the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder, such later date as permitted by the Securities Act and Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder), unaudited balance sheets as of the end of such Fiscal Quarter for the first three Fiscal Quarters of such Fiscal Year and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for the Borrower and its Subsidiaries, (i) setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of the Borrower as prepared in accordance with GAAP and fairly presenting, in all material respects, the financial position and results of operations, on a consolidated basis, for such Fiscal Quarter and period, subject to normal year-end audit adjustments and the absence of footnotes and (ii) which consolidated statements shall be accompanied by a customary management’s discussion and analysis of financial condition and results of operations;
(%3)    concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to the Borrower by their accountants in connection with such financial statements (in each case, to the extent available for distribution);
(%3)    not later than 95 days after the end of each Fiscal Year, a reasonably detailed consolidated budget prepared by management of the Borrower (including projected consolidated balance sheets, results of operations and cash flow statements of the Borrower and its Subsidiaries) for the next Fiscal Year;
(%3)    promptly after the same become publicly available, copies of any proxy statements, financial statements or reports that the Borrower has made generally available to its shareholders in their capacities as such; copies of any regular, periodic and special reports or registration statements or prospectuses that the Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by the Borrower to the public concerning material changes to or developments in the business of the Borrower;
(%3)    together with each delivery of financial statements under clauses (a) and (b) above, a completed Financial Statements Certificate on behalf of the Borrower by a Responsible Officer of the Borrower; and
(%3)    such other reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time in connection with the Borrower’s, any Subsidiary’s or other Obligor’s financial condition or business.
The Borrower will hold and participate in a quarterly conference call for Lenders to discuss financial information delivered pursuant to paragraphs (a) and (b) above. The Borrower will hold such conference call following the last day of each Fiscal Quarter of the Borrower and not later than ten (10) Business Days from the time that the Borrower delivers the financial information as set forth in paragraphs (a) and (b) above. Prior to each conference call, the Borrower shall issue a press release to the appropriate wire services announcing the time and date of such conference call and, unless the call is to be open to the public, Lenders, securities analysts and prospective lenders to contact the office of the Borrower’s chief financial officer or investor relations department to obtain access. If the Borrower is holding a conference call open to the public to discuss the most recent Fiscal Quarter’s financial performance or holding a conference call for the holders of any debt or equity securities issued by the Borrower or any direct or indirect parent company thereof, the Borrower will not be required to hold a second, separate call for the Lenders as long as Lenders are provided access to such call.
Notwithstanding the foregoing, (i) if the Borrower’s financial statements are consolidated with Holdings or any Parent Entity or (ii) Holdings or any Parent Entity is subject to the reporting requirements of the Exchange Act and the Borrower is not subject to such reporting requirements, then the requirement to deliver consolidated financial statements of the Borrower and its Subsidiaries (and the related opinion from independent public accountants) pursuant to Sections 5.2(a) and 5.2(b) above may be satisfied by delivering consolidated financial statements of such parent (and the related opinion from independent public accountants); provided, however, if such parent holds any material assets other than cash, Cash Equivalents and the Equity Interests of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent company and any of its Subsidiaries other than the Borrower and its Subsidiaries, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand.
Information required to be delivered pursuant to this Section 5.2 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be have been posted by the Administrative Agent on SyndTrak, IntraLinks or a similar site to which the Administrative Agent and the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov or on the website of the Borrower. Information required to be delivered pursuant to this Section 5.2 may also be delivered by electronic communications pursuant to procedures approved by the Administrative

Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak, IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (; provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 11.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
5.3    Notices. Notify the Administrative Agent and the Lenders in writing, promptly after any Senior Officer of the Borrower obtains knowledge thereof, of any of the following that affects the Borrower or any Restricted Subsidiary: (a) the filing or commencement of any action, suit, proceeding or investigation (including any Intellectual Property Claim), if an adverse determination would reasonably be expected to result in a Material Adverse Effect; (b) the existence of any Default or Event of Default; (c) any event that would reasonably be expected to result in a Material Adverse Effect; or (d) the occurrence of any ERISA Event or similar event in respect of Foreign Plans that would reasonably be expected to result in a Material Adverse Effect.
5.4    Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws with which the Borrower and its Restricted Subsidiaries shall comply in all material respects) or maintain could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, if any Release of Hazardous Materials that could reasonably be expected to result in a Material Adverse Effect occurs at or on any Properties of the Borrower or any Restricted Subsidiary, the Borrower or any Restricted Subsidiary shall act promptly and diligently to investigate and report to the Administrative Agent and all appropriate Governmental Authorities the extent of, and to take appropriate remedial action to eliminate, such Release of Hazardous Materials, in each case to the extent required by applicable Environmental Laws or lawfully required by any Governmental Authority.
5.5    Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless (i) such Taxes are being Properly Contested or (ii) the failure to pay such Taxes could not reasonably be expected to result in a Material Adverse Effect.
5.6    Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.
5.7    Insurance. Maintain insurance (including flood insurance) with insurers reasonably satisfactory to the Administrative Agent, (a) with respect to the Properties and business of the Borrower and the Restricted

Subsidiaries of such type and in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount as is customary for companies similarly situated. All such insurance shall name the Administrative Agent as additional insured or loss payee, as applicable.
5.8    Use of Proceeds. The Borrower will use the proceeds of the Term B Loans to repay the Term Loans, redeem the Senior Notes Debt and for general corporate purposes.
5.9    Maintenance of Ratings. Use commercially reasonable efforts to (i) maintain corporate credit ratings and corporate family ratings, as applicable, with respect to the Borrower and (ii) ratings with respect to the Loans, in each case, from S&P and Moody’s (but not, in each case, to maintain a specific rating).
5.10    Further Assurances; After-Acquired Property.
(a)    The Borrower will, and will cause each of its Restricted Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further action (including the filing and recording of financing statements and other documents) that may be required under any applicable law, or that the Administrative Agent or the Lenders may reasonably request, in order to grant, preserve and perfect the validity and priority of the security interests created or intended to be created by the Security Documents, all at the expense of the Borrower. Subject to the terms of this Agreement, the Security Documents, and the Intercreditor Agreement, the Borrower will, and will cause each of its Restricted Subsidiaries to do the following:
(%5)    with respect to any fee owned Real Estate acquired after the Closing Date, with a fair market value at the time of acquisition of at least $5,000,000, within 90 days (but in no event prior to thirty (30) days after the Borrower has given notice of such acquisition to the Administrative Agent and in no event prior to the Borrower receiving confirmation from the Administrative Agent that flood insurance due diligence and compliance in accordance with Section 5.13 hereof has been completed, or such longer period as the Administrative Agent may agree in its sole reasonable discretion) of such acquisition, deliver to the Administrative Agent the Related Real Estate Documents;
(%5)    with respect to any wholly owned Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by the Borrower or at any time any Subsidiary ceases to be an Excluded Subsidiary, promptly notify the Administrative Agent of such occurrence and promptly and in any event prior to or concurrently with the next succeeding reports to be delivered pursuant to Sections 5.2(a) and (b), (i) execute and deliver to Administrative Agent for the benefit of the Secured Parties, such amendments and/or supplements to the Security Agreement and the Pledge Agreement as the Administrative Agent shall reasonably deem necessary to grant to the Administrative Agent for the benefit of the Administrative Agent and the other Secured Parties, a security interest in the Equity Interests and Property of such wholly owned Subsidiary in accordance with the terms and provisions of the Security Documents and Intercreditor Agreement, (ii) cause such wholly owned Subsidiary to become a party to this Agreement by executing a joinder hereto, (iii) deliver to the Administrative Agent the certificates (if any) representing such Equity Interest, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the Borrower, (iv) cause such wholly owned domestic Subsidiary to take all other actions expressly required by the applicable Security Documents and (v) if such wholly owned Subsidiary created or acquired after the Closing Date owns any Real Estate with a fair market value in excess of $5,000,000, within 90 days (but in no event prior to thirty (30) days after the Borrower has given notice of such acquisition to the Administrative Agent and in no event prior to the Borrower receiving confirmation from the Administrative Agent that flood insurance due diligence and compliance in accordance with Section 5.13 hereof has been completed, or such longer period as the Administrative Agent may agree in its sole reasonable discretion) of such Subsidiary becoming a party to this Agreement, deliver to the Administrative Agent the Related Real Estate Documents;
(%5)    with respect to any first tier Foreign Subsidiary, Disregarded Domestic Person or non-wholly owned Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by the Borrower, promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request, promptly and in any event prior to or concurrently with the next succeeding reports to be delivered pursuant to Sections 5.2(a) and (b), (i) execute and deliver to Administrative Agent such amendments and/or supplements to the Pledge Agreement as the Administrative Agent shall reasonably deem necessary to grant to the Administrative Agent for the benefit of the Secured Parties, a security interest in such entity in accordance with the terms and provisions of the Security Documents and Intercreditor Agreement and (ii) to the extent reasonably deemed advisable by the Administrative Agent, deliver to the Administrative Agent the certificates, if any, representing such Equity Interests (other than Excluded Capital Stock (as defined in the Security Agreement)), together with undated stock powers, executed and delivered in blank by a duly authorized officer of the Borrower and take such other actions as may be reasonably deemed necessary to perfect the Administrative Agent’s security interest therein for the benefit of the Administrative Agent and the other Secured Parties; provided that in no event shall more than 65% of such Equity Interest be required to be pledged; and
(%5)    notwithstanding anything to the contrary in this Agreement and the other Loan Documents, (i) no Lien is or will be granted pursuant to any Loan Document or otherwise in any right, title or interest of any Obligor in, and Collateral shall not include, any Excluded Assets, (ii) none of the Borrower, any Guarantor or any of their Affiliates shall be required to take any action in any non-United States jurisdiction or required by the laws of any non-United States jurisdiction in order to create any security interest in assets located or titled outside of the United States or to perfect any such security interests and it being understood and agreed that there shall be no security agreements, pledge agreements or similar agreements governed under the laws of any non-United States jurisdiction, (iii) the Borrower, any Guarantor or any of their Affiliates shall not be required to deliver landlord waivers or consents or similar letters or agreements and (iv) in no event shall control agreements or control or similar arrangements be required with respect to any deposit, securities or commodities accounts or any other assets requiring perfection through control agreements.
5.11    Consolidated Corporate Franchises. The Borrower will do, and will cause each Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Restricted Subsidiaries may consummate any transaction specifically permitted under this Agreement.
5.12    Conduct of Business. Engage only in the businesses conducted on the Closing Date and any activities reasonably related, ancillary or incidental thereto or logical extensions thereof.
5.13    Flood Hazard. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause the applicable Obligors to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and shall otherwise be in form and substance satisfactory to the Lenders, and (iii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Lenders, including, without limitation, evidence of annual renewals of such insurance.
5.14    Post-Closing Covenant.
(a)    Real Estate.    The Secured Obligations shall also be secured by Mortgages upon each Mortgaged Property, which such Mortgaged Properties are set forth in Schedule 5.14(a) hereto. Within 90 days (or such later date as Administrative Agent may agree in its sole reasonable discretion) following the Amendment No. 1 Effective Date, the Borrower shall have delivered or shall have caused the applicable Obligor to deliver all Related Real Estate Documents.

5.15    Designation of Unrestricted Subsidiaries. The Borrower may at any time after the Closing Date designate any Restricted Subsidiary to be an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing and (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” (or the equivalent term) for the purpose of the ABL Facility or Senior Notes Debt. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s Investments therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Debt or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in such Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s Investment in such Subsidiary at such time.
SECTION 6.

NEGATIVE COVENANTS
As long as any Commitments or Obligations (other than contingent obligations as to which no claim or demand for payment has been made, or in the case of indemnification obligations, no notice has been given, are outstanding, the Borrower will not, and will not permit any Restricted Subsidiary to (and, in the case of Section 6.12, Holdings will not), directly or indirectly:
6.1    Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
(%3)    Debt described on Schedule 6.1 as of the Closing Date;
(%3)    the Obligations;
(%3)    the Senior Notes Debt existing as of the Closing Date;
(%3)    Permitted Debt Securities, so long as after giving effect to the issuance thereof on a Pro Forma Basis (but excluding the cash proceeds thereof for purposes of calculating the Total Net Leverage Ratio), the Total Net Leverage Ratio as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.2(a) or (b) is less than or equal to 6.0 to 1.0; provided that the aggregate principal amount of Debt permitted to be incurred by Restricted Subsidiaries that are not Obligors pursuant to this Section 6.1(d), when aggregated with the aggregate principal amount of Debt incurred by Restricted Subsidiaries that are not Obligors pursuant to Section 6.1(ff) and any Permitted Refinancing Debt in respect of Debt of such Restricted Subsidiaries that are not Obligors originally incurred pursuant to Section 6.1(ff) and any Permitted Refinancing Debt in respect of Debt incurred under this Section 6.1(d), shall not exceed the greater of (x) $75,000,000 and (y) 3.00% of Total Assets at the time of incurrence of any such Permitted Debt Securities;
(%3)    Debt under the ABL Facility in an aggregate outstanding principal (or committed) amount not to exceed the greater of (i) $125,000,000 and (ii) the Borrowing Base as of the date of such incurrence;
(%3)    [Reserved];

(%3)    Permitted Purchase Money Debt;
(%3)    Debt under Hedging Agreements incurred in the Ordinary Course of Business and not for speculative purposes;
(%3)    Bank Product Debt;
(%3)    Purchase Money Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by the Borrower or Subsidiary, as long as such Purchase Money Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition;
(%3)    Capital Lease Obligations and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) in an aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Debt incurred pursuant to Section 6.1(g) and Permitted Refinancing Debt in respect of Debt originally incurred pursuant to Section 6.1(g) and this Section 6.1(k)) not in excess of the greater of (x) $50,000,000 and (y) 3.00% of Total Assets at the time any such Capital Lease Obligations are incurred and any extension, renewal, refunding, modification or refinancing thereof;
(%3)    Permitted Contingent Obligations;
(%3)    Debt consisting of the deferred purchase price or notes issued to future, current or former officers, directors, employees, members of management and consultants of the Borrower or any of its Restricted Subsidiaries (or any direct or indirect parent entity thereof), their respective estates, heirs, family members, spouses and former spouses, domestic partners or former domestic partners to purchase, redeem or acquire or retire for value Equity Interests to the extent that such purchases or redemptions are otherwise permitted hereunder (or options or warrants or similar instruments);
(%3)    Debt arising from agreements providing for indemnification, adjustment of purchase price, earnout or similar obligations, or from guarantees or letters of credit, securing the performance of the Borrower or a Restricted Subsidiary pursuant to such agreements, incurred or contracted for on or before the Closing Date or in connection with Permitted Acquisitions or Permitted Investments;
(%3)    obligations under incentive, non-compete, consulting, deferred compensation, or other similar arrangements incurred by it;
(%3)    notes or loans that are unsecured or secured by Liens on the Collateral ranking junior to or pari passu with the Liens securing the Secured Obligations pursuant to the Intercreditor Agreement or an intercreditor agreement in form reasonably satisfactory to the Administrative Agent (any such Debt, “Incremental Equivalent Debt”); provided that (A) the aggregate initial principal amount of all Incremental Equivalent Debt shall not exceed the Maximum Incremental Equivalent Amount, (B) the incurrence of such Debt shall be subject to clauses (iii), (iv) and, in the case of loans secured by Liens on the Collateral ranking pari passu with the Liens securing the Secured Obligations, (v) of the proviso to Section 2.22(a), as if such Incremental Equivalent Debt constituted Incremental Term Loans and (C) the covenants and events of default applicable to such Incremental Equivalent Debt shall (1) not be, when taken as a whole, materially more favorable, to the holders of such Debt than those applicable under this Agreement (except for covenants or other provisions applicable only to periods after the Final Maturity Date) or (2) be consistent with then current market terms for the type of Debt issued, in the good faith determination of the Borrower;
(%3)    Debt incurred in connection with (i) the financing of insurance premiums, (ii) take or pay obligations contained in supply arrangements or (iii) obligations of suppliers, customers, franchises and licenses;
(%3)     (i) Debt incurred in the Ordinary Course of Business in respect of netting services, overdraft protections, employee credit card programs, Cash Management Services and otherwise in connection with Deposit Accounts and (ii) Debt incurred in connection with letters of credit, bankers’ acceptances, bank guarantees, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the Ordinary Course of Business;
(%3)    Debt or other obligations in respect of bids, trade contracts, leases, statutory obligations, surety, stay, customs and appeal bonds and performance, performance and completion guarantees, return of money bonds, government contracts, financial assurances and completion guarantees and similar obligations (or Debt in respect of letters of credit, bank guarantees or similar instruments in lieu of such items to support the issuance thereof), in each case in the Ordinary Course of Business;
(%3)    unsecured Debt of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (i) Debt of any Subsidiary that is not an Obligor to the Borrower or Restricted Subsidiary that is an Obligor shall be permitted only if permitted under the definition of “Permitted Investments” and (ii) Debt of the Borrower and any Obligor to any Subsidiary that is not an Obligor shall be expressly subordinate and junior in right of payment to Full Payment of the Obligations on terms reasonably satisfactory to the Administrative Agent;
(%3)    Debt incurred by Borrower or any Restricted Subsidiary owed to (including obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, securing unemployment insurance, other social security laws or regulation or similar obligations or legislation securing unemployment insurance, health, disability or other employee benefits, or property, casualty or liability insurance, self-insurance or other similar obligations or other Debt with respect to reimbursement type obligations regarding workers’ compensation claims, or letters of credit in the nature of a security deposit (or similar deposit or security) given to a lessor under an operating lease of real property under which such Person is lessee;

(%3)    Permitted Refinancing Debt in respect of Debt incurred pursuant to clauses (a), (b), (c), (d), (g), (j), (k), (p), (w), (x), (cc)(ii), (ff) and (gg);
(%3)    Debt in an aggregate principal amount at any time outstanding not to exceed, when aggregated with the amount of Permitted Refinancing Debt incurred in respect of Debt originally incurred pursuant to this clause (w), the greater of (x) $100,000,000 and (y) 5.50% of Total Assets at the time of incurrence of any such Debt;
(%3)    Debt of the Borrower and its Restricted Subsidiaries assumed or acquired in connection with Permitted Acquisitions, which Debt may be secured or unsecured, and provided that (A) such Debt exists at the time of such Permitted Acquisition and is not created in contemplation of such event and (B) after giving effect to the assumption or acquisition of such Debt incurred in connection therewith on a Pro Forma Basis, (1) that is unsecured, the Total Net Leverage Ratio as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.2(a) or (b) is less than or equal to 6.0 to 1.0 and (2) that is secured, the Total Net Secured Leverage Ratio as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.2(a) or (b) is less than or equal to 4.0 to 1.0;
(%3)    Debt incurred by Restricted Subsidiaries that are not Obligors in an aggregate principal amount not to exceed at any one time outstanding $50,000,000;
(%3)    Debt under Existing Foreign Facilities, and any extension, renewal, refunding, modification or refinancing thereof, in an aggregate principal amount not to exceed $40,000,000 at any time outstanding (which, if secured, is only secured by the Equity Interests in, and the Property of, Foreign Subsidiaries);
(%3)    Debt incurred on behalf of, or representing guarantees of Debt of, joint ventures of the Borrower or any of its Restricted Subsidiaries, in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;
(%3)    in connection with letters of credit, bankers’ acceptances, bank guarantees, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the Ordinary Course of Business on arm’s-length commercial terms on a recourse basis;
(%3)     (i) Debt arising out of the creation of any Permitted Lien and (ii) Debt arising in connection with any Sale and Leaseback Transaction (including Attributable Debt);
(%3)    all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Debt described under this Section 6.1;

(%3)    Debt supported by a letter of credit issued under the ABL Facility, in a principal amount not in excess of the stated amount of such letter of credit;
(%3)    Debt incurred to finance acquisitions permitted hereunder after the Closing Date; provided that (i) before and after giving effect to such acquisition on a Pro Forma Basis, no Event of Default exists, (ii) after giving effect to such acquisition on a Pro Forma Basis, (A) if such Debt is unsecured, the Total Net Leverage Ratio as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.2(a) or (b) would not exceed the greater of (x) 6.0 to 1.0 and (y) the Total Net Leverage Ratio as of the last day of the most recently ended Test Period and (B) if such Debt is secured, the Total Net Secured Leverage Ratio as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.2(a) or (b) would not exceed 4.0 to 1.0 and, in the case of loans secured by Liens on the Collateral ranking pari passu with the Liens securing the Secured Obligations, clause (v) of the proviso to Section 2.22(a) shall apply, as if such other Debt constituted Incremental Term Loans, (iii) the aggregate principal amount of such Debt permitted to be incurred by Restricted Subsidiaries that are not Obligors pursuant to this Section 6.1(ff), when aggregated with the aggregate principal amount of Debt incurred by Restricted Subsidiaries that are not Obligors pursuant to Section 6.1(d) and any Permitted Refinancing Debt in respect of Debt of such Restricted Subsidiaries that are not Obligors originally incurred pursuant to Section 6.1(d), and any Permitted Refinancing Debt in respect of such Debt incurred under this Section 6.1(ff) shall not exceed the greater of (x) $75,000,000 and (y) 3.00% of Total Assets at the time of incurrence of any such Debt, (iv) any such Debt that is subordinated to the Obligations in right of payment or security shall be subject to intercreditor arrangements that are reasonably satisfactory to the Administrative Agent and (v) such Debt does not mature or require any scheduled amortization or scheduled payment of principal or require any mandatory redemption, repurchase, repayment or sinking fund obligation (other than (A) payments as part of an “applicable high yield discount obligation” catch-up payment, (B) customary offers to repurchase in connection with any change of control, Disposition or casualty event and (C) customary acceleration rights after an event of default), in each case, prior to the date which is ninety-one (91) days after the Final Maturity Date as of the date of incurrence thereof; and
(%3)    Debt of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 100% of the amount of Net Proceeds received by the Borrower from (i) the issuance or sale of Qualified Capital Stock or (ii) any cash contribution to its common equity with the Net Proceeds from the issuance and sale by any Parent Entity of its Qualified Capital Stock or a contribution to the common equity of any Parent Entity, in each case, (A) other than any Net Proceeds received from the sale of Qualified Capital Stock to, or contributions from, the Borrower or any of its Restricted Subsidiaries and (B) to the extent the relevant Net Proceeds have not otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder.

6.2    Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):
(%3)    Liens under the Loan Documents to secure the Secured Obligations;
(%3)    Liens (x) securing obligations under the ABL Facility and any “Secured Bank Products” (as defined in the ABL Facility) provided that any Liens on any assets of any Obligor shall be subject to the Intercreditor Agreement and (y) on the Collateral securing Indebtedness permitted under Section 6.1(d), (p) and (ff) so long as (A) in the case of Debt pursuant to Section 6.1(p) or (ff), at the option of the Borrower, such Liens rank pari passu to the Liens securing the Secured Obligations pursuant to the Intercreditor Agreement and (B) in the case of Permitted Debt Securities incurred pursuant to Section 6.1(d) and, at the option of the Borrower, Debt incurred pursuant to Section 6.1(p) or (ff), such Liens rank junior to the Liens securing the Secured Obligations pursuant to an intercreditor agreement in form reasonably satisfactory to the Administrative Agent;
(%3)    Purchase Money Liens securing Permitted Purchase Money Debt and Liens securing additional Debt permitted under Sections 6.1(j) and 6.1(k) attaching only to the assets acquired with such Debt; provided that individual equipment, purchase money or capital lease financings provided by one lender (or its Affiliates) may be cross-collateralized to other equipment, purchase money or capital lease financings incurred pursuant to this Agreement and can be provided by such lender (or its Affiliates);
(%3)    Liens for Taxes the payment of which is not, at the time, required by Section 5.5;
(%3)    statutory (including mechanics’, carriers’, storers’, repairers’, landlords’, employees’, materialmens’ and repairmens’) Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet overdue for a period of more than 30 days or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of the Borrower or Subsidiary;
(%3)    Liens incurred or arising under, and/or pledges and deposits made, in each case in the Ordinary Course of Business to secure (A) the performance of tenders, bids, leases, contracts (except those relating to payment of Debt), public or statutory obligations (including workers’ compensation, unemployment insurance and other social security legislation), liability to insurance carriers under insurance or self-insurance arrangements, (B) all Debt incurred under Section 6.1(h), (i), (l), (r), (s), (t) and (u), (C) in favor of the issuer of surety, customs, stay and appeal bonds, performance, performance and completion and return of money bonds, bid bonds and other similar obligations, or arising as a result of progress payments under government contracts, financial assurances and completion obligations and similar obligations with respect to other regulatory requirements and (D) as security for contested Taxes or import duties or for the payment of rent (in each case of clauses (A) through (D), including Liens to secure letters of credit or bank guarantees that were posted to support such obligations);
(%3)    Liens arising in the Ordinary Course of Business that are subject to lien waivers;
(%3)    judgment Liens securing judgments not constituting an Event of Default under Section 7.1;
(%3)    all Liens and other matters disclosed in existing mortgagee title insurance policies and any replacement, modification, extension or renewal of such Lien and (ii) reservations, limitations, provisos and conditions expressed in an original grant from the Crown, minor survey exceptions, minor title defects or irregularities, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, optic fiber and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(%3)     (i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relationships with banks not given in connection with the issuance of Debt for borrowed money, (B) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business, and (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the Ordinary Course of Business and (ii) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;
(%3)    existing Liens shown on Schedule 6.2 or, to the extent not listed in such Schedule, where the aggregate principal amount of obligations secured thereby does not exceed $5,000,000;
(%3)    any interest or title of a lessor, sublessor, licensor or sublicense under any leases, subleases, licenses or sublicenses entered into by the Borrower or any Restricted Subsidiary in the Ordinary Course of Business;
(%3)    Liens on insurance policies and the proceeds of insurance in connection with the financing of insurance premiums;
(%3)    Liens encumbering customary initial deposits and margin deposits, and similar Liens in favor of the broker thereof attaching to commodity trading accounts and other brokerage accounts incurred in the Ordinary Course of Business;

(%3)     (i) licenses, sublicenses, leases or subleases of property granted to third parties in the Ordinary Course of Business not materially interfering with the business of the Borrower or any Restricted Subsidiary or (ii) rights reserved to or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any Restricted Subsidiary or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require period payments as a condition to the continuance thereof;
(%3)    rights of setoff or bankers’ Liens upon deposits of cash in favor of banks or other depository institutions and Liens associated with overdraft protection and netting services;
(%3)    Liens on goods or other property in the possession of customs authorities in favor of such customs authorities which secure payment of customs duties in connection with importation of goods or other property;
(%3)    Liens deemed to exist in connection with permitted repurchase obligations or set-off rights;
(%3)    Liens in favor of collecting banks arising under Section 4-210 of the UCC or other Applicable Law;
(%3)    licenses and sublicenses of Intellectual Property in the Ordinary Course of Business;
(%3)    Liens securing Debt or other obligations not to exceed the greater of (x) $50,000,000 and (y) 3.00% of Total Assets at any time such Lien is provided in the aggregate outstanding at any time; provided that to the extent such Liens are on Collateral and secure Debt for money borrowed, such Liens shall rank pari passu with or junior to the Liens securing the Obligations pursuant to an intercreditor agreement in form reasonably satisfactory to the Administrative Agent;
(%3)    Liens on Property or Equity Interest of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens were not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens shall be limited to all or part of the same Property (including after acquired property to the extent it would have been subject to a Lien in respect of the arrangements under which such Liens arose) that secured the obligations to which the original Liens relate (plus improvements on such Property); provided, further, that such Lien (A) in the case of Liens securing Capital Lease Obligations and purchase money Debt, applies solely to the assets securing such Debt immediately prior to the consummation of the related Permitted Acquisition and after acquired property, to the extent required by the documentation governing such Debt (without giving effect to any amendment thereof effected in contemplation of such acquisition or assumption), and the proceeds and products thereof; provided, that individual financings otherwise permitted to be secured hereunder provided by one (1)

person (or its affiliates) may be cross collateralized to other such financings provided by such person (or its affiliates) and (B) in the case of Liens securing Debt other than Capital Lease Obligations or purchase money Debt, such Liens do not extend to the property of any person other than the person acquired or formed to make such acquisition and the subsidiaries of such person (and the Equity Interests in such person);
(%3)    Liens on Property at the time the Borrower or a Restricted Subsidiary acquired the Property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any of the Restricted Subsidiaries; provided, however, that such Liens were not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens shall be limited to all or part of the same Property (including after acquired Property to the extent it would have been subject to a Lien in respect of the arrangements under which such Liens arose) that secured the obligations to which the original Lien relate (plus improvements on such property); provided, further, that such Lien (A) in the case of Liens securing Capital Lease Obligations and purchase money Debt, applies solely to the assets securing such Debt immediately prior to the consummation of the related Permitted Acquisition and after acquired property, to the extent required by the documentation governing such Debt (without giving effect to any amendment thereof effected in contemplation of such acquisition or assumption), and the proceeds and products thereof; provided, that individual financings otherwise permitted to be secured hereunder provided by one (1) person (or its affiliates) may be cross collateralized to other such financings provided by such person (or its affiliates) and (B) in the case of Liens securing Debt other than Capital Lease Obligations or purchase money Debt, such Liens do not extend to the property of any person other than the person acquired or formed to make such acquisition and the subsidiaries of such person (and the Equity Interests in such person);
(%3)    Liens securing Permitted Refinancing Debt;
(%3)    Liens on assets of any Restricted Subsidiary that is not an Obligor securing Debt of a Restricted Subsidiary that is not an Obligor;
(%3)    Liens in favor of the Obligors (other than Holdings);
(%3)    Liens (i) solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement or otherwise in connection with any escrow arrangements with respect to any Permitted Acquisition or other Permitted Investment and (ii) consisting of an agreement to dispose of any property in a transaction permitted hereunder;
(%3)    Liens on specific items of Inventory or other goods and proceeds of any person securing such Person’s obligations in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such Inventory or other goods;

(%3)    Liens arising from precautionary UCC financing statements (or similar filings under the PPSA or other Applicable Law) regarding operating leases or consignment or bailee arrangements;
(%3)     (i) Liens on Equity Interests in joint ventures or Unrestricted Subsidiaries securing obligations of such joint ventures (or of the Borrower or any Restricted Subsidiary for any joint venture partner) or Unrestricted Subsidiaries, and (ii) customary rights of first refusal and tag, drag, put, call and similar rights in joint venture agreements or similar arrangements;
(%3)    Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods, including equipment, entered into in the Ordinary Course of Business and (ii) arising by operation of law under Article 2 of the UCC;
(%3)    ground leases in the Ordinary Course of Business in respect of Real Estate on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; and
(%3)    Liens securing obligations in respect of any Sale and Leaseback Transaction permitted hereunder.
6.3    Restricted Payments. Declare or make any Restricted Payments, except Permitted Restricted Payments.
6.4    Investments. Make any Investments, except Permitted Investments.
6.5    Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition.
6.6    Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Subordinated Debt, except for (i) payments of regularly scheduled interest, fees, expenses and indemnification obligations and, to the extent this Agreement is then in effect, principal on the scheduled maturity date thereof, (ii) any Permitted Refinancing Debt in respect of such Subordinated Debt permitted under Section 6.1 and (iii) the conversion of any Subordinated Debt to, or payment with the proceeds of, Equity Interests (each such payment or distribution, a “Restricted Debt Payment”)); provided, however, that any such Subordinated Debt may be repurchased, redeemed, retired, acquired, cancelled or terminated if (w) (A) no Event of Default shall have occurred and be continuing or would otherwise result therefrom and (B) the aggregate principal amount of such repurchases pursuant to this clause (w) shall not exceed the Available Basket Amount; (x) the aggregate principal amount of such repurchases under this clause (x) shall not exceed the portion, if any, of the Excluded Contributions that the Borrower elects to apply to this clause (x); (y) at the time of the delivery of the irrevocable notice with respect thereto, the aggregate principal amount of such repurchases pursuant to this clause (y) shall not exceed the greater of $40,000,000 and 2.5% of Total Assets as of the last day of the most recently ended Test Period minus (A) the amount of Restricted Payments made by the Borrower or any Restricted Subsidiary in reliance on clause (n) of the definition of “Permitted Restricted Payments”, minus (B) the outstanding amount of Investments made by the Borrower or any Restricted Subsidiary in reliance on clause (ff) of the definition of “Permitted Investment”; or (z) (A) no Event of Default shall have occurred and be continuing or would otherwise result therefrom after giving effect to such repurchases made pursuant to this clause (z) and (B) the Total Net Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.2(a) or (b), does not exceed 4.0 to 1.0.

6.7    Fundamental Changes. Merge into or consolidate or amalgamate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions; provided that (i) any Restricted Subsidiary of the Borrower may merge into or consolidate or amalgamate with, or be liquidated into, (x) the Borrower (so long as the Borrower is the surviving or continuing entity) or (y) any other Restricted Subsidiary of the Borrower (so long as, if either constituent entity is an Obligor, the surviving or continuing entity is an Obligor), and in each case so long as no Event of Default has occurred and is continuing or would result therefrom; (ii) any Restricted Subsidiary of the Borrower may merge into or consolidate or amalgamate with another Person (that is not an Obligor), so long as (x)(1) if the Restricted Subsidiary was an Obligor, the surviving entity is an Obligor or (2) such merger or consolidation or amalgamation otherwise constitutes a Permitted Investment, and (y) no Event of Default has occurred and is continuing or would result therefrom; (iii) the Borrower may merge into or consolidate or amalgamate with another Person (that is not an Obligor), so long as (x) such Borrower is the surviving entity and, (y) such merger or consolidation or amalgamation constitutes a Permitted Investment; (iv) any Restricted Subsidiary may merge into or consolidate or amalgamate with (a) any Obligor or (b) any other Restricted Subsidiary (that is not an Obligor) so long as in the case of this clause (b), such merger or consolidation or amalgamation constitutes a Permitted Investment and (v) to the extent not otherwise permitted under the foregoing clauses, any Restricted Subsidiary that (A) has sold, transferred or otherwise disposed of all or substantially all of its assets in connection with a Permitted Asset Disposition and no longer conducts any active trade or business and (B) in its good-faith determination, believes that a dissolution, liquidation or winding-up or merger, amalgamation or consolidation is in the best interest of the Borrower and it not materially disadvantageous to the Lenders and any assets of such Restricted Subsidiary not otherwise disposed of in accordance with a Permitted Asset Disposition are transferred to, or otherwise owned by, an Obligor, may be liquidated, wound up and dissolved or merged, amalgamated or consolidated out of existence into the Borrower or another Restricted Subsidiary. Notwithstanding anything to the contrary herein, any Obligor may merge into or consolidate or amalgamate with an Affiliate of the Borrower for the purpose of reincorporating or reorganizing the Obligor in the United States, any state thereof or the District of Columbia so long as the amount of Debt of the Borrower and its Restricted Subsidiaries is not increased to an amount not permitted hereunder.
6.8    Fiscal Year. Change its Fiscal Year.
6.9    Restrictive Agreements. Enter into any agreement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its Property to secure the Secured Obligations, or (ii) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary; provided that foregoing shall not apply to:
(x)    (A) restrictions and conditions imposed by Applicable Law or by any Loan Document, the ABL Facility Documentation or, with respect to subclause (ii) above, the Senior Notes Indenture,
(B)    restrictions and conditions existing on the date hereof and any extension or renewal of, refinancings of, replacements of, refundings of or any amendment or modification expanding the scope of, such restriction or condition, in each case, so long as not done so in a manner materially adverse to the Lenders taken as a whole,
(C)    in the case of any Subsidiary that is not a wholly owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement,
(D)    with respect to subclause (ii) above, customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder,

(E)    with respect to subclause (ii) above, customary restrictions and conditions contained in agreements relating to Permitted Asset Dispositions pending such disposition,
(F)    restrictions and conditions that were binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as the agreements providing for such restrictions and conditions were not entered into in contemplation of such Person becoming a Subsidiary, and
(G)    restrictions and conditions imposed by agreements relating to Excluded Subsidiaries; and
(y)    clause (i) of the foregoing shall not apply to
(A)    customary restrictions or conditions imposed by any agreement relating to secured Debt permitted by Section 6.1 (including any Permitted Refinancing Debt in respect thereof) secured by a Lien permitted by Section 6.2 if, in the case of the Borrower and its Restricted Subsidiaries that are Obligors, such restrictions do not apply to Collateral and if such restrictions or conditions apply only to such assets securing such Debt,
(B)    customary provisions in leases and other agreements restricting the subletting or assignment thereof (including the granting of any Lien),
(C)    customary provisions in joint venture agreements and other similar agreements entered into in connection with any joint venture,
(D)    restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business,
(E)    customary net worth provisions contained in real property leases entered into by the Borrower or any of its Subsidiaries, so long as the Borrower and such Subsidiary have determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower or any Subsidiary to meet their ongoing obligations and
(F)    customary provisions contained in leases, subleases, licenses or sublicenses of Intellectual Property and other similar agreements entered into in the Ordinary Course of Business.
6.10    Affiliate Transactions. Enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of $5,000,000 with any of its Affiliates, except (i) that the Borrower or any Restricted Subsidiary may engage in any of the foregoing transactions at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; provided, that any transaction or series of related transactions involving the payment of less than $10,000,000 with any such Affiliate shall be deemed to have satisfied the standard set forth in this clause (i) if such transaction is approved by a majority of the Disinterested Directors of the board of managers (or equivalent governing body) of any Parent Entity, the Borrower or such Restricted Subsidiary, (ii) the Borrower or any Restricted Subsidiary may pay management, monitoring, consulting, transaction, oversight, advisory and similar fees, in aggregate amounts not to exceed the amounts provided for under the Management Agreement, and payment of expenses and indemnification claims in connection with the performance of such services under the Management Agreement, (iii) any such transaction that is expressly permitted (or required) under this Agreement, any issuance of securities, or other payments, awards or grants in cash, securities or expressly pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of the Borrower (or any Parent Entity), (iv) loans or advances to directors, officers, employees, members of management or consultants (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of Holdings (or any Parent Entity), the Borrower or any of its Subsidiaries permitted by this Agreement, (v) the payment of fees and indemnities to directors, officers, employees, members of management or consultants (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of Holdings (or any Parent Entity), the Borrower and its Subsidiaries in accordance with customary practice, (vi) permitted agreements in existence on the Closing Date and set forth on Schedule 6.10 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect, (vii) (x) any employment or severance agreements or arrangements entered into by the Borrower or any of the Restricted Subsidiaries in the Ordinary Course of Business, (y) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers, directors, members of management or consultants, and (z) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract or arrangement and transactions pursuant thereto, (viii) Permitted Restricted Payments and Permitted Investments, (ix) any purchase by Holdings or any other direct Parent Entity of or contributions to, the equity capital of the Borrower, (x) payments by the Borrower or any of the Restricted Subsidiaries made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the board of directors (or equivalent governing body) of the Borrower, in good faith, (xi) transactions among the Borrower and the Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the Ordinary Course of Business, (xii) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized form of standing, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate, (xiii) the Transactions, including the payment of all fees, expenses, bonuses and awards (including Transaction Costs) related to the Transactions, and (xiv) transactions with customers, clients, suppliers or joint ventures for the purchase or sale of goods and services entered into in the Ordinary Course of Business.
6.11    Amendments to Subordinated Debt. Amend or modify, or permit the amendment or modification of, any provision of any Subordinated Debt of the Borrower or any Restricted Subsidiary with an aggregate outstanding principal amount in excess of $20,000,000, or any agreement relating thereto, other than amendments or modifications that are not materially adverse to the Lenders (it being understood that this Section 6.11 shall not restrict refinancing permitted by Section 6.6).
6.12    Passive Holding Company. Holdings will not engage in any material business or conduct any material activities other than (A) ownership and acquisition of Equity Interests in the Borrower, together with activities directly related thereto, (B) performance of its obligations under and in connection with the Loan Documents and the other agreements contemplated hereby, (C) the incurrence of and performance of its obligations under and in connection with any other Debt with respect to which it is an issuer or guarantor and the other agreements contemplated thereby, (D) actions incidental to the consummation of the Transactions (including the payment of Transaction Costs and the Specified Distribution), (E) the incurrence of and performance of its obligations related to other activities referred to in or otherwise permitted by, this Section 6.12, including the payment by Holdings of dividends or other distributions (by reduction of capital or otherwise) whether in cash, property, securities or any combination thereof, with respect to its Equity Interests, or directly or indirectly redeeming, purchasing, retiring or otherwise acquiring for value any of its Equity Interests or setting aside any amount for such purpose, (F) actions required by law to maintain its existence, (G) the payment of Taxes (including Permitted Tax Distributions) and other customary obligations, (H) the issuance of any Equity Interests, (I) any transaction contemplated or referred to in this Section 6 (including guaranteeing Debt or obligations of the Borrower and its Subsidiaries) and (J) activities incidental to its maintenance and continuance and to the foregoing activities.
Notwithstanding anything to the contrary contained in herein, Holdings shall not sell, dispose of, grant a Lien on or otherwise transfer its Equity Interests in the Borrower (other than (i) Liens created by the Loan Documents, (ii) subject to the Intercreditor Agreement, Liens created by the documents entered into in connection with the ABL Facility, (iii) Liens arising by operation of law that would be permitted under Section 6.2 or (iv) the sale, disposition or other transfer (whether by purchase and sale, merger, consolidation, liquidation or otherwise) of the Equity Interests of the Borrower to any Parent Entity that becomes a Obligor and agrees to be bound by this Section 6.12.

SECTION 7.

EVENTS OF DEFAULT; REMEDIES ON DEFAULT
7.1    Events of Default. Each of the following shall be an “Event of Default” hereunder:
(a)    the Obligors fail to pay (i) any principal in respect of the Obligations when due (whether at stated maturity, upon acceleration or otherwise) or (ii) any other interest, fees or other amounts within five (5) Business Days of the date due;
(b)    any representation or warranty of the Borrower or any of its Restricted Subsidiaries made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;
(c)    any Obligor shall default in the observance or performance of any agreement contained in Section 5.3(b), Section 5.11 (with respect to the Borrower’s corporate existence) or Section 6 of this Agreement;
(d)    any Obligor shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), and such default shall continue unremedied for a period of thirty (30) days after notice to the Borrower from the Administrative Agent;
(e)     (i) any Guarantor shall deny in writing that it has any further liability under the guarantees in Section 10, (ii) other than with respect to items of Collateral with a value not exceeding $10,000,000 in the aggregate, any Lien granted to secure the Secured Obligations ceases to be a valid and perfected Lien (or the priority of such Lien ceases to be in full force and effect) (to the extent perfection is required hereunder or under any Security Document), except to the extent that any such loss of validity, perfection or priority results from the failure of the Administrative Agent to maintain possession of Collateral requiring perfection through control to the extent such Collateral was delivered to it under the Security Documents or to file or record any document delivered to the Administrative Agent for filing or recording to the extent it is authorized to make such filings under the Loan Documents and the Administrative Agent and the Borrower have agreed that the Administrative Agent will be responsible for filing such document and applicable law or (iii) any material provision of this Agreement or any Security Document ceases to be in full force and effect or any Obligor denies in writing the enforceability thereof;
(f)    (i) the Borrower or any of its Restricted Subsidiaries fails to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period or notice provisions or any waiver or furtherance thereof) any principal of or interest on any Material Debt, which failure enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Debt or any trustee or agent on their behalf to cause any Material Debt to become due, or to require the prepayment, repurchase or defeasance thereof, prior to its scheduled maturity or that is a failure to pay such Material Debt at maturity (in each case unless such Material Debt has been paid in full or the failure has been waived or otherwise cured), or (ii) any other breach or default of the Borrower or any of its Restricted Subsidiaries occurs that results in such Material Debt becoming due prior to its scheduled maturity (other than, with respect to Material Debt consisting of obligation under Hedging Agreements, termination events or equivalent events not relating to the breach by the Borrower or any Restricted Subsidiary of the terms thereof) (provided that this clause (f)(ii) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt; provided further that in the case of clause (f)(i) and clause (f)(ii), (x) a breach or default by the Borrower or any of its Restricted Subsidiaries with respect to the ABL Facility will not constitute an Event of Default unless (A) such breach or default has continued for 60 consecutive days or (B) the ABL Administrative Agent and/or lenders thereunder have demanded repayment of, or otherwise accelerated, any of the Debt or other obligations thereunder (or terminated commitments thereunder) and (y) notwithstanding clause (x)

above, a breach or default by the Borrower or any of its Restricted Subsidiaries under any financial maintenance covenant in the ABL Facility will not constitute an Event of Default unless the ABL Administrative Agent and/or lenders thereunder have terminated the commitments thereunder and demanded repayment of, or otherwise accelerated, Debt or other obligations thereunder);
(g)    any judgment or order for the payment of money is entered against the Borrower or any of its Restricted Subsidiaries in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against the Borrower and all Restricted Subsidiaries, $35,000,000 (net of any insurance coverage therefor as to which a solvent insurance company has not denied coverage in writing), and such judgment or order shall not have been paid, discharged, bonded or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing thereof;
(h)    an Insolvency Proceeding is commenced by the Borrower or any Significant Subsidiary; the Borrower or any such Significant Subsidiary makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of the Borrower or any such Significant Subsidiary; an Insolvency Proceeding is commenced against the Borrower or any such Significant Subsidiary and the Borrower or any such Significant Subsidiary consents to institution of the proceeding, (it being understood that any involuntary proceeding, petition or appointment described in this clause (h) shall not constitute an Event of Default unless such proceeding, petition or appointment shall continue undismissed for 60 days or an order for relief is entered in the proceeding, petition or appointment);
(i)    an ERISA Event or similar event with respect to a Foreign Plan shall have occurred that, when taken either alone or together with all other such ERISA Events or similar events with respect to Foreign Plans, could reasonably be expected to result in a Material Adverse Effect; or
(j)    a Change of Control occurs.
7.2    Action in Event of Default. (i) Upon any Event of Default specified in clause (h) of Section 7.1 with respect to the Borrower, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and (ii) if any other Event of Default under Section 7.1 occurs, with the consent of the Required Lenders, the Administrative Agent shall, upon the request of the Required Lenders, by notice to the Borrower, declare the Commitments to be terminated and the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately terminate and become due and payable. Except as expressly provided above in this Section 7.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Obligors to the fullest extent permitted by law.
7.3    Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply, at such time or times as the Administrative Agent may elect, all or any part of proceeds constituting Collateral or received upon any enforcement of the Loan Documents in payment of the Secured Obligations (and in the event the Loans and other Obligations are accelerated pursuant to Section 7.2, the Administrative Agent shall, from time to time, apply the proceeds constituting Collateral in payment of the Secured Obligations) in the following order, subject to the terms of the Intercreditor Agreement and the other Security Documents:
(a)    First, to the payment of all costs and expenses of any sale, collection or other realization on the Collateral, including reimbursement for all costs, expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith (including, without limitation, all reasonable costs and expenses of every kind incurred in connection with any action taken pursuant to any Loan Document or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, reasonable attorneys’ fees and disbursements and any other amount required by any provision of law (including, without limitation,

Section 9-615(a)(3) of the Uniform Commercial Code)), and all amounts for which the Administrative Agent is entitled to indemnification hereunder and under the other Loan Documents and all advances made by the Administrative Agent hereunder and thereunder for the account of any Obligor (excluding principal and interest in respect of any Loans extended to such Obligor), and to the payment of all costs and expenses paid or incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder or under the Agreement or any other Loan Document and to the payment or reimbursement of all indemnification obligations, fees, costs and expenses owing to the Administrative Agent hereunder or under the Agreement or any other Loan Document, all in accordance with the terms hereof or thereof;
(b)    Second, for application by it towards all other Secured Obligations, pro rata among the Secured Parties according to the amounts of the Secured Obligations then held by the Secured Parties; provided that no amounts received from any Obligor shall be applied to any Excluded Swap Obligations with respect to such Obligor; and
(c)    Third, any balance of such proceeds remaining after all of the Secured Obligations (other than, with respect to any Obligor, Excluded Swap Obligations with respect to such Obligor) shall have been satisfied by payment in full in immediately available funds and the Commitments shall have been terminated, be paid over to or upon the order of the applicable Obligor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
Notwithstanding the foregoing, (a) the amounts received from the Borrower or any Guarantor that is not a Qualified ECP Guarantor shall not be applied to the Secured Obligations that are Excluded Swap Obligations and (b) Obligations arising under Cash Management Services and Bank Products shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable provider of Cash Management Services or Bank Products, as the case may be. Each provider of Cash Management Services or Bank Products not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Section 8 hereof for itself and its Affiliates as if a “Lender” party hereto.
7.4    Setoff. At any time during the existence and continuance of an Event of Default, after acceleration of the Loans, the Administrative Agent, the Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, by each Obligor, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency), funds, claims, obligations, liabilities or other Debt at any time held or owing by the Administrative Agent, such Lender or such Affiliate to or for the credit or the account of any Obligor against any Secured Obligations (other than, with respect to any Obligor, Excluded Swap Obligations with respect to such Obligor), irrespective of whether or not the Administrative Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Secured Obligations may be contingent or unmatured or are owed to a branch or office of the Administrative Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Administrative Agent, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application.
7.5    Remedies Cumulative; No Waiver.
(a)    Cumulative Rights. All agreements, covenants, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation or substitution of each other. The rights and remedies of the Administrative Agent and the Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies available to the Administrative Agent and the Lenders by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

(b)    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of the Administrative Agent or any Lender to require strict performance by the Borrower with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by the Administrative Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein.
SECTION 8.

AGENT
8.1    Appointment, Authority and Duties of the Administrative Agent.
(a)    Appointment and Authority. Each Secured Party hereby irrevocably appoints and designates the Administrative Agent as the agent of such Secured Party under this Agreement and the other Loan Documents, and each such Secured Party irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Secured Party hereby authorizes the Administrative Agent to enter into or accept all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, including each Security Document and any other intercreditor arrangements or collateral trust arrangements contemplated by this Agreement on behalf of and for the benefit of the Lenders and the other Secured Parties named therein and agrees to be bound by the terms of each Security Document and any other agreements or documents. Each Secured Party agrees that any action taken by the Administrative Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Administrative Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as the Administrative Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) manage, supervise or otherwise deal with Collateral; and (d) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. No Secured Party shall have any right individually to take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of the Administrative Agent shall be ministerial and administrative in nature, and the Administrative Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Each Secured Party hereby irrevocably appoints and designates the Administrative Agent as the agent of such Secured Party under this Agreement and the Security Documents, and each such Secured Party irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Security Documents, together with such other powers as are reasonably incidental thereto.
(b)    Duties. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The conferral upon the Administrative Agent of any right or power shall not imply a duty to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.
(c)    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-

agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Facility provided for herein as well as activities as the Administrative Agent. The Administrative Agent, any sub-agent and their Related Parties may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional.
(d)    Instructions of Required Lenders. The rights and remedies conferred upon the Administrative Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. The Administrative Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against all Claims that could be incurred by the Administrative Agent in connection with any act. The Administrative Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific Lenders or Secured Parties shall be required to the extent provided in Section 11.1. In no event shall the Administrative Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Administrative Agent Indemnitee to personal liability.
8.2    Possession of Collateral. The Administrative Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request, deliver such Collateral to the Administrative Agent or otherwise deal with it in accordance with the Administrative Agent’s instructions.
8.3    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, shall be fully protected in, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, telefax, telegram, telecopy, internet or intranet website posting or other distribution) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals (including counsel to Holdings or the Borrower). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with Agent Professionals (who may be legal counsel for the Borrower) selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such Agent Professional. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. The Administrative Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any such delay in acting.
8.4    Action upon Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, or of any failure to satisfy any conditions in Section 3, unless the Administrative Agent has received written notice from the Borrower or Required Lenders referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default” or specifying the failure of a condition, as applicable. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify the Administrative Agent and the other Lenders thereof in writing. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. Each Secured Party agrees that, except with the written consent of the Required Lenders, it will not take any Enforcement Action, accelerate Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC or other similar dispositions of Collateral or to assert any rights relating to any Collateral.
8.5    Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. No Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document or any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence, willful misconduct, bad faith or material breach of the Loan Documents but in no event, to include any liability for special, indirect, consequential or punitive damages) or (ii) responsible in any manner to any of the Lenders or the Borrower for (or have any duty to ascertain or acquire into) any recitals, statements, information, representations or warranties made by any Obligor, any officer thereof or any Lender contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Obligor a party thereto to perform its obligations hereunder or thereunder or the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Secured Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor. The Agents shall not (x) be subject to any fiduciary or other implied duties regardless of whether a Default or Event of Default has occurred and is continuing and (y) except as expressly set forth in the Loan Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its affiliates in any capacity. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Obligor.
8.6    Successor Administrative Agent and Co-Administrative Agents.
(a)    Resignation; Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.1(a) or 7.1(h) (solely with respect to the Borrower) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above; provided that nothing herein shall require that the Administrative Agent resign or retire from its role as collateral agent under any Security Document, if any, whether referred to therein as administrative agent, collateral agent or any analogous term therein unless determined by the Administrative Agent in its sole discretion. If the person serving as Administrative Agent becomes the subject of an Insolvency Proceeding, the Borrower may, to the extent permitted by applicable law, by notice in writing to the Administrative Agent, remove such person as Administrative Agent and, in consultation with the Required Lenders, appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal nonetheless shall become effective in accordance with such notice on the Removal Effective Date. After any retiring Administrative Agent’s resignation as Administrative Agent or the removal of any Administrative Agent, the provisions of this Section 8 shall inure to its benefit and to the benefit of its officers, directors, employees, agents, attorneys-in-fact and affiliates as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. Any successor to JPMorgan Chase Bank, N.A. by merger or acquisition of stock or this loan shall continue to be the Administrative Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.
(b)    Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If the Administrative Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, the Administrative Agent may appoint, subject to the approval of the Borrower (such approval not to be unreasonably withheld or delayed), an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If the Administrative Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to the Administrative Agent under the Loan Documents shall also be vested in such separate agent. The parties acknowledge that the Administrative Agent is acting as collateral agent for the Secured Parties with respect to the Collateral and the Secured Parties hereby appoint the Administrative Agent to act in such capacity. The Secured Parties shall execute and deliver such documents as the Administrative Agent deems appropriate to vest any rights or remedies in such agent.
8.7    Due Diligence and Non-Reliance. Each Lender expressly acknowledges that no Agent nor any of its respective officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Agents hereafter taken, including any review of the affairs of any Obligor or any affiliate of any Obligor, shall be deemed to constitute any representation or warranty by the Agents to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon the Agents or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Obligors and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Secured Obligations. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such financial statements, documents and information as it shall deem appropriate at the time, continue to make and rely upon its own credit analysis, appraisals and decisions in making Loans and in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Obligors and their affiliates. Except for notices, reports and other information and documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports, certificates, credit or other information concerning the business, affairs, operations, property, condition (financial or otherwise), prospects, creditworthiness or Properties of any Obligor or any affiliate of any Obligor that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.
8.8    Indemnifications. The Lenders agree to indemnify each Agent and each Joint Lead Arranger in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), each in an amount equal to its pro rata share (based on the respective principal amounts of its outstanding Loans)) thereof, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or Joint Lead Arranger in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Joint Lead Arranger under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or Joint Lead Arranger’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
8.9    The Agents in Their Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Obligor as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity, to the extent applicable.
8.10    Agent Titles. Each Lender, other than JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent, that is designated (on the cover page of this Agreement or otherwise) as an “Agent,” “Joint Lead Arranger,” “Joint Bookrunner,” “Syndication Agent” or “Documentation Agent” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.
8.11    Survival. This Section 8 shall survive Full Payment of the Obligations. Other than Sections 8.1, 8.4 and 8.6, this Section 8 does not confer any rights or benefits upon Borrower or any other Person. As between Borrower and Administrative Agent, any action that the Administrative Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.
8.12    Withholding Tax. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, within ten (10) days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other

Loan Document against any amount due the Administrative Agent under this Section 8.12. The agreements in this Section 8.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.
8.13    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, (I) unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that: (i) none of the Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto), (ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E), (iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations), (iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and (v) no fee or other compensation is being paid directly to the Agents or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)    The Agents hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 9.

SUCCESSORS AND ASSIGNS
9.1    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as otherwise permitted by Section 6.7 the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.1. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.1), and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (%4) Subject to the conditions set forth in clause (ii) below, any Lender may assign to one (1) or more Eligible Assignees (other than to any Disqualified Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided, however, that pro rata assignments among different Classes of Loans shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(%5)    the Borrower; provided that (1) no consent of the Borrower shall be required (i) if an Event of Default under Section 7.1(a) or (with respect to the Borrower only) Section 7.1(h) has occurred and is continuing and (ii) with respect to an assignment in respect of a Term Facility, if such assignment is to a Lender, an Affiliate of a Lender or a Related Fund in respect of a Lender (for purposes of clarity, it is understood that no assignment may be made to a Disqualified Institution) and (2) the Borrower shall be deemed to have consented to any such assignment of any Term Loans unless it has objected thereto by written notice to the Administrative Agent within fifteen (15) Business Days after receiving written notice thereof; and
(%5)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required with respect to an assignment in respect of a Term Facility, if such assignment is to a Lender, an Affiliate of a Lender or a Related Fund in respect of a Lender (for purposes of clarity, it is understood that no assignment may be made to a Disqualified Institution).
(%4)    Assignments shall be subject to the following additional conditions:
(%5)    except in the case of an assignment to a Lender, an affiliate of a Lender or Related Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $250,000, unless each of the Borrower and the Administrative Agent otherwise consent; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Related Funds, if any;
(%5)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in its sole discretion); and
(%5)    the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.
(%4)    Subject to acceptance and recording thereof pursuant to clause (b)(v) below and subject to clause (f) below, from and after the effective date specified in each Assignment and Acceptance the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 11.2). Upon request and surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.1.
(%4)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Loans (and stated interest thereon) owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to any entry related to such Lender’s Loans), at any reasonable time and from time to time upon reasonable prior notice.
(%4)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee (subject to clause (f)), the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder) and any applicable tax forms, and any written consent to such assignment required by clause (i) above, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).
(c)    (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one (1) or more banks or other entities (other than to any Disqualified Institution) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to Section 11.1. Subject to paragraph (c)(ii) of this Section 9.1, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations with respect thereto including, for the avoidance of doubt, Section 2.19(a) and (b)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.1. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender; provided such Participant shall be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(%4)    A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed), which written consent shall specifically acknowledge that such consent is pursuant to this Section 9.1(c)(ii).
(d)    Any Lender may at any time, without the consent of or notice to the Administrative Agent or the Borrower, pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to a Disqualified Institution or a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section 9.1 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee (including any Eligible Assignee) for such Lender as a party hereto.
(e)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
(f)    If any assignment or participation under this Section 9.1 is made to any Person that is a Disqualified Institution, then, notwithstanding any other provision of this Agreement (1) the Borrower may, at the Borrower’s sole expense and effort, upon notice to such Person and the Administrative Agent, (A) terminate any Commitment of such Person and repay all obligations of the Borrower owing to such Person, (B) in the case of any outstanding Term Loans, held by such Person, purchase such Term Loans by paying the lesser of (I) par and (II) the amount that such Person paid to acquire such Term Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require such Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.1), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that in the case of clause (C) above, the relevant assignment shall otherwise comply with this Section 9.1 (except that no registration and processing fee required under this Section 9.1 shall be required with respect to any assignment pursuant to this paragraph); (ii) the Loans and Commitments held by such Person shall be deemed not to be outstanding for purposes of any amendment, waiver or consent hereunder, and such Person shall not be permitted to attend meetings of the Lenders or receive information prepared by the Administrative Agent or any Lender in connection with this Agreement and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (iii) such Person shall be otherwise deemed to be a Defaulting Lender, and (iv) in no event shall such Person be entitled to receive amounts set forth in Section 2.13(d). Each Lender acknowledges and agrees that Holdings and its subsidiaries will suffer irreparable harm if such Lender breaches any obligation under this Section 9.1 insofar as such obligation relates to any assignment, participation or pledge to any Disqualified Institution without the Borrower’s prior written consent and, therefore, each Lender agrees that Holdings and/or the Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this Section 9.1(f) against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm. Nothing in this Section 9.1(f) shall be deemed to prejudice any rights or remedies the Borrower may otherwise have at law or equity; provided that the Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions (other than with respect to updating the list with names of Disqualified Institutions provided in writing to the Administrative Agent in accordance with the definition of “Disqualified Institution” or providing the list (with such updates) upon request in accordance with this Section 9.1). Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution. Each Lender acknowledges and agrees that the Borrower would suffer irreparable harm if such Lender breaches any of its obligations under Sections 9.1(a) or 9.1(d) insofar as such Sections relate to any assignment, participation or pledge to a Disqualified Institution without the Borrower’s prior written consent. Additionally, each Lender agrees that the Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this Section 9.1(f) against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm.

(g)    [Reserved].
(h)    If the Borrower wishes to replace all Loans with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three (3) Business Days’ advance notice to the Lenders, instead of prepaying the Loans to (i) require the Lenders to assign the Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 11.1 (with such replacement, if applicable, being deemed to have been made pursuant to Section 2.19). Pursuant to any such assignment, all Loans shall be purchased at par, accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.5. By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Loans pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.
(i)    Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to an Affiliated Lender (other than Holdings or any of its Subsidiaries) and (y) Holdings, the Borrower and any of its Subsidiaries may, from time to time, purchase or prepay Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent (or other applicable agent managing such auction) or (2) open market purchases, in each case with respect to clauses (x) and (y) of this Section 9.1(i), without the consent of the Administrative Agent; provided that:
(i)    any Loans acquired by Holdings, the Borrower or any of its Subsidiaries (other than any such purchase pursuant to Section 9.1(f)) shall be retired and cancelled promptly upon the acquisition thereof;
(ii)    any Loans acquired by any Affiliated Lender may (but shall not be required to) be contributed to Holdings or any of its Subsidiaries for purposes of cancellation of such Debt (it being understood that such Loans shall be retired and cancelled immediately and automatically upon such contribution);

(iii)    in connection with any Dutch auction, such Affiliated Lender shall either (x) provide, as of the date of the effectiveness of such purchase, a customary representation and warranty that there is no material non-public information with respect to Holdings, the Borrower, its Subsidiaries or their respective securities at such time that (A) has not been disclosed to the assigning Lender prior to such date and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Loans to such Affiliated Lender (in each case other than because such assigning Lender does not wish to receive material non-public information with respect to Holdings, the Borrower, its Subsidiaries or their respective securities) or (y) disclose to the assigning Lender of such Loans that it cannot make such representations;
(iv)    each Affiliated Lender shall identify itself as such in the applicable Assignment and Acceptance;
(v)    after giving effect to such assignment and to all other assignments with all Affiliated Lenders, the aggregate principal amount of all Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate unpaid principal amount of the Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof);
(vi)    in connection with any assignment effected pursuant to a Dutch auction conducted by Holdings, the Borrower or any of the Restricted Subsidiaries, (A) Debt under the ABL Facility shall not be utilized to fund such assignment and (B) no Default or Event of Default shall have occurred and be continuing immediately before and after giving effect to such assignment;
(vii)    by its acquisition of Loans, an Affiliated Lender shall be deemed to have acknowledged and agreed that:
(A)    the Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lenders vote, except that such Affiliated Lender shall have the right to vote (and the loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all affected Lenders, as the case may be; provided that no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without consent of such Affiliated Lender;
(B)    the Administrative Agent shall vote on behalf of such Affiliated Lender in the event that any proceeding under Section 1126 or 1129 of the Bankruptcy Code or any comparable provision under any other insolvency, bankruptcy, debtor relief or debt adjustment law shall be instituted by or against the Borrower or any Restricted Subsidiary, or, alternatively, to the extent that the foregoing is deemed unenforceable for any reason, such Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, in each case except to the extent that any plan of reorganization proposes to treat the obligations held by such Affiliated Lender in a disproportionate adverse manner to such Affiliated Lender than the proposed treatment of similar obligations held by Lenders that are not Affiliated Lenders;
(C)    Affiliated Lenders, solely in their capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Obligors or their representatives are not invited, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one (1) or more Lenders, except to the extent such information or materials have been made available to any Obligor or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2) or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent under the Loan Documents (except with respect to rights expressly retained under this Section 9.1(i) which are not so waived); and
(D)    it shall not have any right to receive advice of counsel to the Administrative Agent or to Lenders other than Affiliated Lenders or to challenge the Lenders’ attorney-client privilege.
(j)    Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to a Debt Fund Affiliate and any Debt Fund Affiliate may, from time to time, purchase Loans on a non-pro rata basis through Dutch auction procedures open to all applicable Lenders on a pro rata basis pursuant to customary procedures to be agreed between the Debt Fund Affiliate and the Administrative Agent (or other applicable agent managing such auction) or open market; provided that Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders have consented to any amendment, modification or waiver pursuant to Section 11.1.
SECTION 10.

GUARANTEE
10.1    The Guarantee. The Guarantors hereby guarantee to each Lender and the Administrative Agent and their respective successors and permitted assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations. The Guarantors hereby further agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Secured Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Secured Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.1 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.1, or otherwise under this Guaranty, as it relates to such other Obligor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of this Guaranty in accordance with Section 10.2 hereof. Each Qualified ECP Guarantor intends that this Section 10.1 constitute, and this Section 10.1 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
10.2    Obligations Unconditional. The obligations of the Guarantors under Section 10.1 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein or reasonably related thereto, or any substitution, release or exchange of any other guarantee of or security for any of the Secured Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than a defense of Full Payment), it being the intent of this Section 10.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:
(i)    at any time or from time to time, without notice to such Guarantors, the time for any performance of or compliance with any of the Secured Obligations shall be extended, or such performance or compliance shall be waived;
(ii)    any of the acts mentioned in any of the provisions hereof or of the other Loan Documents or any other agreement or instrument referred to herein or therein or reasonably related thereto shall be done or omitted;
(iii)    the maturity of any of the Secured Obligations shall be accelerated, or any of the Secured Obligations shall be modified, supplemented or amended in any respect, or any right hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Secured Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or
(iv)    any Lien or security interest granted to, or in favor of, the Administrative Agent, or any Lender or the Lenders as security for any of the Secured Obligations shall fail to be perfected.
The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Secured Obligations.
10.3    Reinstatement. The obligations of the Guarantors under this Section 10 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender pursuant to Section 11.2.
10.4    Subrogation. Until such time as the Full Payment of the Obligations, each of the Guarantors hereby agrees not to enforce any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Bankruptcy Code) or otherwise by reason of any payment by it pursuant to the provisions of this Section 10.
10.5    Remedies. The Guarantors agree that, as between the Guarantors and the Lenders, the Obligations of the Borrower hereunder may be declared to be forthwith due and payable as provided in Section 7.2 (and shall be deemed to have become automatically due and payable to the extent set forth as so in Section 7.2) for purposes of Section 10.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such Obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 10.1.
10.6    Continuing Guarantee. The guarantee in this Section 10 is a continuing guarantee and shall apply to all Secured Obligations whenever arising.
10.7    General Limitation on Amount of Secured Obligations Guaranteed. In any action or proceeding involving any state, Federal or non-U.S. corporate law, or any state, Federal or non-U.S. bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if any portion of the obligations of the Guarantors under Section 10.1 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Guarantors, any Lender, the Administrative Agent or other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
SECTION 11.

MISCELLANEOUS
11.1    Consents, Amendments and Waivers.
(a)    No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower or any other Obligor in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.
(b)    Except as provided in Section 2.22 with respect to any Incremental Term Facility, Section 2.23 with respect with respect to any Extension and Section 11.1(d) with respect to any Replacement Term Loans, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders (except as otherwise provided below) and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:
(i)    reduce or forgive the principal amount of any Loan, or extend the scheduled date of any interest or fee payable hereunder or the date of any scheduled amortization payment in respect of any Loan (in each case, other than the extension for administrative convenience) without the prior written consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders),
(ii)    reduce the stated rate of interest or fees payable hereunder, except in connection with waiver of a post-default increase in interest (which shall be effective with the consent of the Required Lenders (and shall not require the consent of each directly and adversely affected Lender)) without the prior written consent of each Lender directly and adversely affected thereby (and not the Required Lenders),
(iii)    extend any scheduled final maturity of any Loan owed to a Lender, without the prior written consent of such Lender (but not the consent of the Required Lenders),
(iv)    increase the amount (other than in connection with the Incremental Term Facility) or extend the expiration of any Lender’s Commitment without the prior written consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) (it being understood that waivers of conditions precedent, covenants, Defaults, Events of Default or mandatory prepayments shall not constitute any such extension),
(v)    except to the extent necessary to give effect to the express intentions of this Agreement (including Sections 2.22, 2.23, 9.1 and 11.1(d) and the last paragraph of this Section 11.1(b)), which, in respect of any amendment or modification to effect such express intentions, shall be effective with the consent of the Required Lenders, amend or modify the provisions of Section 2.18(b) or (c) of this

Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender directly and adversely affected thereby,
(vi)    amend or modify the provisions of Section 11.1(a), (b) or (c) or reduce the voting percentage set forth in the definition of “Required Lenders,” or any other provision hereof specifying the number of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender directly and adversely affected thereby (it being understood that Incremental Term Loans, Extended Term Loans, Replacement Term Loans and additional extensions of credit approved by the Required Lenders pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term B Loans are included on the Amendment No. 1 Effective Date), or
(vii)    release all or substantially all the Collateral, or release all or substantially all of the value of the guarantees of the Obligations by the Guarantors (except as expressly provided in the Loan Documents) under the Security Documents, without the prior written consent of each Lender, provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 11.1 and any consent by any Lender pursuant to this Section 11.1 shall bind any successor or assignee of such Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except pursuant to clauses (i) through (v) above.
Notwithstanding the foregoing (and notwithstanding Section 2.22 with respect to Incremental Term Loans, Section 2.23 with respect to Extended Term Loans or Section 11.1(d) with respect to Replacement Term Loans), this Agreement may be amended (or amended and restated), supplemented or modified, with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Loans.
(c)    Without the consent of any Lender, the Obligors and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.
(d)    Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all or any portion of the outstanding Loans (such Loans, the “Replaced Term Loans”) with a replacement term loan hereunder (“Replacement Term Loans”); provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans (plus (x) the amount permitted under any basket hereunder and plus (y) the amount of accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated therewith), (ii) the terms of Replacement Term Loans are (x) not (excluding pricing, fees, rate floors, premiums and optional prepayment or redemption terms), taken as a whole, materially more favorable to the lenders providing such Replacement Term Loans than those applicable to the Replaced Term Loans (other than any covenants or other provisions applicable only to periods after the Final Maturity Date (as of the date of incurrence of such Replacement Term Loans)) or (y) current market terms for such Replacement Term Loans, (iii) such Replacement Term Loans has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, such Replaced Term Loans at the time of such refinancing and (iv) any Lender or, with the consent of the Borrower and, to the extent such consent would be required under Section 9.1 with respect to an assignment of Loans to such person, the consent of the Administrative Agent (which consent shall not be unreasonably withheld), any person that would be an Eligible Assignee (other than to any Disqualified Institution or any natural person) may provide such Replacement Term Loans; provided further that (i) any Non-Debt Fund Affiliate shall be permitted (without Administrative Agent consent) to provide such Replacement Term Loans, it being understood that in connection with such Replacement Term Loans, any such Non-Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such persons under Section 9.1 as if such Replacement Term Loans were Term B Loans and (ii) any Debt Fund Affiliate shall be permitted to provide any Replacement Term Loans; provided that in connection therewith, such Debt Fund Affiliate shall be subject to the restrictions applicable to Debt Fund Affiliates under Section 9.1.
(e)    Notwithstanding anything to the contrary contained in this Section 11.1 or any Loan Document, (i) the Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Section 2.21, 2.22, 2.23, 9.1(f), (i) or (j) or 11.1(d), (ii) if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and (iii) guarantees, collateral security documents and related documents executed by Holdings or its Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.
(f)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any bankruptcy plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such bankruptcy plan, (2) if such Disqualified Institution does vote on such bankruptcy plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such bankruptcy plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other debtor relief laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2). Notwithstanding anything to the contrary contained in this Agreement, a Disqualified Institution or an Affiliate of a Disqualified Institution shall not have the right (unless waived by the Borrower) to receive information in respect of Holdings and its Subsidiaries provided by or on behalf of the Borrower to Lenders hereunder other than any such information that is provided for distribution to Public Lenders. Any such Disqualified Institution or Affiliate of a Disqualified Institution described in the foregoing sentence that is designated in writing by the Borrower to the Administrative Agent (who shall promptly provide notice thereof to the Lenders) as not being eligible to receive information in respect of Holdings and its Subsidiaries provided by or on behalf of the Borrower to Lenders hereunder other than any such information that is provided for distribution to Public Lenders shall constitute a “Designated Competitor Affiliate.”
11.2    Indemnification and Expenses. Each Obligor will indemnify each Agent, the Lenders, each of their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives of the foregoing (the “Indemnified Parties”), and hold them harmless from and against all losses, claims, damages and liabilities, and any expenses of a third party that may be awarded against any of them, and reimburse the Indemnified Parties for reasonable, documented and invoiced out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented fees of one firm of counsel for all Indemnified Parties, taken as a whole, and, if reasonably necessary, one firm of local counsel in any relevant jurisdiction (which may include a single counsel acting in multiple jurisdictions) to all Indemnified Parties, taken as a whole (and, solely in the case of a conflict of interest, where the Indemnified Party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of one firm of counsel to all such affected Indemnified Parties, taken as a whole)) of any such Indemnified Party arising out of or relating to (a) any litigation, investigation or other proceeding (regardless of whether such Indemnified Party is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its Affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby and in the other Loan Documents and the use or intended use of proceeds thereof, or (b) any Environmental Claims that may be incurred or asserted against any Indemnified Party arising from any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by the Borrower at any time, or any Environmental Claim related in any way to the Borrower or Restricted Subsidiary; provided that no Indemnified Person will be indemnified for any loss, claim, damage, liability or expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the Loan Documents by any such Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any dispute solely among Indemnified Parties and not arising out of or in connection with any act or omission of the Borrower or its Subsidiaries or the Sponsor (other than a dispute involving claims against any Agent in its capacity as such). Notwithstanding the foregoing, each Indemnified Party shall be obligated to refund and return any and all amounts paid by the Borrower to such Indemnified Person for fees, expenses or damages to the extent that such Indemnified Party is not entitled to payment of such amounts in accordance with the terms hereof. The Borrower shall pay all reasonable, documented and invoiced out-of-pocket costs and expenses of the Agents associated with the syndication of the Loans and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Loan Documents and Extraordinary Expenses and limited (notwithstanding anything to the contrary herein), in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one firm of counsel to the Agents (and, if reasonably necessary, one firm of local counsel in any relevant jurisdiction); provided that, such costs and expenses shall be payable within 30 days of a written demand therefor, together with backup documentation supporting such reimbursement request. This Section 11.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
11.3    Notices and Communications.
(a)    Notice Address. Except in the case of notices and other communications expressly permitted to be given by telephone, (and except as provided in subsection (b) below), notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission (including “.pdf” or “.tif”) pursuant to the terms of this Agreement, as follows:
if to any Obligor, to

Milacron LLC
3010 Disney Street
Cincinnati, OH 45209
Attention: Hugh O’Donnell, Vice President
Telecopier: (513) 487-5086
Electronic Address: Hugh_odonnell@milacron.com
with a copy to

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036-8704
Attention: Jay Kim
Telecopier: (646) 728-1667
Electronic Address: jay.kim@ropesgray.com
if to the Administrative Agent, to

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road and Aisha Lawani
Ops Building 2, 3rd Floor
Newark, DE 19713-2107
Attention: Brittany Duffy
Telecopier: 302-634-3301
Electronic Address: Brittany.duffy@jpmchase.com and Aisha.o.lawani@jpmchase.com with a copy to

JPMorgan Chase Bank, N.A.
383 Madison Avenue, Floor 24
New York, NY 10179
Attention: Matthew Massie
Telecopier: 212-270-5100
Electronic Address: matthew.massie@jpmorgan.com
if to a Lender, to it at the address, fax number or electronic address set forth on Schedule II or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto.
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided further that approval of such procedures may be limited to particular notices or communications.
(c)    Non-Conforming Communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by fax or (to the extent permitted by paragraph (b) above) electronic means or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.3 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.3.
(d)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT AND ITS RELATED PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind

(whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from (i) the gross negligence, bad faith or willful misconduct of the Administrative Agent or its Related Parties or (ii) a material breach of the Loan Documents by the Administrative Agent or any of its Related Parties; provided, however, that in no event shall the Administrative Agent or any of its Related Parties have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(e)    Change of Address, Etc. Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
11.4    Credit Inquiries. Each Obligor hereby authorizes the Administrative Agent and the Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor; provided that obligations of Section 11.11 shall remain in full force and effect.
11.5    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal, or otherwise unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal, or unenforceable provisions.
11.6    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control; provided that this Section 11.6 shall be subject to Section 11.18).
11.7    Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when the Administrative Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means (including “.pdf” or “.tif” format) shall be effective as delivery of a manually executed counterpart of such agreement.
11.8    Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
11.9    Relationship with the Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. Nothing in this Agreement and no action of the Administrative Agent, the Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute the Administrative Agent and any Secured Party to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of the Borrower.

11.10    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, the Borrower acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by the Administrative Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between the Borrower and such Person; (ii) the Borrower have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) the Borrower are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of the Administrative Agent, the Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein and the Borrower and its Subsidiaries will not claim that any of the Administrative Agent, the Lenders, or their Affiliates owe a fiduciary duty or similar obligation to any of them or their Affiliates; and (c) the Administrative Agent, the Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their Affiliates, and have no obligation to disclose any of such interests to the Borrower or their Affiliates.
11.11    Confidentiality. Each of the Administrative Agent and the Lenders shall maintain the confidentiality of all Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates (other than Disqualified Institutions), and to its and their respective partners, directors, officers, employees, members, stockholders, attorneys, accountants or other advisors (collectively, “Representatives”) (other than Disqualified Institutions) on a “need to know” basis solely in connection with the transactions contemplated by this Agreement; provided such Persons are informed of the confidential nature of the Confidential Information and instructed to keep it confidential; provided further that the Administrative Agent and the Lenders shall be responsible for its and their respective Affiliates’ Representatives’ and their respective Affiliates’ compliance with this Section 11.11; (b) to the extent requested by any regulatory authority having jurisdiction over it or its Affiliates (in which case the Administrative Agent and the Lenders, as the case may be, shall (i) except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, to the extent permitted by law, notify the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such Confidential Information so disclosed is accorded confidential treatment); (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding or otherwise as required by Applicable Law, rule or regulation (in which case the Administrative Agent and the Lenders, as the case may be, shall (i) to the extent permitted by law, notify the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such Confidential Information so disclosed is accorded confidential treatment); (d) subject to an agreement containing provisions substantially the same as this Section, to any other party hereto or participant or prospective Lenders or participants (other than any Disqualified Institution except that the list of Disqualified Institutions may be provided for purposes of allowing such participant or prospective Lender to determine if it is a Disqualified Institution); (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Eligible Assignee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of the Borrower; (h) to the extent such Confidential Information (i) becomes publicly available other than by disclosure the Administrative Agent, the Lenders, their respective Affiliates or their or their respective Affiliates’ Representatives in breach this Section or (ii) is available to the Administrative Agent, any Lender, or any of their Affiliates from a third party that is not, to their knowledge, subject to any confidentiality obligations; or (i) to rating agencies. Notwithstanding the forgoing, no Confidential Information shall be provided to Designated Competitor Affiliates other than Confidential Information provided by or on behalf of the Borrower for distribution to Public Lenders. As used herein, “Confidential Information” means all information received from an Obligor or Subsidiary relating to it or its business other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table provider, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each of the

Administrative Agent and the Lenders acknowledges that (i) Confidential Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.
11.12    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS), EXCEPT THAT WITH RESPECT TO ANY COLLATERAL, EACH SECURITY DOCUMENT OR OTHER DOCUMENT SHALL BE GOVERNED BY OTHER LAWS TO THE EXTENT PROVIDED THEREIN.
11.13    Consent to Forum. EACH PARTY HERETO HEREBY CONSENTS TO THE EXCLUSIVE (EXCEPT AS SET FORTH IN THE LAST SENTENCE HEREOF) JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH PARTY HERETO IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.3. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT AND THE SECURED PARTIES RETAIN THE RIGHT TO BRING PROCEEDINGS AGAINST ANY OBLIGOR IN THE COURTS OF ANY JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT.
11.14    Waivers by Obligors of Jury Trial. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Administrative Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Secured Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any accounts, documents and guaranties at any time held by the Administrative Agent on which an Obligor may in any way be liable, and hereby ratifies anything Administrative Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Administrative Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Administrative Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Secured Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Administrative Agent and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors.
11.15    PATRIOT Act Notice. The Administrative Agent and the Lenders hereby notify Obligors that pursuant to the requirements of the PATRIOT Act, the Administrative Agent and the Lenders are required to obtain, verify and record information that identifies the Borrower, including its legal name, address, tax ID number and other information that will allow the Administrative Agent and the Lenders to identify it in accordance with the PATRIOT Act. The Administrative Agent and the Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth.
11.16    Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Obligor or any other person or against or in payment of any or all of the Secured Obligations. To the extent that any Obligor makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or any Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
11.17    Release of Liens and Guarantees. In the event that any Obligor conveys, sells, transfers or otherwise disposes of any property or assets or all or any portion of any of the Equity Interests or assets of any other Obligor to a Person that is not (and is not required to become) an Obligor, in each case in a Permitted Asset Disposition and/or Permitted Investment or in connection with the designation of an Unrestricted Subsidiary or in connection with a pledge of the Equity Interests in joint ventures constituting Excluded Assets and permitted as a Permitted Lien, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower, and at the Borrower’ expense, to (i) release any Liens created by any Loan Document in respect of such Equity Interests or assets and (ii) in the case of a disposition of the Equity Interests of any Obligor in a Permitted Asset Disposition and/or Permitted Investment or in connection with the designation of an Unrestricted Subsidiary and as a result of which such Obligor would cease to be a Restricted Subsidiary, terminate such Obligor’s obligations under this Agreement (including Section 10 hereof). Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of Holdings shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of. At the request and sole expense of the Borrower, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to): (1) subordinate any lien granted to the Administrative Agent (or any sub-agent or collateral agent) under any Loan Document to the holder of any Lien on such property that is a Permitted Lien under Section 6.2(c), Section 6.2(f) (but with respect to subclause (B), solely to the extent relating to Debt incurred under Section 6.1(u)), Sections 6.2(i), Section 6.2(m), Section 6.2(o), Section 6.2(t), Section 6.2(w), Section 6.2(v), Section 6.2(x) (to the extent it relates to Permitted Refinancing Debt secured by Liens permitted by other clauses of Section 6.2 listed in this clause (1)), Section 6.2(aa), Section 6.2(dd), Section 6.2(ff) and Section 6.2(gg)); and (2) enter into intercreditor arrangements contemplated by or required in connection with Section 6.1(p), Section 6.1(x), Section 6.1(v) (to the extent it relates to Permitted Refinancing Debt secured by Liens permitted by other clauses of Section 6.1 listed in this clause (2)), Section 6.1(ff), Section 6.2(b), Section 6.2(u) and Section 2.22 and the definition of “Permitted Refinancing Debt” (in each case, only to the extent that the Liens on the Collateral securing the ABL Facility are subordinated or made subject to an intercreditor arrangement to the same extent) subject to the terms of the Intercreditor Agreement. Additionally, the Lenders hereby authorize and direct the Administrative Agent to take such actions as it determinates may be necessary or advisable to release its Liens in the Specified Mortgaged Property promptly following the Amendment No. 2 Effective Date.
11.18    Intercreditor Agreement. Notwithstanding anything herein to the contrary, each of the Administrative Agent, on behalf of the Secured Parties, and each Obligor acknowledges that the Lien and security interests granted to the Administrative Agent pursuant to this Agreement and the other Loan Documents and the exercise of any right or remedy by the Administrative Agent thereunder and the obligations of the Obligors under this Agreement and the other Loan Documents are subject to the provisions of the Intercreditor Agreement, which the Administrative Agent is hereby directed by the Secured Parties to execute and deliver, and perform in accordance with its terms. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement or any other Loan Document, the terms of the Intercreditor Agreement shall govern and control. The Administrative Agent and the Secured Parties hereby agree and acknowledge that prior to the Discharge of Revolving Obligations (as such term is defined in the Intercreditor Agreement) any requirement of this Agreement to deliver any ABL Collateral to the Administrative Agent shall be deemed satisfied by delivery of such ABL Collateral to the ABL Administrative Agent as bailee for the Administrative Agent pursuant to the Intercreditor Agreement. The Administrative Agent shall be the “Authorized Representative” of the Secured Parties for all purposes of the Intercreditor Agreement and the Security Documents.
11.19    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Solely to the extent an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan

Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(%3)    the effects of any Bail-In Action on any such liability, including, if applicable:
(%4)    a reduction in full or in part or cancellation of any such liability;
(%4)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(%4)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
11.20    Flood Matters. Each of the parties hereto acknowledges and agree that, any increase, extension, or renewal of any of the Loans or Commitments after the Amendment No. 1 Effective Date shall be subject to (and conditioned upon) the prior obtaining by the Administrative Agent of “life-of-loan” Federal Emergency Management Agency standard flood hazard determinations with respect to each Mortgaged Property, and, to the extent any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to be a special flood hazard area, the receipt by the Administrative Agent (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and (ii) evidence of flood insurance as required by Section 5.13 hereof.
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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.
HOLDINGS:
MILACRON HOLDINGS CORP.

By:	Name: Title:
BORROWER:
MILACRON LLC

By:	Name: Title:
GUARANTORS:
MCRON FINANCE CORP.

By:	Name: Title:

MILACRON MARKETING COMPANY LLC

By:	Name: Title:
CIMCOOL INDUSTRIAL PRODUCTS LLC

By:	Name: Title:
MILACRON PLASTICS TECHNOLOGIES
GROUP LLC

By:	Name: Title:

DME COMPANY LLC

By:	Name: Title:

ADMINISTRATIVE AGENT:
JPMORGAN CHASE BANK, N.A.,

By:	Name: Title:
LENDER:
BANK OF AMERICA, N.A.,
as Lender

By:	Name: Title: